Rule 424(b)(3)
Registration No. 333-149163

PROSPECTUS

MedPro Safety Products, Inc.

2,402,029 Shares of
Common Stock

This prospectus relates to offers and resales or other dispositions by certain of our stockholders of up to 2,402,029 shares of common stock, par value $0.001 per share, issuable upon the exercise of warrants or the conversion of preferred stock.

These shares may be sold by the selling stockholders from time to time in the over-the-counter market or on any national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the disposition of these shares by the selling stockholders, other than as a result of the exercise for cash of warrants held by the selling stockholders.

No underwriter or other person has been engaged to facilitate the sale of shares of common stock in this offering. The selling stockholders may be deemed underwriters of the shares of common stock that they are offering. We will bear all costs, expenses and fees in connection with the registration of these shares. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of shares.

Our common stock is currently quoted on the OTC Bulletin Board "MPSP.BB." On August 10, 2009, the last reported sale price of our common stock on the OTC Bulletin Board was $3.75 per share. As of July 31, 2009, we had 13,267,891 shares of common stock outstanding.

Investing in our common stock involves significant risks. Please read carefully the information under the headings "RISK FACTORS" beginning on page 3 and "FORWARD-LOOKING STATEMENTS" on page 13 of this prospectus before you invest in our common stock.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 12, 2009.

You should rely only on the information contained in this prospectus. Neither we, nor the selling stockholders have authorized anyone to provide prospective investors with information different from that contained in this prospectus. If anyone provides you with additional, different or inconsistent information, you should not rely on it. You should not assume that the information included in this prospectus is accurate as of any date other than the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock. Our business, financial condition, results of operations, cash flows and/or future prospects may have changed since that date. Information contained on, or accessible through, our website is not part of this prospectus.

Neither we, nor the selling stockholders are making an offer of these securities in any jurisdiction where the offer is not permitted. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to our common stock if the person making the offer or solicitation is not qualified to do so, or it is unlawful for you to receive such an offer or solicitation.

In this prospectus we rely on and refer to information and statistics regarding the medical safety device industry. We obtained this market data from independent publications or other publicly available information. Although we believe these sources are reliable, we have not independently verified and do not guarantee the accuracy and completeness of this information.

No action is being taken in any jurisdiction outside the United States to permit public offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession or distribution of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

Safe-Mate®, Needlyzer,™ Vacu-Mate™ and Key-Lok™ are our registered trademarks. Vacuette® is a registered trademark of Greiner Bio-One International AG.

PROSPECTUS SUMMARY

This summary highlights selected information that is contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" section and our consolidated financial statements and related notes appearing elsewhere in this prospectus before making an investment decision.

On December 28, 2007, our predecessor MedPro, Inc., a Delaware corporation, merged with and into Dentalserv.com, a Nevada corporation with nominal assets and no active operations whose common stock was registered under the Securities and Exchange Act of 1934. In the merger, the combined corporation was renamed "MedPro Safety Products, Inc." In this prospectus, unless otherwise indicated or the context otherwise requires, all references to "we" or "us" before the December 28, 2007 merger, are to the Delaware corporation. References after the December 28, 2007 merger are to the Nevada corporation that resulted from the merger and succeeded to the business of the Delaware corporation.

Our Company

MedPro Safety Products, Inc. has developed and acquired a portfolio of medical device safety products incorporating proprietary needlestick prevention technologies that deploy with minimal or no user activation. Our present strategy focuses on developing and commercializing four products in three related product sectors: blood collection devices, syringes for the clinical healthcare market, and intravenous devices. Our objective for each of our products is to enter into a strategic agreement with one of more major medical product distribution firms. Whenever possible, these agreements would be on a minimum volume basis in which the distributor would be obligated to purchase a minimum quantity of units at a fixed price per unit. We plan to outsource the production of our products to established medical safety device manufacturers.

Currently, we have entered into two minimum volume distribution agreements for three blood collection products. We expect to commence delivery of the first of these products during the fourth quarter of 2009. We are also discussing the potential terms of distribution arrangements with respect to a proprietary safety syringe and a needleless intravenous access line. Our longer-term product development plans include prefilled pharmaceutical safety syringes and a needleless intravenous line based on patents and designs we control.

Our offices are located at 817 Winchester Road, Lexington, Kentucky 40505 and our telephone number is (859) 225-5375. Our website is http://www.medprosafety.com.

History and Reorganization

Our company was originally incorporated in Kentucky in 1995 and changed its domicile to Delaware in 1999. On December 28, 2007, in connection with a financing in which we sold securities to institutional investors for $13 million, we completed a business combination with Dentalserv.com ("DSRV" or "Dentalserv"), a Nevada corporation with nominal assets and no active business, whose shares were registered under the Securities Exchange Act of 1934, as amended. On that date, the following transactions occurred concurrently:

•	The 5,625,550 shares of DSRV common stock then outstanding were combined into approximately 1,406,400 common shares in a 1-for-4 reverse stock split.

•
Our predecessor MedPro, Inc., a Delaware corporation, merged into DSRV. The combined company issued 11,284,754 of its common shares to former shareholders of our predecessor corporation in the merger and 593,931 common shares as a financial advisory fee.

•	The combined company, a Nevada corporation, changed its name from "Dentalserv.com" to "MedPro Safety Products, Inc."

•
Vision Opportunity Master Fund, Ltd. ("VOMF"), a Cayman Island investment fund that owned approximately 89.4% of the DSRV common stock before the merger, and three other accredited investors purchased $13 million of newly issued shares of a new series of Series A Convertible Preferred Stock ("Series A Stock") and four series of warrants to purchase a total of 25,286,690 shares of our common stock. We received approximately $11.6 million in net offering proceeds from the sale of these securities.

As a result of these transactions:

•
The combined company continues our historical business, which is developing and marketing medical safety devices incorporating proprietary needlestick prevention technology, as described in the "Business" section beginning on page 32.

•
The management of our predecessor company became the management of the combined company, and four persons designated by our predecessor company became the board of directors of the combined company, as described in the "Management" section beginning on page 41.

On August 18, 2008, we amended the then outstanding Series J warrant to give VOMF the right to purchase 1,493,779 shares of newly designated Series B Convertible Preferred Stock ("Series B Stock") at a purchase price of $8.72. The original Series J warrant had given VOMF the right to purchase 5,975,116 shares of common stock at a purchase price of $2.18 no later than December 31, 2008. VOMF and its affiliate Vision Capital Advantage Fund, LP ("VCAF", to whom VOMF transferred a portion of its holdings in September 2008) exercised the J warrants in full in September and October 2008, and we received $13,025,000 in cash for our issuance of 1,493,779 shares of Series B Stock.

Each share of Series B Stock converts into 4 shares of common stock, or 5,975,116 shares of common stock if all 1,493,779 shares of Series B Stock were converted. The Series B Stock ranks equal to our common stock, but ranks junior to the Series A Stock and to our indebtedness. The Series B Stock has no general voting rights. For a more detailed description of the Series B Stock, see "Description of Capital Stock — Series B Convertible Preferred Stock."

On March 27, 2009, we completed transactions in which VOMF and VCAF exercised a portion of their Series C warrants for cash totaling $3,000,000 and exchanged the balance of their Series C warrants plus all of their Series A and Series B warrants for shares of newly designated Series C Convertible Preferred Stock. The two funds acquired 1,571,523 shares of Series C Stock as a result of the warrant exercise and exchange.

Each share of Series C Convertible Preferred Stock is convertible into 10 shares of common stock. The Series C Stock ranks equal to our Series B Stock and common stock, but junior to the Series A Stock and to our indebtedness. The Series C Stock has no general voting rights. For a more detailed description of the Series C Stock, see "Description of Capital Stock — Series C Convertible Preferred Stock."

The exchange of warrants for Series C Stock was the equivalent of a cashless exercise of the warrants at an assumed market value of $13.00 per common share. The warrant exercise and exchange reduced the total common shares issuable to the two Vision Funds by 2,570,462 common shares, and we received cash proceeds of $3,000,000.

The Offering

This prospectus relates to the resale by the selling stockholders identified in this prospectus of up to 2,402,029 shares of common stock, issuable upon the exercise of stock purchase warrants or the conversion of preferred stock by our Series A Stockholders. All of the shares, when sold, will be sold by these selling stockholders. The selling stockholders may sell their shares of common stock from time to time at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. We will not receive any of the proceeds from the disposition of these shares by the selling stockholders, other than as a result of the exercise of warrants held by the selling stockholders for cash.

Risk Factors

See "Risk Factors" and other information included in this prospectus for a discussion of certain factors that you should carefully consider before investing in our common stock.

RISK FACTORS

An investment in our common stock involves a number of risks. You should carefully read and consider the following risks as well as the other information contained in this report, including the financial statements and the notes to those financial statements, before making an investment decision. The realization of any of the risks described below could have a material adverse affect on our business, financial condition, results of operations, cash flows and/or future prospects. The trading price of our common stock could decline due to any of these risks, and you could lose part or all of your investment. The order of these risk factors does not reflect their relative importance or likelihood of occurrence.

Risks Relating to Our Business

MedPro has incurred losses since inception. We may incur net losses in the foreseeable future and may never become profitable.

Since MedPro’s inception in 1995, it has incurred significant losses and negative cash flows from operations. We incurred net losses of $3,282,600 in 2007 and $6,539,566 in 2008. As of March 31, 2009, we had an accumulated deficit of $46,251,338. We anticipate incurring additional losses for at least several more fiscal quarters. We expect to spend significant resources over the next few years to fund the development of our pipeline of potential products. To date, we have derived only limited revenue from the sale of two products, both of which have been discontinued. Our ability to generate revenues and become profitable will depend on our ability to timely, efficiently and successfully develop and commercialize more products. We cannot assure you that we will ever become profitable. If we sustain losses over an extended period of time, we may be unable to continue our business.

We expect we will need substantial additional funding to develop our products and for our future operations. If we cannot obtain the funds necessary to do so, we may be required to delay, scale back or eliminate our product development or may be unable to continue our business.

The development of our products will require substantial funds to obtain regulatory approvals and bring our products to market. Net cash used in operations was $1,491,777 in 2007 and $4,235,054 in 2008. We may need financing in addition to our current cash on hand from the December 2007 offering, proceeds from warrant exercises during 2008 and 2009, and our cash from operations to meet our planned capital needs after 2009. Our future capital requirements will depend on many factors, including:

•	the progress and costs of our research and development programs, including our ability to develop our current portfolio of medical safety products, or to identify, acquire and develop new ones;
•	the time and cost involved in obtaining regulatory approvals;
•	the cost of manufacturing our products;
•	competing technological and market developments;
•	our ability to establish and maintain arrangements with third parties to assist in bringing our products to market and the cost of such arrangements;
•	costs associated with the integration of any new operation, including costs relating to future mergers and acquisitions with companies that have complementary capabilities, products or technologies;
•	expenses related to the establishment of sales and marketing capabilities;
•	the level of our sales and marketing expenses; and
•	our ability to introduce and sell new products.

We anticipate we will need to raise additional funds to support our future expansion and growth plans, and we may need additional capital sooner than currently anticipated. Our funding requirements may change as a result of many factors, including underestimates of budget items, unanticipated cash requirements, delays in bringing our products to market, future product and service opportunities, and future business combinations.

We cannot be certain that additional financing will be available on acceptable terms, or at all. To the extent we raise additional capital through the sale of equity securities, the ownership position of our existing stockholders could be substantially diluted. If additional funds are raised through the issuance of preferred stock or debt securities, these securities are likely to have rights, preferences and privileges senior to our common stock. Fluctuating interest rates could also increase the costs of any debt financing we may obtain. To the extent we raise additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our products, or grant licenses on unfavorable terms.

Failure to successfully address liquidity requirements will have a material adverse effect on our business. If we are unable to obtain additional capital on acceptable terms when needed, we may be required to take actions that harm our business and our ability to achieve cash flow in the future, including possibly the surrender of our rights to some technologies or product opportunities, delaying our clinical trials or curtailing or ceasing operations.

Our future growth depends upon the development of new products, and there can be no assurance that we will be able to develop them.

A significant element of our strategy is to increase revenue by focusing on products that deliver greater benefits to patients, healthcare workers and researchers. The development of these products requires significant research and development, significant financial resources, clinical trials and regulatory approvals. The results of our product development efforts may be affected by a number of factors, including our ability to innovate, develop, acquire and manufacture new products, complete clinical trials, obtain regulatory approvals and reimbursement in the United States and abroad, or gain and maintain market approval of our products. In addition, patents obtained by others could preclude or delay our commercialization of a product. There can be no assurance that any products now in development or that we may seek to develop in the future will achieve technological feasibility, obtain regulatory approval, or gain market acceptance.

Even if we receive regulatory approval for our products, those products may never be commercially successful.

Even if we develop medical safety products that obtain the necessary regulatory approval, and we have access to the necessary manufacturing, sales, marketing and distribution capabilities that we need, our success depends to a significant degree upon the commercial success of those products. If our products fail to achieve or subsequently maintain market acceptance or commercial viability, our business would be significantly harmed because our future royalty revenue or other revenue would depend upon sales of these products. Many factors may affect the market acceptance and commercial success of our products, including:

•	the timing of market entry as compared to competitive products;
•	the rate of adoption of new medical safety products by hospital, clinics and medical practitioners;
•	convenience and ease of administration;
•	pricing;
•	marketing;
•	availability of alternative products; and
•	activities by our competitors.

We will rely on third parties to manufacture our medical safety products.

Our business strategy relies on third parties to manufacture and produce our medical safety devices in accordance with good manufacturing practices established by the FDA, or similar regulations in other countries. Our products may compete with other products or companies for access to these facilities and may be subject to delays in manufacture if third parties give other products greater priority than our products. These third parties may not deliver sufficient quantities of our products, manufacture our products in accordance with specifications, or comply with applicable government regulations. In addition, if the manufactured products fail to perform as specified, our business and reputation could be significantly harmed.

We cannot assure you that manufacturers on whom we will depend will be able to successfully produce our products on acceptable terms, or on a timely or cost-effective basis. We cannot assure you that manufacturers will be able to manufacture our products in accordance with our product specifications or will meet FDA or other requirements. We must have sufficient and acceptable quantities of our products to conduct our clinical trials and to market, if and when the products have been approved by the FDA for marketing. If we are unable to obtain sufficient and acceptable quantities of our products, we may be required to delay the marketing and distribution of our products. If our contract manufacturers are not satisfying our needs, it could be difficult and very expensive to change suppliers or to establish our own manufacturing capabilities. Any change in the location of manufacturing would require FDA inspection and approval, which could interrupt the supply of products and may be time-consuming and expensive to obtain. If we are unable to identify alternative contract manufacturers that are qualified to produce our products, we may have to temporarily suspend the production of products, and would be unable to generate revenue from the sale of products.

If we do not comply with applicable regulatory requirements in the manufacture and distribution of our products, we may incur penalties that may inhibit our ability to commercialize our products and adversely affect our revenue.

Our failure or the failure of our potential third party manufacturers to comply with applicable FDA or other regulatory requirements including manufacturing, quality control, labeling, safety surveillance, promoting and reporting may result in criminal prosecution, civil penalties, recall or seizure of our products, total or partial suspension of production or an injunction, as well as other regulatory action against us. Discovery of previously unknown problems with a product, supplier, manufacturer or facility may result in restrictions on the sale of our products, including a withdrawal of such products from the market. The occurrence of any of these events would negatively impact our business and results of operations.

Product defects could adversely affect the results of our operations.

The design, manufacture and marketing of medical devices involve certain inherent risks. Manufacturing or design defects, unanticipated use of our products, or inadequate disclosure of risks relating to the use of the product can lead to injury or other adverse events. These events could lead to recalls or safety alerts relating to our products (either voluntary or required by the FDA or similar governmental authorities in other countries), and could result, in certain cases, in the removal of a product from the market. Any recall could result in significant costs, as well as negative publicity that could reduce demand for our products. Personal injuries relating to the use of our products can also result in product liability claims being brought against us. In some circumstances, such adverse events could also cause delays in new product approvals. Any of the foregoing circumstances could have a material adverse effect on our, financial condition or cash flows.

The medical device industry is very competitive.

The medical device industry is subject to rapid technological changes, and we face significant competition across our product lines and in each market in which our products are sold. We face this competition from a wide range of companies. These include large medical device companies, which have greater financial and marketing resources than MedPro. We also face competition from firms that are more specialized than we are with respect to particular markets. Non-medical device companies, including pharmaceutical companies, also offer alternative therapies that may be delivered without a medical device. In addition, some competitors have established manufacturing sites or have contracted with suppliers located in China and other low-cost manufacturing locations as a means to lower their costs. New entrants may also appear, particularly in these low-cost countries.

The development of new or improved products, processes or technologies by other companies may make our products or proposed products obsolete or less competitive and may materially adversely affect our earnings, financial condition or cash flows.

Many potential competitors, including those who have greater resources and experience than we do, may develop products or technologies that make ours obsolete or noncompetitive.

Many companies are engaged in developing medical safety devices. Our future success will depend on our ability to maintain a competitive position with respect to technological advances. Technological developments by others may result in our products and technologies becoming obsolete. Significant competitors include Baxter International and Becton Dickinson. Most of our current and potential competitors have substantially greater research and development capabilities and financial, regulatory, manufacturing, marketing, sales, human resources, and experience than we do. Many of our competitors have several products that have already been developed, approved and successfully commercialized, or are in the process of obtaining regulatory approval for their products in the United States and internationally. Many of these companies have substantially greater capital resources, research and development resources and experience, manufacturing capabilities, regulatory expertise, sales and marketing resources, and production facilities. Our competitors may succeed in developing technologies or products that are more effective, safer, more affordable or more easily commercialized than ours, and our competitors may obtain intellectual property protection or commercialize products sooner than we do. Developments by others may render our product candidates or our technologies obsolete. Our failure to compete effectively would have a significant adverse effect on our business, financial condition and results of operations.

Our operations are subject to governmental regulation associated with the medical safety device industry, the operation and enforcement of which may restrict our ability to carry on our business.

The development, manufacture, and marketing of products sold by us will be subject to extensive regulation by various government agencies, including the U.S. Food and Drug Administration and the U.S. Federal Trade Commission, as well as various state and local agencies. These agencies regulate production processes, product attributes, packaging, labeling, advertising, storage, and distribution. These agencies establish and enforce standards for safety, purity, and labeling. In addition, other governmental agencies (including the U.S. Occupational Safety and Health Administration), establish and enforce health and safety standards and regulations in the workplace. We will seek to comply at all times with all such laws and regulations. We will also seek to obtain and maintain all permits and licenses relating to our operations that are necessary so that our facilities and practices comply with applicable governmental laws and regulations. Nevertheless, there is no guarantee that we will be able to comply with any future laws and regulations. Our failure to comply with applicable laws and regulations could subject us to civil remedies including fines, injunctions, recalls or seizures as well as potential criminal sanctions. As a result of such regulations, we may encounter a variety of difficulties or extensive costs, which could delay or preclude us from marketing our products or continuing or expanding our operations. We cannot predict if all necessary approvals will be granted or that if granted, any approval will be received on a timely basis. If approvals are not obtained or are delayed, this may also preclude us from marketing our products, or continuing or expanding our operations.

We cannot guarantee that any of our strategic acquisitions, investments or alliances will be successful.

While our strategy to increase revenue growth is driven primarily by development of products based on technology we own or control, we will seek to supplement our growth through strategic acquisitions, investments and alliances. Such transactions are inherently risky. Any number of factors may affect the success of any acquisition, investment or alliance including our ability to properly assess and value the potential business opportunity or to successfully integrate it into our existing business. There can be no assurance that any past or future transaction will be successful or that the transaction will not materially adversely affect our earnings, financial condition or cash flows.

Our operations depend in part on patents and other intellectual property rights.

Our business relies on patent, trademark and other intellectual property rights. While we do not believe that the loss of any one patent or other intellectual property asset would materially affect our operations, these intellectual property assets, in the aggregate, are of material importance to our business. We can lose the protection afforded by these intellectual property assets through patent expirations, legal challenges or governmental action. Patents attained by competitors, particularly as patents on our products expire, may also adversely affect our competitive position. The loss of a significant portion of our portfolio of intellectual property assets may have a material adverse effect on our earnings, financial condition, or cash flows.

Our ability to compete in the medical device market may decline if we do not adequately protect our proprietary technologies.

Our success depends in part on our ability to obtain and maintain intellectual property that protects our technologies and our products, including rights we have licensed. Patent positions may be highly uncertain and may involve complex legal and factual questions, and we cannot predict the extent to which we may enforce these claims against our competitors. It may be necessary or useful for us to participate in opposition proceedings to determine the validity of our competitors’ patents or to defend the validity of any of our or our licensor’s future patents, which could result in substantial costs and would divert our efforts and attention from other aspects of our business. In addition, patent law outside the United States is uncertain and in many countries intellectual property laws are undergoing review and revision. The laws of some countries do not protect intellectual property rights to the same extent as domestic laws. Therefore, the degree of future protection for our proprietary rights is not certain, which could have a significant adverse effect on our business, financial condition and results of operations.

Technologies we license from others, or in-licensed technologies, are important to our business. The scope of our rights under our licenses may be subject to dispute by our licensors or third parties. Our rights to use these technologies and to practice the inventions claimed in the licensed patents are subject to our licensors abiding by the terms of those licenses and not terminating them. In particular, we have agreed to use commercially reasonable efforts to develop and commercialize some of our significant licensed technology. If we fail to comply with those obligations, we may lose some of the rights that enable us to utilize this technology, and our ability to develop products could be seriously hampered.

In addition, we may in the future acquire rights to additional technologies by licensing rights from existing licensors or from third parties. Such in-licenses may be costly. Also, we generally do not control the patent prosecution, maintenance or enforcement of in-licensed technologies. Accordingly, we may not be able to exercise the same degree of control over this intellectual property as we could over internally developed technologies.

Disputes concerning the infringement or misappropriation of our proprietary rights or the proprietary rights of others could be time consuming and extremely costly and could delay our research and development efforts.

Our commercial success, if any, will be significantly harmed if we infringe the patent rights of third parties or if we breach any license or other agreements that we have entered into with regard to our technology or business. We are not currently a party to any litigation or any potentially adverse proceeding with regard to our patent or trademark positions.

If we become involved in litigation, interference proceedings, oppositions, reexamination, protest or other potentially adverse intellectual property proceedings as a result of alleged infringement by us of the rights of others or as a result of priority of invention disputes with third parties, we might have to spend significant amounts of money, time and effort defending our position and we may not be successful. In addition, any claims relating to the infringement of third-party proprietary rights or proprietary determinations, even if not meritorious, could result in costly litigation, lengthy governmental proceedings, divert management’s attention and resources, or require us to enter into royalty or license agreements that are not advantageous to us. If we do not have the financial resources to support such litigation or appeals, we may forfeit or lose certain commercial rights. Even if we have the financial resources to continue such litigation or appeals, we may lose. If we lose, we may be forced to pay very substantial damages; we may have to obtain costly license rights, which may not be available to us on acceptable terms, if at all; or we may be prohibited from selling products that are found to infringe the patent rights of others.

Uncertainties resulting from initiation and continuation of any patent proceeding or related litigation could harm our ability to compete and could have a significant adverse effect on our business, financial condition and results of operations. An adverse ruling arising out of any intellectual property dispute could undercut or invalidate our intellectual property position. An adverse ruling could also subject us to significant liability for damages, including possible treble damages, prevent us from using technologies or developing products, or require us to negotiate licenses to disputed rights from third parties. Although patent and intellectual property disputes in the technology area are often settled through licensing or similar arrangements, costs associated with these arrangements may be substantial and could include license fees and ongoing royalties. Furthermore, necessary licenses may not be available to us on satisfactory terms, if at all. Failure to obtain a license in such a case could have a significant adverse effect on our business, financial condition and results of operations.

If we acquire products, technologies or other businesses, we will incur a variety of costs, may have integration difficulties and may experience numerous other risks that could adversely affect our business.

To remain competitive, we may decide to acquire additional businesses, products and technologies. We have limited experience in identifying acquisition targets, successfully acquiring them and integrating them into our current infrastructure. We may not be able to successfully integrate any businesses, products, technologies or personnel that we might acquire in the future without a significant expenditure of operating, financial and management resources, if at all. In addition, future acquisitions could require significant capital infusions and could involve many risks, including, but not limited to:

•	we may have to issue convertible debt or equity securities to complete an acquisition, which would dilute our stockholders and could adversely affect the market price of our common stock;
•
an acquisition may adversely affect our results of operations because it may require us to incur large one-time charges to earnings, amortize or write down amounts related to goodwill and other intangible assets, or incur or assume substantial debt or liabilities, or it may cause adverse tax consequences, substantial depreciation or deferred compensation charges;

•	we may encounter difficulties in assimilating and integrating the business, technologies, products, personnel or operations of companies that we acquire;
•	certain acquisitions may disrupt our relationship with existing customers, distributers or suppliers who compete with the acquired business;
•	acquisitions may require significant capital infusions and the acquired businesses, products or technologies may not generate sufficient revenue to offset acquisition costs;
•	an acquisition may disrupt our ongoing business, divert resources, increase our expenses and distract our management;
•	acquisitions may involve the entry into a geographic or business market in which we have little or no prior experience; and
•	key personnel of an acquired company may decide not to work for us.

Any of the foregoing risks could have a significant adverse effect on our business, financial condition and results of operations.

To the extent we enter markets outside of the United States, our business will be subject to political, economic, legal and social risks in those markets, which could adversely affect our business.

There are significant regulatory and legal barriers in markets outside the United States that we must overcome to the extent we enter or attempt to enter markets in countries other than the United States. We will be subject to the burden of complying with a wide variety of national and local laws, including multiple and possibly overlapping and conflicting laws. We also may experience difficulties adapting to new cultures, business customs and legal systems. Any sales and operations outside the United States would be subject to political, economic and social uncertainties including, among others:

•	changes and limits in import and export controls;
•	increases in custom duties and tariffs;
•	changes in currency exchange rates;
•	economic and political instability;
•	changes in government regulations and laws;
•	absence in some jurisdictions of effective laws to protect our intellectual property rights; and
•	currency transfer and other restrictions and regulations that may limit our ability to sell certain products or repatriate profits to the United States.

Any changes related to these and other factors could adversely affect our business to the extent we enter markets outside the United States.

We may encounter difficulties managing our growth, which could adversely affect our business.

Our success will depend on the ability of our officers and key employees to continue to improve our operational capabilities and our management information and financial control systems, and to expand, train and manage our work force. We were required to comply with Section 404 of the Sarbanes-Oxley Act of 2002 for the first time in 2008 and provided a management report on internal control over financial reporting in connection with our annual report on Form 10-K for the year ending December 31, 2008. If we are unable to successfully implement improvements to our management information and financial control systems in an efficient and timely manner, or if we encounter deficiencies in existing systems and controls, our management may not have adequate information to manage our day-to-day operations and our inability to manage our growth effectively could increase our losses.

We depend on our key personnel, and the loss of their services may adversely affect our business.

We are highly dependent upon the efforts of our senior management team. The death or departure of any of our key personnel could have a material adverse effect on our business. In particular, the loss of W. Craig Turner, our Chairman and Chief Executive Officer, could significantly impact our ability to operate and grow the business and could cause performance to differ materially from projected results.

We could face labor shortages which could slow our growth.

Our success depends in part upon our ability to attract, motivate and retain a sufficient number of qualified employees necessary to keep pace with our expansion plans. Qualified individuals of the requisite caliber and number needed to fill these positions are in short supply in some areas. Any material increases in employee turnover rates could have a material adverse effect on our business, financial condition, operating results or cash flows. Additionally, competition for qualified employees could require us to pay higher wages to attract sufficient employees, which could result in higher labor costs.

We may be sued for product liability, which could adversely affect our business.

Because our business strategy involves the development of commercial products and sale of those products by us or our distribution partners, we may be sued for product liability. We may be held liable if any product we develop and commercialize causes injury or is found otherwise unsuitable during product testing, manufacturing, marketing, sale or consumer use. In addition, the safety studies we must perform and the regulatory approvals required to commercialize our medical safety products, will not protect us from any such liability. We carry product liability insurance. Currently, our coverage limits are $1 million per event, $2 million annual aggregate coverage for both our products liability policy. We also intend to seek product liability insurance for any approved products that we may develop or acquire. However, if there are product liability claims against us, our insurance may be insufficient to cover the expense of defending against such claims, or may be insufficient to pay or settle such claims. Furthermore, we may be unable to obtain adequate product liability insurance coverage for commercial sales of any of our approved products. If such insurance is insufficient to protect us, our results of operations will suffer. If any product liability claim is made against us, our reputation and future sales will be damaged, even if we have adequate insurance coverage.

Risks Relating to Ownership of Our Common Stock

Our future operating results may fluctuate and cause the price of our common stock to decline.

We expect that our sales and operating results will continue to fluctuate significantly from quarter to quarter due to various factors, many of which are beyond our control. The factors that could cause our operating results to fluctuate include, but are not limited to:

•	Our ability to identify and acquire medical safety device safety technologies with commercialization potential;
•
Our ability to successfully develop and bring products to market, including our success in obtaining regulatory approvals, outsourcing production to reputable and capable manufacturers, and entering into profitable distribution arrangements;

•	Our ability to successfully increase sales of our products and expand into new markets;
•	Marketplace acceptance of our products and the impact of competition;
•	Our ability to obtain additional financing on satisfactory terms;

•	Our ability to attract and retain qualified employees;
•	Changes in the costs we pay; and
•	Governmental regulation associated with the medical safety products industry.

If our sales or operating results fall below the expectations of investors or securities analysts, the price of our common stock could significantly decline.

The price of our common stock is expected to be volatile and an investment in our common stock could decline in value.

We expect the market price of our common stock to be highly volatile. The following factors, in addition to other risk factors described in this report, and the potentially low volume of trades in our common stock, may have a significant impact on the market price of our common stock, some of which are beyond our control:

•	the announcement of new products or services by us or our competitors;
•	quarterly variations in our and our competitors’ results of operations;
•	changes in earnings estimates or recommendations by securities analysts;
•	developments in our industry;
•	general market conditions; and
•	other factors, including factors unrelated to our own operating performance or the condition or prospects of our industry.

Further, the stock market in general, and securities of small-cap companies in particular, can experience extreme price and volume fluctuations. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock. You should also be aware that price volatility might be worse if the trading volume of our common stock is low.

We cannot assure you that an active trading market for our common stock will develop.

Since our common stock is eligible for trading on the OTC Bulletin Board, our shareholders may find it difficult to obtain accurate quotations of our common stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price. We cannot assure you that an active trading market for our common stock will develop. Accordingly, trades may occur very infrequently, and holders of our common stock must assume they may have to bear the economic risk of an investment in our common stock for an indefinite period of time.

Our common stock may be considered a "penny stock" and may be difficult to sell.

The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market or exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock may drop below $5.00 per share and therefore may be designated as a "penny stock" according to SEC rules. This designation requires any broker or dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of our stockholders to sell their shares.

A significant number of the shares of common stock became eligible for sale on January 4, 2009, and the sale of those shares could depress the market price of our common stock.

The sale of a significant number of shares of our common stock in the public market could harm the market price of our common stock. On December 28, 2007, we issued 11,878,685 shares of common stock in connection with our merger with Dentalserv.com. On that date we also completed a private placement to accredited investors in which we issued convertible preferred stock and common stock purchase warrants which could result in the issuance of up to an additional 29,917,915 shares of common stock in the future. Beginning on January 4, 2009, some or all of the shares of common stock issued in connection with the merger or that may be issued (in certain circumstances) upon the conversion of the preferred stock or the exercise of the warrants may be offered from time to time in the open market pursuant to Rule 144. As additional shares of our common stock become available for resale in the public market pursuant to Rule 144 under the Securities Act of 1933, this registration of the shares, and releases of lock-up agreements, the supply of our common stock will increase, which could decrease its market price. In addition, the holders of our preferred stock and stock purchase warrants may offer the shares of common stock issuable upon the conversion of the preferred stock or the exercise of the warrants, which we are in the process of registering for resale. Sales by either of these means may have a depressive effect on the market for the shares of common stock.

In general, a person who has held shares of restricted common stock for a period of six months and is not an affiliate of the issuer of those securities, may sell those shares into the market. An affiliate who has held restricted shares for the applicable holding period, upon filing of a notification on Form 144 with the SEC, may sell shares of restricted common stock into the market in an amount up to the greater of 1% of the outstanding shares of common stock or the average weekly number of shares sold in the last four weeks before such sale. An affiliate may sell this number of shares once each three months. Our officers and directors and certain persons related to them are subject to lock-up provisions relating to shares of common stock that will prevent the sale or transfer of their shares of common stock until February 12, 2010.

Our stockholders may experience future dilution.

Our articles of incorporation permit our board of directors, without shareholder approval, to authorize shares of preferred stock, which may also be issued by the board of directors without shareholder approval. The board of directors may classify or reclassify any preferred stock to set the preferences, rights and other terms of the classified or reclassified shares, including the issuance of shares of preferred stock that have preference rights over the common stock with respect to dividends, liquidation, voting and other matters or shares of common stock having special voting rights. The issuance of additional shares of our capital stock could be substantially dilutive to your shares and may negatively affect the market price of our common stock.

Substantial future issuances of our common stock could depress our stock price.

The market price for our common stock could decline, perhaps significantly, as a result of issuances of a large number of shares of our common stock in the public market or even the perception that such issuances could occur. On December 28, 2007, we issued shares of convertible preferred stock and warrants to purchase shares of our common stock in connection with a private placement to accredited investors. These securities, if fully converted and exercised, currently could result in the issuance of up to 29,917,915 additional shares of our common stock. Sales of a substantial number of these shares of our common stock, or the perception that holders of a large number of shares intend to sell their shares, could depress the market price of our common stock. In addition, the registration rights of the holders of our preferred stock and stock purchase warrants could make it more difficult for us to raise funds through future offerings of our equity securities.

Our stockholders may experience additional dilution upon the exercise of warrants.

On December 28, 2007, we issued warrants to purchase our common stock in connection with a private placement to accredited investors. As of July 31, 2009, warrants to purchase up to 1,559,340 shares of our common stock were issued and outstanding. The exercise of the warrants could decrease the net tangible book value of our common stock.

If we do not comply with the registration rights granted to certain shareholders of our restricted securities, we may be required to pay damages to them.

We have agreed to use our commercially reasonable efforts to have a "resale" registration statement of which this prospectus forms a part declared effective by the SEC and to maintain its effectiveness until such time as all securities registered under the "resale" registration statement have been sold or are otherwise able to be sold under Rule 144 of the Securities Act without regard to volume limitations, whichever is earlier. We cannot assure you that we will be able to follow the required procedures or obtain or maintain the effectiveness of the registration statement. Subject to certain exceptions, if the registration statement is declared effective by the SEC and then ceases to remain effective, if effectiveness is suspended for more than 30 days, of if trading in our common stock is suspended or it ceases to be quoted on or is delisted from the Over the Counter Bulletin Board for more than three business days, then we must pay as liquidated damages to each Series A Stockholder an amount in cash equal to 1.5% of the stockholder’s purchase price for the Series A Stock it then holds for each calendar month or portion thereof from the date of the event triggering the obligation until the applicable event is cured; provided that the amount of liquidated damages payable at any time and from time to time will not exceed an aggregate of 20% of the amount of the stockholder’s purchase price.

We do not intend to pay dividends in the foreseeable future.

For the foreseeable future, we intend to retain any earnings to finance the development of our business, and we do not anticipate paying any cash dividends on our common stock. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon then-existing conditions, including our financial condition and results of operations, capital requirements, contractual restrictions, business prospects and other factors that our board of directors considers relevant. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize their investment.

As a public company, we will be subject to extensive corporate governance and disclosure regulations that will result in additional operating expenses.

We expect to incur significant legal, accounting and other expenses as a result of becoming a public company in December 2007. Corporate governance requirements, requirements under the Sarbanes-Oxley Act of 2002, as well as new rules implemented by the SEC will significantly increase our legal and financial compliance costs and make some administrative functions more time-consuming and costly. Like many smaller public companies, we face a significant impact from required compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Section 404 requires the management of public companies to evaluate the effectiveness of internal control over financial reporting and the independent auditors to attest to the effectiveness of such internal controls and the evaluation performed by management. The SEC has adopted rules implementing Section 404 for public companies as well as disclosure requirements. The Public Company Accounting Oversight Board has adopted documentation and attestation standards that the independent auditors must follow in conducting its attestation under Section 404. We are currently preparing for compliance with Section 404; however, there can be no assurance that we can effectively meet all of the requirements of Section 404 as currently known to us in the currently mandated timeframe. Any failure to implement effectively new or improved internal controls, or to resolve difficulties encountered in their implementation, could harm our operating results, cause it to fail to meet reporting obligations or result in management being required to give a qualified assessment of our internal controls over financial reporting or our independent auditors providing an adverse opinion regarding management’s assessment. Any such result could cause investors to lose confidence in our reported financial information, which could have a material adverse effect on its stock price.

We also expect these new rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance. We may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

If we fail to maintain the adequacy of our internal controls, our ability to provide accurate financial statements and comply with the requirements of the Sarbanes-Oxley Act of 2002 could be impaired, which could cause our stock price to decrease substantially.

Because we operated as a private company without public reporting obligations before the merger, we had limited personnel and resources to assist the development of the external reporting and compliance obligations that would be required of a public company. We have taken and will continue to take measures to address and improve our financial reporting and compliance capabilities and we are in the process of instituting changes to satisfy our obligations in connection with becoming a public company, when and as such requirements become applicable to us. Before taking these measures, we did not believe we had the resources and capabilities to do so. We plan to obtain additional financial and accounting resources to support and enhance our ability to meet the requirements of being a public company. We will need to continue to improve our financial and managerial controls, reporting systems and procedures, and documentation thereof. If our financial and managerial controls, reporting systems or procedures fail, we may not be able to provide accurate financial statements on a timely basis or comply with the Sarbanes-Oxley Act of 2002 as it applies to us. Any failure of our internal controls or our ability to provide accurate financial statements could cause the trading price of our common stock to decrease substantially.

FORWARD-LOOKING STATEMENTS

This prospectus contains statements about future expectations, activities and events that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of our future financial and operating performance and growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. The words "believe," "may," "should," "anticipate," "estimate," "expect," "intend," "objective," "seek," "plan," "strive" or similar words, or the negatives of these words, identify forward-looking statements.

Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements. In addition to the numerous risks and uncertainties discussed in the "Risk Factors" section of this prospectus, factors that could contribute to those differences include, but are not limited to:

▪	We operate in a highly competitive environment. New product introductions by our current or future competitors could adversely affect our ability to compete in the global market.
▪	The ability of our competitors with greater financial resources to develop and introduce products and services that enable them to compete more successfully than us.
▪	The continued service of key management personnel.
▪	Our ability to attract, motivate and retain qualified employees.
▪
Changes in government laws and regulations affecting the medical device industry, sales practices, price controls, licensing and regulatory approval of new products, or changes in enforcement practices with respect to any such laws and regulations.

▪
Difficulties inherent in product development, including the potential inability to successfully continue technological innovation, complete clinical trials, obtain regulatory approvals in the United States and abroad, or gain and maintain market approval of products, as well as the possibility of encountering infringement claims by competitors with respect to patent or other intellectual property rights, all of which can preclude or delay commercialization of a product.

▪	Potential litigation or other proceedings, including product liability and patent infringement claims adverse to us.
▪	The effects, if any, of adverse media exposure or other publicity regarding our business, products or operations.
▪	Product efficacy or safety concerns resulting in product recalls, regulatory action on the part of the FDA (or foreign counterparts) or declining sales.
▪	Our ability to maintain favorable supplier arrangements and relationships with manufacturers and distributors of our products.

Forward-looking statements are not guarantees of performance or results. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. These statements speak only as of the date of this prospectus (or an earlier date to the extent applicable). We do not intend to update these statements unless applicable laws require us to do so.

DETERMINATION OF OFFERING PRICE

We are not selling any of the common stock that we are registering. The common stock will be sold by the selling stockholders listed in this prospectus. The selling stockholders may sell the common stock at the market price as of the date of sale or a price negotiated in a private sale. Our common stock is currently quoted on the OTC Bulletin Board (OTCBB.com) under the symbol "MPSP."

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders, but will receive proceeds from any exercises of warrants held by the selling stockholders for cash. We intend to use the net proceeds generated by warrant exercises, if any, for general corporate purposes. We cannot estimate how many, if any, of the warrants will be exercised as a result of this offering. We will bear all costs, expenses and fees in connection with the registration of shares of our common stock to be sold by the selling stockholders. The selling stockholders will bear all commissions and discounts, if any, attributable to their respective sales of shares.

DIVIDEND POLICY

We do not anticipate declaring or paying any dividends in the foreseeable future. We anticipate that for the foreseeable future we will follow a policy of retaining earnings, if any, in order to finance the expansion and development of our business. Payment of dividends is within the discretion of MedPro’s board of directors and will depend upon earnings, capital requirements, and operating and financial condition, among other factors.

MARKET PRICE OF OUR COMMON STOCK

Since December 31, 2007, our common stock has traded on the OTC Bulletin Board under the symbol "MPSP.BB". Dentalserv.com’s common stock traded on the OTCBB under the symbol "DSRV.BB" beginning in April 2006 and through December 28, 2007. There is no established trading market for our convertible preferred stock.

The following table sets forth, for the periods indicated, the reported high and low bid quotations for our common stock as reported on the OTC Bulletin Board. The bid prices reflect inter-dealer quotations, do not include retail markups, markdowns or commissions and do not necessarily reflect actual transactions. Prices have been adjusted to reflect the 1-for-4 reverse stock split as of December 31, 2007.

Period		Bid Price
Year	Quarter	High	Low

2009	Third	$4.50	$3.50
	Second	5.75	3.50
	First	10.00	5.00

2008	Fourth	12.00	7.00
	Third	11.50	4.35
	Second	4.90	3.30
	First	6.00	2.00

2007	Fourth	3.00	1.28
	Third	2.04	1.24
	Second	5.60	1.40
	First	15.00	14.00

REORGANIZATION AND PREFERRED STOCK SALES

Our company was originally incorporated in Kentucky in 1995 and changed its domicile to Delaware in 1999. On December 28, 2007, in connection with a financing in which we sold securities to institutional investors for $13 million, we completed a business combination with Dentalserv.com ("DSRV" or "Dentalserv"), a Nevada corporation with nominal assets and no active business, whose shares were registered under the Securities Exchange Act of 1934. On that date, the following transactions occurred concurrently:

•	The 5,625,550 shares of DSRV common stock then outstanding were combined into approximately 1,406,400 common shares in a 1-for-4 reverse stock split.

•
Our predecessor MedPro, Inc., a Delaware corporation, merged into DSRV. The combined company issued 11,284,754 of its common shares to former shareholders of our predecessor corporation in the merger and 593,931 common shares as a financial advisory fee.

•	The combined company, a Nevada corporation, changed its name from "Dentalserv.com" to "MedPro Safety Products, Inc."

•
Vision Opportunity Master Fund, Ltd. ("VOMF"), a Cayman Island investment fund that owned approximately 89.4% of the DSRV common stock before the merger, and three other accredited investors purchased $13 million of newly issued shares of a new series of Series A Convertible Preferred Stock ("Series A Stock") and warrants to purchase our common stock. We received approximately $11.6 million in net offering proceeds from the sale of these securities.

As a result of these transactions:

•
The combined company continues our historical business, which is developing and marketing medical safety devices incorporating proprietary needlestick prevention technology, as described in the "Business" section of this prospectus.

•
The management of our predecessor company became the management of the combined company, and four persons designated by our predecessor company became the board of directors of the combined company, as described in the "Management" section of this prospectus.

On August 18, 2008, we amended the then outstanding Series J warrant to give VOMF the right to purchase 1,493,779 shares of newly designated Series B Convertible Preferred Stock ("Series B Stock") at a purchase price of $8.72. The original Series J warrant had given VOMF the right to purchase 5,975,116 shares of common stock at a purchase price of $2.18 no later than December 31, 2008. VOMF and its affiliate Vision Capital Advantage Fund, LP ("VCAF", to whom VOMF transferred a portion of its holdings in September 2008) exercised the J warrants in full in September and October 2008, and we received $13,025,000 in cash for our issuance of 1,493,779 shares of Series B Stock.

Each share of Series B Stock converts into 4 shares of common stock, or 5,975,116 shares of common stock if all 1,493,779 shares of Series B Stock were converted. The conversion ratio is subject to adjustment in the event of stock splits, stock dividends, and similar changes to our common stock. The Series B Stock ranks equal to our common stock, but ranks junior to the Series A Stock and to our indebtedness. If we declare dividends, the Series B Stockholders will receive dividends on a pro rata basis with the common stockholders. Upon liquidation, dissolution or winding up of our company, the holder of Series B Stock is entitled to an amount equal to the amount distributable per share of common stock multiplied by the number of shares of common stock into which the Series B Stock can be converted. The Series B Stock has no general voting rights. For a more detailed description of the Series B Stock, see "Description of Capital Stock — Series B Convertible Preferred Stock."

On March 27, 2009, we completed transactions in which VOMF and VCAF exercised a portion of their Series C Warrants for cash totaling $3,000,000 and exchanged the balance of their Series C Warrants plus all of their Series A and Series B Warrants for shares of newly designated Series C Convertible Preferred Stock. The two funds acquired 1,571,523 shares of Series C Stock as a result of the warrant exercise and exchange.

Each share of Series C Convertible Preferred Stock is convertible into 10 shares of common stock, which ratio is subject to adjustment in the event of stock splits, stock dividends, and similar changes to our common stock. The Series C Stock ranks equal to our Series B Stock and common stock, but junior to the Series A Stock and to our indebtedness. If we declare dividends, the Series C Stockholders will receive dividends on a pro rata basis with the Series B Stockholders and the common stockholders. Upon liquidation, dissolution or winding up of our company, the holder of Series C Stock is entitled to an amount equal to the amount distributable per share of common stock multiplied by the number of shares of common stock into which the Series C Stock can be converted. The Series C Stock has no general voting rights. For a more detailed description of the Series C Stock, see "Description of Capital Stock — Series C Convertible Preferred Stock."

The exchange of warrants for Series C Stock was the equivalent of a cashless exercise of the warrants at an assumed market value of $13.00 per common share. This transaction was intended to remove the uncertainty of the large overhang of 18,285,692 common shares issuable upon the exercise of the warrants. The warrant exercise and exchange reduced the total common share equivalents issuable upon the exercise of the warrants held by the two Vision Funds from 18,285,692 common shares to 15,715,230 common shares. In addition, we received cash proceeds of $3,000,000 from the exercise of a portion of the Series C warrants.

The following table shows as of July 31, 2009, the ownership of our common stock by our directors and officers as a group, the Series A Stockholders, and our non-affiliate shareholders upon completion of the merger with DRSV and assuming the conversion of all of the Series A Stock and the exercise of all warrants and options for cash.

Shareholder	Common Shares	Price Per Share (1)	Aggregate Exercise Price	Percentage of Common Stock

Directors and executive officers of MedPro	6,303,234			47.5%
Other non-affiliate shareholders	5,146,988			38.8%
Preferred shareholders	1,817,669			13.7%
TOTAL	13,267,891			100.0%

Assuming conversion of all preferred stock and exercise of all warrants and stock options for cash

Directors and executive officers of MedPro
Common stock	6,303,234			13.6%
Series AA warrants	131,023	$1.81	$237,152	0.3%
Options (2)	2,877,982	$1.93	5,554,505	6.2%
				20.1%

Non-affiliate shareholders
Common stock	5,146,988			11.1%
Series AA warrants	402,435	$1.81	728,407	0.9%
Employee options (2)	307,792	$1.93	594,039	0.6%
				12.6%
Preferred shareholders
Common stock	1,817,669			3.9%
Series A Stock	6,668,229	$1.95		14.4%
Series B Stock (3)	5,975,116	$2.18		12.9%
Series C Stock (4)	15,715,230			33.9%
A Warrants	512,941	$1.81	928,423	1.1%
B Warrants	512,941	$1.99	1,020,753	1.1%
				67.3%
TOTALS	46,371,520		$8,344,735	100.0%

(1)	Represents either the conversion price of the preferred stock, or the exercise price of the warrants or options, as applicable.
(2)	Represents weighted average exercise price. See "Executive and Director Compensation – Stock Option Awards for a discussion of the terms of our outstanding options.
(3)	Represents the common shares issuable upon the conversion of the 1,493,779 shares of Series B Stock. Each share of Series B Stock converts into 4 shares of common stock.
(4)	Represents the common shares issuable upon the conversion of the 1,571,523 shares of Series C Stock. Each share of Series C Stock converts into 10 shares of common stock.

SELLING STOCKHOLDERS

This prospectus covers the resale by selling stockholders of up to 2,402,029 shares of common stock, including shares issuable upon the conversion of preferred stock and the exercise of stock purchase warrants held by our Series A Stockholders.

The table sets forth as of July 31, 2009, (1) the name of each selling stockholder, (2) the number of shares of our common stock beneficially owned by each selling stockholder, (3) the maximum number of shares of common stock that the selling stockholders can sell pursuant to this prospectus assuming the conversion of all preferred stock and the exercise of all warrants held, (4) the number of shares of our common stock that will be beneficially owned by each selling stockholder assuming all of the shares they are offering pursuant to this prospectus are sold, and (5) the percentage ownership of our outstanding common stock that each selling stockholder will hold after the offering.

Although we have assumed for purposes of the table that the selling stockholders will sell all of the shares offered by this prospectus, we are unaware of any present intent to sell such shares and can give no assurance as to the actual number of shares that will be sold, if at all. Except as set forth below, no selling stockholder has held any position, office or other material relationship with us or our predecessor MedPro Safety Products or affiliates during the past three years.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Before Offering (1)(2)	Maximum Number of Shares of Common Stock to be Offered (2)	Number of Shares of Common Stock Beneficially Owned After the Offering (1)	Percentage Ownership After Offering (2) (3)

Vision Opportunity Master Fund, Ltd.(4)	23,104,878	1,062,206	22,042,672	9.9%

Vision Capital Advantage Fund, LP (5)	6,638,525	313,941	6,324,584	9.9%

Sands Brothers Venture Capital II LLC (6)	230,823	153,882	76,941	0.6%

Sands Brothers Venture Capital III LLC (7)	923,295	615,530	307,765	2.2%

Sands Brothers Venture Capital IV LLC (8)	384,705	256,470	128,235	1.0%

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock which can be acquired under options or warrants that are currently exercisable, or which will become exercisable no later than 60 days after July 31, 2009, are deemed outstanding for the purposes of computing the percentage of the person holding such options or warrants, but not deemed outstanding for the purposes of computing the percentage of any other person. Except as indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown beneficially owned by them.

(2)
Includes all shares issuable upon the conversion of our three series of convertible preferred stock and the exercise of stock purchase warrants without regard to restrictions on conversion and exercise. However, the certificate of designations for each of our three series of convertible preferred stock provides that shares of the series may only be converted into a number of shares of common stock that would cause the converting or exercising holder to beneficially own a maximum of 9.9% of the shares of common stock then outstanding. The stock purchase warrants provide that they may only be exercised for a number of shares of common stock that would cause the converting or exercising holder to beneficially own a maximum of 4.9% of the shares of common stock then outstanding. The holder may waive the restrictions on conversion and exercise 60 days after giving written notice to MedPro. In addition, contractual restrictions limit the number of shares of Series C Stock that may be converted into common stock at any time.

(3)
Based on 13,267,891 shares of common stock outstanding as of July 31, 2009 and assumes that (i) all of the shares offered hereby are sold; (ii) all of the shares owned before the offering, but not offered hereby, are not sold; and (iii) none of our outstanding convertible securities, other than the warrants relating to the common stock covered by this prospectus, are converted into shares of common stock. Footnote (2) describes the restrictions on the ability of the Series A Stockholders to convert their preferred stock and exercise their warrants.

(4)
VOMF is offering 1,062,206 shares of common stock, of which 1,062,200 shares that are issuable upon the conversion of Series C Stock. VOMF owns 1,611,679 shares of common stock, 4,751,079 shares of Series A Stock convertible into 4,751,079 shares of common stock, 1,153,002.5 shares of Series B Stock convertible into 4,612,010 shares of common stock, 1,213,011 shares of Series C Stock convertible into 12,130,110 shares of common stock. Adam Benowitz, Managing Member of Vision Capital Advisors LLC, has voting and investment power with respect to the securities owned by VOMF.

(5)
VCAF, an affiliate of VOMF, is offering 313,941 shares of common stock, of which 313,940 shares that are issuable upon the conversion of Series C Stock. VCAF owns 286,090 shares of common stock, 1,404,209 shares of Series A Stock convertible into 1,404,209 shares of common stock, 340,776.5 shares of Series B Stock convertible into 1,363,106 shares of common stock, and 358,512 shares of Series C Stock convertible into 3,585,120 shares of common stock. Adam Benowitz, Managing Member of Vision Capital Advisors LLC, has voting and investment power with respect to the securities owned by VCAF.

(6)
Sands Brothers Venture Capital LLC II is offering 153,882 shares of common stock underlying warrants purchased in the private placement completed on December 28, 2007. The selling stockholder purchased the securities in the ordinary course of business, at which time it had no arrangements or understandings, directly or indirectly, with any person to distribute the securities. Scott Baily, Chief Operating Officer of the selling stockholder, has voting and investment power with respect to the securities owned by the selling stockholder.

(7)
Sands Brothers Venture Capital LLC III is offering 615,530 shares of common stock underlying warrants purchased in the private placement completed on December 28, 2007. The selling stockholder purchased the securities in the ordinary course of business, at which time it had no arrangements or understandings, directly or indirectly, with any person to distribute the securities. Scott Baily, Chief Operating Officer of the selling stockholder, has voting and investment power with respect to the securities owned by the selling stockholder.

(8)
Sands Brothers Venture Capital LLC IV is offering 256,470 shares of common stock underlying warrants purchased in the private placement completed on December 28, 2007. The selling stockholder purchased the securities in the ordinary course of business, at which time it had no arrangements or understandings, directly or indirectly, with any person to distribute the securities. Scott Baily, Chief Operating Officer of the selling stockholder, has voting and investment power with respect to the securities owned by the selling stockholder.

The following table shows the dollar amount of each payment in connection with the December 28, 2007 transactions (including the value of any payments to be made in common stock, and excluding any repayment of principal) that we have made or may be required to make to any selling shareholder, any affiliate of a selling shareholder, or any person with whom any selling shareholder has a contractual relationship regarding the transaction (including any interest payments, liquidated damages, payments made to "finders" or "placement agents" and any other payments or potential payments):

Payment or Obligation	Selling Stockholder	Date of Payment	Amount

Payments made to or on behalf of selling stockholders through 12/31/08

Pay legal fees for private placement and reverse merger	VOMF	12/28/07	$167,340

Origination fee on bridge loan	VOMF	12/28/07	50,000

Interest on bridge loan	VOMF	12/28/07	20,000

Repay principal on bridge loan	VOMF	12/28/07	1,000,000

Payments to financial advisor	VOMF
Cash	Sands Funds		1,280,000
Stock (1)			1,157,895
Warrants (2)			211,928

5% annual dividend on Series A Stock (3)	VOMF		463,122
	VCAF		136,878
	Sands Funds		50,000
Total payments made			$4,537,163

Potential future payments to selling stockholders

Liquidated damages (4)	VOMF		1,852,487
	VCAF		547,513
	Sands Funds		200,000
Total potential payments			$2,600,000

Total payments made and potential payments			$7,137,163

(1)	Represents 5% of the value of the pre-money valuation of the company negotiated with the Series A Stockholders.

(2)	Value under Black-Scholes method, as described in Note 11 to the audited financial statements.

(3)
The holders of Series A Stock are entitled to receive cash dividends at the rate of 5% of the stated liquidation preference amount ($1.81 per share). Dividends are cumulative and will accrue and be payable only upon any liquidation of the company.

(4)
Assumes maximum aggregate payment equal to 20% of the amount of the holder’s initial investment in the Series A Stock.  MedPro must pay liquidated damages to each Series A Stockholder equal to 1.5% of the purchase price of the Series A Stock then held per month if one of the events listed below occurs until cured.

•
MedPro fails to file a request for acceleration of effectiveness of the registration statement within three business days after the SEC notifies MedPro that a registration statement will not be reviewed or is not subject to further review; or

•	MedPro fails to file a subsequent registration statement if the original registration statement ceases to be effective before expiration of the effectiveness period, or

•
MedPro postpones or suspend effectiveness of a registration statement for more than 60 days in the aggregate during any 360-day period because of material non-public information or a potential business transaction or opportunity, or

•
trading in the common stock is suspended or the common stock is no longer quoted on or is delisted from the OTC Bulletin Board (or other principal exchange on which it is traded) for any reason for more than three business days in the aggregate.

However, MedPro’s failure to register all of the Series A Stockholders' securities for resale as a result of a reduction in the total number of securities included in the registration statement required by the SEC staff will not trigger the obligation to pay liquidated damages.

The following table shows the net proceeds realized by MedPro from the December 28, 2007 sale of convertible preferred stock and warrants, post-merger exercises of warrants for cash, post-merger payments of obligations to selling stockholders, and other amounts payable to selling stockholders through July 31, 2009.

Proceeds from sale of preferred stock and warrants	$13,000,000
Proceeds from warrant exercises for cash through July 31, 2009	16,025,753

Gross Proceeds	$29,025,753

SC Capital advisory fees	1,280,000
Legal	131,245
VOMF – legal expense	167,340
Other transaction fees and expenses	68,755

Net proceeds	$27,378,413

Post-merger payments to selling stockholders
Origination fee on bridge loan	$50,000
Interest on bridge loan	20,000
Repay principal on bridge loan	1,000,000
5% annual dividend on preferred shares (1)	812,500

Net proceeds after post-merger payments to selling stockholders	$25,495,913

(1)  Dividends will accrue and be payable only upon any liquidation of the Company.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

The following discussion and analysis of the results of operations and financial condition of MedPro Safety Products, Inc. for the fiscal years ended December 31, 2008 and 2007 should be read in conjunction with our audited financial statements and the notes to those financial statements that are included elsewhere in this report. References in this Management’s Discussion and Analysis or Plan of Operations to "us," "we," "our," and similar terms refers to MedPro Safety Products, Inc. This discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors. Words such as "anticipate," "estimate," "plan," "continuing," "ongoing," "expect," "believe," "intend," "may," "will," "should," "could," and similar expressions are used to identify forward-looking statements.

Overview

MedPro Safety Products, Inc. has developed and acquired a portfolio of medical device safety products incorporating proprietary needlestick prevention technologies that deploy with minimal or no user activation. Our present strategy focuses on developing and commercializing five products in four related product segments: clinical, phlebotomy, pharmaceutical, and intravenous.

Our strategy for the next 24 months focuses on completing the steps necessary to attain pre-market product development milestones and to commence the distribution of up to five products in these sectors. Our objective is to enter into strategic partnership agreements with major medical products distribution partners, which whenever possible would be fixed minimum volume contracts. We have entered into two such agreements for three of our products. In addition, we are discussing the terms of a similar distribution arrangement with potential partners for a proprietary safety syringe product with an "anti-blunting" feature and a prefilled pharmaceutical safety syringe. Our product development plans also include a needleless intravenous line based on patents and designs we control.

On December 28, 2007, we completed a reverse takeover merger with Dentalserv.com, a Nevada corporation with nominal assets and no active business whose shares were registered under the Securities Exchange Act. The reverse takeover merger was a condition to the purchase of our preferred stock purchase and stock purchase warrants by four institutional investors for $13 million under the terms of our stock purchase agreement with them. On that date, the following transactions occurred concurrently:

•	The 5,625,550 shares of DSRV common stock then outstanding were combined into approximately 1,406,400 common shares in a 1-for-4 reverse stock split.

•
Our predecessor, a Delaware corporation, merged into DSRV. The combined company issued 11,284,754 of its common shares to former shareholders of our predecessor corporation in the merger and 593,931 common shares as a financial advisory fee. The combined company, a Nevada corporation, changed its name from "Dentalserv.com" to "MedPro Safety Products, Inc."

•
Four investment funds purchased $13 million of newly issued shares of Series A Convertible Preferred Stock and warrants to purchase our common stock. We received approximately $11.6 million in proceeds from the sale of these securities, net of offering fees and expenses.

We accounted for these transactions as capital transactions in which we issued:

•	Approximately 1,406,400 shares of common stock to the DRSV shareholders for the net monetary assets of the shell corporation;

•	6,668,229 shares of convertible preferred stock and warrants to purchase 25,820,150 common shares to the investors for $13,000,000; and

•	593,931 shares of common stock and warrants to purchase 533,458 shares of common stock and also paid $1,040,000 in cash as an advisory fee.

We valued the warrants according to the Black-Scholes method, based on the assumptions described in Note 11 of the Notes to Financial Statements as of December 31, 2008. We also increased the retained deficit by $3,975,120 and increased additional paid in capital by the same amount effective on December 28, 2007 to reflect the intrinsic value of the right to convert the Series A Stock into common stock. The $3,975,120 was determined based on the relative estimated fair value of the embedded conversion feature in the preferred shares and the detachable warrants. This amount would normally be amortized over the period between the issue date and the conversion date, but because the Series A Stock is convertible immediately upon issuance, the entire amount was charged to retained earnings as a deemed dividend and an increase to additional paid in capital.

In August 2008, we amended the then outstanding Series J warrant to give VOMF the right to purchase 1,493,779 shares of newly designated Series B Stock at a purchase price of $8.72.  Each share of Series B Stock converts into 4 shares of common stock.  The original Series J warrant had given VOMF the right to purchase 5,975,116 shares of common stock at a purchase price of $2.18 no later than December 31, 2008.  VOMF and its affiliate VCAF (to whom VOMF transferred a portion of its holdings in September 2008) exercised the J warrants in full in September and October 2008, and we received $13,025,000 in cash for our issuance of 1,493,779 shares of Series B Stock.

In March 2009, we completed transactions in which VOMF and VCAF exercised a portion of their Series C Warrants for cash totaling $3,000,000 and also exchanged the balance of their Series C Warrants plus all of their Series A and Series B Warrants for shares of newly designated Series C Stock.  Each share of Series C Convertible Preferred Stock is convertible into 10 shares of common stock.  The two funds acquired 1,571,523 shares of Series C Stock as a result of the warrant exercise and exchange.  The exchange of warrants for Series C Stock was the equivalent of a cashless exercise of the warrants at an assumed market value of $13.00 per common share.  The warrant exercise and exchange reduced the total common shares issuable to the two Vision Funds by 2,570,462 common shares, and we received cash proceeds of $3,000,000.

In prior years, we generated revenues from sales of two legacy products — the Safe-Mate Dental Safety Needle, a single-patient, multi-injection safety needle designed for the dental market, and the Needlyzer, a legacy needle disposal device. We discontinued marketing the Needlyzer in 2004, and have subsequently been liquidating our inventory through sales from time to time to a distributor in Africa.

We ceased marketing Safe-Mate effective as of the end of the first quarter of 2008. All of the products that MedPro currently has under development or is planning for the future incorporate passive safety designs. As a result of Safe-Mate’s non-passive design and limited sales, we decided to focus on what we now view as our core technology and technological distinction in the sharps risk reduction marketplace.

Our financial results and operations in future periods will depend upon our ability to enter into sales and distribution agreements for our products currently under development so we can generate sustained revenues from our portfolio of products and technologies. Our operations are currently funded from the proceeds from sales of securities, revenue from operations and borrowing from commercial lenders and related parties.

Critical Accounting Estimates and Judgments

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). The preparation of our financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures. We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates. The significant accounting policies that we believe to be the most critical to fully understanding and evaluating our reported financial are described below.

Revenue Recognition

We recognize sales and associated cost of sales when delivery has occurred and collectability is probable. There have been minimal returns for credit, so no reserve for product returns has been established. We provide for probable uncollected amounts through a charge to earnings and a credit to the allowance for doubtful accounts based on our assessment of the current status of individual accounts. We have fully reserved our only receivable from the sale of the Needlyzer devices to a customer in Africa.

Valuation of Inventory

We determine our inventory value at the lower of cost (first-in, first-out method) or market value. In the case of slow moving items, we may write down or calculate a reserve to reflect a reduced marketability for the item. The actual percentage reserved depends on the total quantity on hand, its sales history, and expected near term sales prospects. When we discontinue sales of a product, we will write down the value of inventory to an amount equal to its estimated net realizable value less all applicable disposition costs.

Valuation of Intangible Assets

Our intangible assets consist principally of intellectual properties such as regulatory product approvals and patents.  We amortize our intangible assets over their estimated useful lives, which is the period over which we expect the asset to contribute to our cash flows.  Because products that incorporate our Vacu-Mate, Key-Lok, Syringe Guard and Winged Safety set proprietary technologies are currently not in production for distribution, we have not begun to amortize these patents. We expect to use the straight line method to amortize these intellectual properties over their estimated useful lives, generally commencing when our products are placed in production and we can better evaluate market demand for them. We evaluate the recoverability of intangible assets periodically and take into account events or circumstances that warrant revised estimates of useful lives or indicate that impairment exists. Once our intellectual property has been placed into productive service, we expect to utilize a net present value of future cash flows analysis to calculate carrying value after an impairment determination.  As of March 31, 2009, future expected revenue for our patented technologies is expected to exceed carrying value of these properties by a substantial amount, and therefore no impairment has been recorded.   Additionally, since revenue recorded to date on our Vacuette and winged technologies have not been related to manufacture of saleable units for human use, no amortization has been recorded.

Valuation of Warrants as Derivative Liabilities

We originally recorded warrants issued in connection with the sale of our Series A preferred stock as equity, and the value of the warrants was reflected in Additional Paid in Capital based on a Black-Scholes formula calculation.  Effective for financial statements issued for fiscal periods beginning after December 15, 2008, or interim periods therein, EITF 07-05 requires that warrants and convertible instruments with certain conversion or exercise price protection features be recorded as derivative liabilities on the balance sheet based on the fair value of the instruments.  See Note 10 for a full discussion of our outstanding warrants and the recording of derivative liabilities during 2009.  If any of the assumptions used to value our warrants change significantly, it could result in material changes to our assets, liabilities, shareholders’ equity and results of operations from quarter to quarter.

Income Taxes

As part of the process of preparing our financial statements, we must estimate our actual current tax liabilities together with assessing temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within the balance sheet. We must assess the likelihood that the deferred tax assets will be recovered from future taxable income and, to the extent we believe that recovery is not likely, a valuation allowance must be established. To the extent we establish a valuation allowance or increase or decrease this allowance in a period, the impact will be included in the tax provision in the statement of operations.

Share-based Employee Compensation

We account for share-based compensation in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123(R) "Share-Based Payment (Revised 2004)."  As required by SFAS 123R, share-based compensation expense is estimated for equity awards at fair value at the grant date. We determine the fair value of equity awards using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires various highly judgmental assumptions including the expected dividend yield, stock price volatility and expected term of the award. If any of the assumptions used in the model change significantly, share-based compensation expense may differ materially in the future from that recorded in the current period.  See Note 12 to the March 31, 2009 Financial Statements for further discussion of share-based employee compensation.

Recent Developments

There have been no material changes to MedPro’s financial condition during our second quarter ended June 30, 2009.  We continue to expect to record revenue from the sale of our blood collection products in the fourth quarter of 2009.  Our operations are currently funded principally from the proceeds from the sales of securities described under "Reorganization and Preferred Stock Sales" and elsewhere in this prospectus.  As of June 30, 2009, we had $9,129,461 in cash compared to $11,796,242 in cash at March 31, 2009.  Our financial results and operations in future periods will depend upon our ability to enter into and fulfill distribution agreements for our products currently under development so that we can generate sustained revenues from our portfolio of products and technologies.

Results of Operations

Comparison of the Three Months Ended March 31, 2009 and 2008

MedPro recorded income of $19,076,800 for the three months ended March 31, 2009, as compared to a loss of $(865,194) for the three months ended March 31, 2008.  As a result of the implementation of EITF 07-05 as of January 1, 2009, we recorded other income of $22,250,157 for the first quarter of 2009 resulting from the change in fair value of derivative liabilities associated with our stock purchase warrants.  Losses from operations were $(3,105,076) for the first quarter of 2009 and $(796,682) for the first quarter of 2008.  The results for these periods included net other income of $22,181,876 for 2009 and net other expense of $(68,512) for 2008.  Net other income / (expense) included interest expense of $(75,197) and $(165,719) for the 2009 and 2008 periods, respectively.

The most substantial differences in the losses from operations between 2009 and 2008 were increases in payroll costs (including share-based compensation), product development costs, advertising and promotion costs, professional and insurance costs, qualified profit sharing costs and travel expenses.

Professional and insurance costs increased $65,306 over the same period in 2008 primarily from patent work, FDA and SEC compliance, and appropriate insurance coverage.  Compensation expense increased to $2,241,539 for the three months ended March 31, 2009 compared to $218,385 for the 2008 period.  Payroll was higher in 2009 than in 2008 due to the addition of four new full time employees in late 2008 and one new employee in the first quarter of 2009 that increased 2009 over the first quarter of 2008.  Most of the increase came from the $1,822,500 of compensation expense recognized during the first quarter of 2009 from share-based options granted in August 2008.  Travel expenses increased, reflecting increased board of directors’ travel costs and heightened activity with customers and suppliers.  Product development costs were $123,353 higher in 2009 than 2008.  Travel costs were $13,823 higher in the three months of 2009 versus 2008.  Advertising and promotion costs were $119,837 higher in 2009 due to the engagement of an investor relations firm in the second quarter of 2008.  Finally, our profit sharing plan established in September 2008 resulted in costs of $18,489 in 2009 versus no such costs for the same period in 2008.

We recorded no product sales in the first three months of 2009 compared to sales of $17,028 for the three months ended March 31, 2008.  The decline in sales was principally due to our decision to discontinue sales of the Safe-Mate device in April 2008 and no 2009 sales of the Needlyzer device, as we focused exclusively on developing our passive needlestick prevention products.

Other revenue recorded in the first quarter of 2009 included $12,045 of revenue from recognition of income from customer advances for specific product enhancement requests.

Total operating expenses were $3,105,076 during the first quarter of 2009 compared to $810,360 for the same period in 2008.  The $2,294,716 increase during 2009 reflected the activity in product development, higher salary expense, more significant travel costs, and higher professional fees in connection with the new products, and SEC compliance costs.  Other income and expenses in both periods included interest income of $6,916 and $31,645 for 2009 and 2008, respectively.  Net other income/(expenses) were $22,181,876 and $(68,512) in 2009 and 2008, respectively.  Interest expense declined from $165,719 in the first quarter of 2008 to $75,197 for the first quarter of 2009.  This was primarily due to paying off shareholder notes and bank debt during 2008.

Comparison of the Years Ended December 31, 2008 and 2007

MedPro recorded a loss of $(6,539,566) for the year ended December 31, 2008, as compared to a loss of $(3,252,600) for year ended December 31, 2007. Net loss attributable to common shareholders in 2007 was $(7,227,720) after deduction of the deemed dividend on the embedded conversion feature inherent in the Series A Convertible Preferred stock.  Losses from operations were $(5,920,099) for 2008 and $(2,106,160) for 2007. The net losses for the years included net other expense of $(619,467) for 2008 and $(1,146,440) for 2007. Net other expense included interest expense of $795,083 and $1,168,447 for the years ended in 2008 and 2007. Income from the settlement of long outstanding debt of $113,069 and interest income of $62,547 were included in net other expenses for 2008.  Net other expenses for 2007 included interest income of $7,400 and other income of $14,607.

During June and July 2008, the Company began the process of finding a backup contract manufacturer in the United States due to a number of significant problems with our Chinese manufacturer. We terminated our relationship in China and the U.S. and moved to a domestic contract manufacturer. We also terminated our manufacturing, design and engineering contract with an Australian company and negotiated the return of our $3,000,000 conditional license fee (net of $700,000 to reimburse the Australian company for costs incurred over the last two years). As a result, the Company wrote off assets abandoned in China in 2008 totaling $(402,494). These costs included the initial payments for a design plan for automation of the manufacturing process for the Vacumate products ($200,000) and molds, jig and fixtures for parts manufacturing and manual assembly in China ($202,494). In early September, we agreed to purchase $38,000 worth of supplies and raw material from China and have shipped back $100,000 to $125,000 of equipment, jigs and fixtures which we already own.

The most substantial differences in the losses from operations between 2008 and 2007 were increases in professional and insurance costs, payroll costs, travel expenses, inventory write-offs, loss on abandonment of fixed assets and depreciation and amortization. Professional and insurance costs increased $1,144,394 over the same period in 2007 primarily from patent work, FDA compliance, SEC compliance, and the addition of appropriate insurance coverage. This change included the $700,000 settlement cost with Unilife on the cancellation of the manufacturing contract and the license agreement.  This amount represented the estimated legal costs associated with the abandoned plans to work together in the future.

Payroll costs increased by $721,473 in 2008 compared to 2007 due to the addition of several employees and increases in compensation.  The number of our full-time employees increased from three at September 30, 2007, to thirteen at December 31, 2008.  In addition, compensation expense increased as a result of our adoption in 2008 of both a share-based incentive compensation plan and a qualified retirement plan to attract and retain quality employees.  The cost associated with the new retirement plan in 2008 was $151,131.

On August 18, 2008, we adopted the MedPro Safety Products, Inc. 2008 Stock and Incentive Compensation Plan ("2008 Plan") and granted options to purchase 3,000,000 shares of common stock to seven employees and two directors.  The options may be exercised only during a thirty-day period ending on January 1, 2013.  If before that date either the recipient terminates service with us or a change of control occurs, then the recipient must exercise the options 30 days after the event.  Because the exercise price was less than market price of our common stock on the date of grant, we set a date certain for the exercise of the options in order to qualify for exemptions from excise taxes under IRS deferred compensation rules.

We will record total compensation expense of $14,580,000 for the August 18 option grants, or $4.86 per share underlying the options.  Management used the Black-Scholes model to determine the fair value of the options at the date of grant under SFAS 123R.  The valuation methodology and underlying assumptions are described in Note 11 of the notes to the financial statements.  The compensation expense from these grants is being charged to earnings over 24 months beginning on August 18, 2008.  The 24 month period coincides with the term of a non-competition covenant included in each option agreement. The Company recorded $2,693,250 of compensation expense for the period from August 18 through December 31, 2008. The balance of the unearned compensation is $11,886,750 at year-end.

Travel expenses were $175,541 higher in 2008 versus 2007, reflecting increased directors travel costs, heightened activity with customers and suppliers, and associated developmental engineering expenses. Airfare increased $62,841, representing both more international travel and travel in general, as well as, fuel cost pressures on ticket prices. Hotels, meals, and non-air travel increased $112,701 in 2008.

 In connection with the discontinuance of our Safe-Mate product in 2008 and further adjustments to our Needlyzer inventory, the Company recorded inventory adjustments of $294,877 in 2008.  We wrote off and destroyed our remaining Safe-Mate inventory for a charge of $42,445 and we wrote down the Needlyzer inventory by an additional $252,432.

Sales for 2008 were $19,128 compared to $98,049 for 2007. The decline in sales was principally due to the discontinuance of sales of the Safe-Mate device and no 2008 sales of the Needlyzer device.

Other revenue recorded in 2008 included fee income earned under agreements with the distributor of our Vacumate safety needles and the winged blood collection set.  The Company earned fees of $1,000,000 on each of these projects when it delivered the automation plan for producing the safety needle and the design plan for the winged blood collection set in September 2008, and received payment of $2,700,000 for the initial installments under each contract.  In the third quarter, the Company recorded revenue of $1,491,301, representing $1,000,000 for the fee for the winged design plan, $333,333 or one-third of the fee for the Vacuette design plan, and $158,000 of revenue based on construction costs incurred through September 30, 2008.  The $1,209,000 balance was recorded as deferred revenue representing an advance toward future construction costs.  In November 2008, the distributor elected to assume responsibility for constructing the production lines for the products at its own plant.  The parties agreed that the Company (a) would retain the $2,700,000 paid to date, (b) had fulfilled the conditions to earn the fees for the design phase of both contracts, and (c) would apply the $700,000 balance against its construction costs incurred on behalf of the distributor.  To reflect this agreement, in its year-end financial statements, the Company reclassified $666,667 of the deferred revenue as the unpaid balance of its fee for design services, and recognized an additional $530,000 of revenue in the fourth quarter based on further construction costs.  At December 31, 2008, $12,045 of deferred revenue remained, which was spent in 2009.

Other significant differences between 2008 and 2007 included:

•
Advertising and promotion costs were $204,286 in 2008.  In accordance with the September 2007 stock purchase agreement, we engaged an investor relations firm in September 2008.  We pay a monthly retainer of $13,500 for the first 12 months and issued 35,294 shares of common stock at $9.50 per share, or $335,293 in total.  Advertising costs in 2007 were insignificant and were absorbed in general and administrative costs.

•
Product development costs increased by $309,999 over 2007.  These costs reflect significant activity by our contract design and manufacturing firms toward building and refining our product prototypes and testing large batches of our product through accelerated ageing and product functionality testing.

•
Depreciation and amortization expenses increased by $39,126, reflecting the depreciation of testing equipment and manufacturing equipment we acquired.  No intangible asset amortization was recorded in 2008 since commercial shipments have not begun.  Other amortization is associated with loan fees.

•	We recorded $202,494 of loss in 2008 on the abandonment of assets, molds, jigs and fixtures in China.

•
Other income includes gains on the write down of third party payables in settlement of long outstanding accounts payable.  We were able to negotiate reductions of amounts due third parties for bills relating to legal costs incurred working with the FDA in connection with our legacy products.  These fees were incurred several years ago.  Other fees for general corporate work were also written down before being paid in full.  The fees totaled $378,628 at December 31, 2007 and were settled for $283,865, a savings of $94,763.  The balance of the other income includes fee for service income of $11,200 and miscellaneous income of $7,106.

•
Interest income was $62,547 in 2008 as compared to $7,400 in 2007.  The increase was from temporary investment of excess funds from the sale of preferred shares in late 2007 and September and October of 2008.

Liquidity and Capital Resources

Total assets were $23,037,117 as of March 31, 2009, $22,757,649 as of December 31, 2008 and $16,261,328 as of December 31, 2007. The $279,468 increase in total assets during the first quarter of 2009 reflected the addition of $204,415 of new property purchases, increases in current assets of $102,842 and the effect of depreciation and amortization totaling $27,789.  In March 2009, preferred shareholders exchanged warrants and cash for Series C Preferred Stock.  We received cash proceeds of $3,000,000, less $240,000 of issuance costs, which increased our assets, equity and available cash.  The $6,496,321 increase in total assets during 2008 reflected the addition of $6,042,107 of new intellectual property purchases, the cancellation of the Unilife license agreement which netted $2,300,000, but reduced other assets by $3,000,000, and increases in other current assets of $681,515. We also received $2,700,000 of advance payments and fee income from our distribution partner for the production lines for three of our products as well as cash proceeds of $13,026,000 from our sale of preferred stock in warrant exercises during September and October 2008.  Some of the cash we received in the transactions during the first quarter of 2009 and in 2008 was used to fund operating losses during these periods.

The remaining increase in additional paid in capital was associated with the $14,580,000 credit for the employee and director options granted in August 2008. This adjustment was partially offset by unearned share-based compensation of $(11,886,750). The 2008 loss of $(6,539,566) increased the deficit to $(30,247,024) from $(23,707,458).

Total liabilities of $9,385,163 as of March 31, 2009 were $121,234 more than the $9,263,929 as of December 31, 2008.  We paid off or settled various accounts payable, accrued interest and shareholder debt during 2009.  Current liabilities increased by $813,258 and bank debt declined by $438,672 during the three months ended March 31, 2009.  Technology transfer payment obligations were reduced by $500,000, and $337,179 of net shareholder payables were paid off in the 2009 first quarter.  Accounts payable were $176,152 higher at March 31, 2009, primarily due to the $240,000 due to our financial advisor.  Other debts and deferred revenue declined by $29,976 in the first quarter.

We recorded derivative liabilities as of January 1, 2009 in accordance with EITF 07-05.  Our opening liabilities increased by $41,402,195 based on the fair value of our warrants with cashless exercise and certain price protection features.  Due to the decline in the trading price of our stock during the first quarter of 2009, we recorded gain of $22,250,157 to reflect the decreased value of the derivative liabilities.  Of the remaining $19,152,038 of derivative liability, $17,901,129 was credited to additional paid in capital when we issued preferred stock in exchange for warrants and cash.  This left $1,250,909 of derivative liability associated with the 1,025,882 Series A and B warrants still outstanding at March 31, 2009.

Total liabilities of $9,263,929 as of December 31, 2008 were $3,018,409 less than the $12,282,338 as of December 31, 2007.  MedPro paid off or settled various accounts payable, accrued interest and shareholder debt during 2008. However, we accrued $2,250,000 for the purchase price of new technology. The net reduction of other liabilities totaled $5,268,409.

The additions to fixed assets during the first three months of 2009 totaled $204,415 and included $77,546 of office leasehold improvements, $73,233 of new equipment, $21,020 of new office equipment and $32,616 of new furniture.  The additions to fixed assets in 2008 totaled $293,756 and included equipment, computers, phones, office furniture and leasehold improvements. Net write-downs from the abandonment of fixed assets in 2008 were $436,869 less accumulated depreciation of $34,375 for a net loss on abandonment of assets of $402,494.  The loss from abandonment off assets in China was $202,494 and the additional $200,000 of losses was reflected as cost of goods sold in connection with the recovery of automation costs from the $700,000 paid by our customer in connection with the Vacuette project.

The $11,593,000 in net proceeds from our private placement of the Series A Stock and warrants in December 2007 and the $15,785,000 of net cash proceeds from stock purchase warrant exercises during 2008 and 2009 provided working capital and will continue to be the principal source of funding for our operations through December 31, 2009.  We had $11,796,242 in cash at March 31, 2009.  Other sources of funds include revenues from the sale of our medical safety products, including anticipated revenues from the sale of blood collection products we expect to launch in the fourth quarter of 2009, and the commitment for funding made by our Chairman.  In addition, our Series A Stockholders have the right to fund our future financing needs, but we can seek alternative financing if they do not exercise their rights.

In July 2008, we entered into two new agreements with a worldwide medical products company to manufacture and distribute three of our medical safety products, replacing an earlier agreement for the distribution of our tube-activated blood collection system. Both agreements continue for five years from the date we make an initial commercial shipment of the product. The distributor has agreed to purchase minimum annual quantities of both models of the safety needles and our winged blood collection set over the five-year term of the contract, for royalties totaling over $43 million under both agreements.

These arrangements originally provided that we would receive program fees upon delivering an automation plan for the production line for the Vacuette product and the initial production design plan for the Wing product.  The arrangements also provided for up to $8.7 million in capital for equipment, engineering, and tooling necessary to build the production lines.  The balance was to be payable in installments upon the achievement of certain milestones leading to validation of the final production lines. We received initial payments totaling $2.7 million on October 3, 2008 upon delivery and acceptance of the automation plan and the initial design plan by the distributor.

As of the date of this filing, we are negotiating modifications to our agreement to allow the distributor to redesign and build computerized automation lines for our three products at its own plant in Austria.  Although no new contract has been finalized, by agreement of the parties we applied the $2,700,000 payment in October 2008 to the full $1,000,000 program fee for each project pursuant to the prior arrangement and allocated the remaining $700,000 to pay our out-of-pocket costs incurred on behalf of the distributor, which had exceeded $700,000 through March 31, 2009.  Of the total $700,000 allocated to expenses incurred on behalf of our customer, $452,855 was expended for equipment and has been recorded as a prepaid item with an offsetting amount of deferred revenue.  The balance of $235,100 was booked as income in late 2008 and $12,045 was booked as income in 2009.

If we transfer responsibility for completing the automation line to the distributor, we would not receive subsequent installments totaling $8.2 million for the automation lines for the Vacuette safety needles and the winged blood collection set, plus $3.5 million for a second Vacuette line.  These payments were intended to reimburse us for the cost of equipment, molds and fixtures acquired on behalf of our customer, which we would no longer have to incur.  Instead, we would bill only for services requested by the distributor and would pass both internal time and materials and third party payments on to the distributor as incurred at their request.  Certain ongoing product design and enhancements will remain our responsibility and be performed at our expense.

On September 30, 2008, we exercised an option to purchase patents and related rights to anti-blunting syringe technology from a related party. The purchase price is $3,345,000 payable in cash, our assumption of $1,500,000 of technology transfer payment obligations, and the contingent issuance of 690,608 shares of our common stock.  Our obligation to issue the stock portion of the purchase price is contingent upon our collecting $5,000,000 in revenue from the sale of products utilizing the technology, the sale or license of all or part of the product to a third party or a change in control of the Company.

On September 30, 2008 the Company also received a $2.3 million cash payment to terminate our option to acquire exclusive US distribution rights to Unilife products, compensate the Unilife for its expenses incurred in connection with certain strategic initiatives between us since 2006, and complete contract manufacturing work performed for us by Unilife’s subsidiary.

Our current credit agreement with one lender included an original $5,000,000 term loan and a $1,500,000 revolving line of credit.  As of March 31, 2009, the amount payable on the term note was $3,611,111 and the revolving line of credit had been repaid in full.  The term loan bears interest at the prime rate plus 2% and matures on August 1, 2011. We pay monthly principal payments of approximately $138,889 plus interest.  We also have a $1,500,000 term note with a second lender that bears interest at 3.65%, payable monthly, and matures on March 31, 2010. It is secured by an interest-bearing $1,500,000 deposit account.

The credit agreement contains various usual and customary terms and conditions of a revolving line of credit and term loan facility, including limitations on the payment of cash dividends and other restricted payments, limitations on the incurrence of additional debt, and prohibitions on a merger or the sale of assets. The former financial covenants under the term loan and revolver have been replaced with cross collateral agreements and pledge of the intangible assets.

We estimate that funding our continued development and launches of our planned products, meeting current capital support requirements, and pursuing other areas of corporate interest as may be determined by the Board of Directors for the next twelve months will not require any additional funding in addition to our cash on hand and the payments due us under our distribution agreements. Whether we commit resources to optional projects will depend upon our cash position from time to time. Our primary cash requirements will be to fund (a) launching our blood collection products for distribution, (b) continuing development of our safety syringe products and other medical device safety products based on the technology for which we hold rights, and (c) increasing our administrative capability as needed to support expanded day-to-day operations.

We will require additional funding to complete the development of and launch all of the safety products for which we currently own intellectual property rights. In addition, development or production costs may increase beyond the amounts on which we have based our current funding assumptions. If we cannot find sources of additional funds on reasonable terms, we may be forced to limit our product development plans, which could adversely affect our efforts to achieve profitability and to continue our business.

Although we plan to continue to outsource our developmental and manufacturing resource needs, we also plan to expand our in-house capabilities. We expect to employ a senior product development manager and have hired two project engineers to direct the development of our portfolio of products and to work directly with our external product development firm. This will allow our current management personnel to focus on production and marketing as our products complete the regulatory approval process and distribution can begin.

During the next year, we expect to add additional administrative support personnel and infrastructure as necessary to support the planned expansion of our operations. We will need to add personnel and substantially increase the related administrative expenses to continue product development, increase sales and marketing activities, support our ISO 13485 Quality Certification and comply with periodic reporting and internal control requirements. We have hired a support person in the quality function in early 2009 in addition to an accounting manager, two engineers and an administrative support person in the last four months of 2008.

We continue to add computer systems and related equipment (in excess of $126,000) to support our data and communications requirements. In addition, we employ an outside, full service, information technology support firm to ensure appropriate support of our systems, telephone, and backup of corporate records for a total of approximately $30,000 over the next twelve months. We have also purchased product inspection equipment for approximately $100,000 in connection with the expected launch of our blood collection product.  We have purchased and are implementing a document control system in compliance with our ISO 13485 Quality System.  We are in the software validation phase of this conversion.

While we expect to realize significant revenue from the launch of the first of two models of our blood collection product, the amount of revenue realized in the next several fiscal quarters depends on how soon we can complete our production arrangements so we can commence product delivery. We expect to begin product assembly and delivery in 2009, but the products will not be launched by the distributor until late in the third quarter or early fourth quarter of 2009. As a result, we expect to record revenue from the products in the fourth quarter of 2009. We will also continue to develop products from our portfolio.

We believe there is a well defined market for our products, encouraged by the Federal Needlestick Safety and Prevention Act, which requires the use of products similar to those we are developing. We are optimistic about the prospects for our blood collection products based upon our pre-marketing activities over the past two years, general interest in the skin activated product, and our existing minimum volume distribution contracts. We will monitor our cash flow carefully and will maintain limited, but necessary, employment levels required to sustain operations.

Our current sales estimates are exclusively for product sales in the United States. We do not anticipate revenue from the marketing of the tube-activated blood collection device in Europe, although our distributor has received preliminary favorable interest from pre-launch marketing and demonstration activities. Our ability to generate future European and other foreign sales will depend upon applicable regulatory approvals for our products in Europe.

Quantitative and Qualitative Disclosures about Market Risk

We are not party to any forwards and futures, options, swaps, or other instruments that would expose us to market risk associated with activities in derivative financial instruments, other financial instruments, and derivative commodity instruments.  Our bank indebtedness is priced at interest rates geared to the lender’s prime rate.  Therefore, our interest expense may increase or decrease due to changes in the interest rate environment.

BUSINESS

Overview

MedPro Safety Products, Inc. has developed and acquired a portfolio of medical device safety products incorporating proprietary needlestick prevention technologies that deploy with minimal or no user activation.  Our present strategy focuses on developing and commercializing four products in three related product sectors: blood collection devices, syringes for the clinical healthcare market, and intravenous devices.  Our objective for each of our products is to enter into a strategic agreement with one of more major medical product distribution firms.  Whenever possible, these agreements would be on a minimum volume basis in which the distributor would be obligated to purchase a minimum quantity of units at a fixed price per unit.  We plan to outsource the production of all of our products to established medical safety device manufacturers.

Currently, we have entered into two minimum volume distribution agreements for three blood collection products.  We expect to commence delivery of the first of these products during the fourth quarter of 2009.  We are also discussing the potential terms of distribution arrangements with respect to a proprietary safety syringe and a needleless intravenous access line.  Our longer-term product development plans include prefilled pharmaceutical safety syringes and a needleless intravenous line based on patents and designs we control.

Our offices are located at 817 Winchester Road, Lexington, Kentucky 40505 and our telephone number is (859) 225-5375.  Our website is http://www.medprosafety.com.

Market

One of the most potentially deadly risks to blood collection workers is the transfer of blood-borne pathogens such as hepatitis and HIV because of accidental needlesticks.  The International Sharps Injury Prevention Society reports that one million needlesticks to health care workers are reported annually, a number that may account for only one-third of the actual number of needlesticks occurring each year.  Put another way, each year there are 30 needlesticks for every 100 beds in a U.S. hospital, according to the National Institute for Occupational Safety and Health (NIOSH).  An OSHA report estimates that 83% of needlesticks would be preventable with effective safety technology.

The federal Needlestick Prevention Act of  2001 modified blood-borne pathogen standards to require that occupational exposure control plans identify, evaluate and make use of needle devices with built-in safety features and needleless systems for withdrawing body fluids, accessing a vein or artery and administering medications.  Existing needle technology often either included no safety features or required active safety activation by the health care worker.  The passage of this legislation spurred the development of more effective needlestick prevention technology for use in clinical and other healthcare settings.

We believe MedPro is well positioned to play a significant role in the market for needlestick prevention technology.  Since the passage of the Act, we have focused on identifying, acquiring and developing safety solutions employing inherent passive needles or needleless replacements that require no user activation of the safety mechanism.  The use of such passive needlestick technology can reduce insurance premiums for facilities, increase productivity of workers by preventing lost work time due to needlestick injury, and improve the quality of the labor pool in the blood collection market by decreasing the fear of accidental needlesticks.  Our research and development approach has been to identify and acquire leading edge technology with a view to developing medical safety products with significant commercial potential.  We have acquired technology and developed products across several medical device safety segments.

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The Blood Collection Market.   Based on our research and discussions with potential distribution partners, we estimate the total annual market for blood collection at 700 million units in the U.S. and 1.5 to 2 billion units worldwide.  This market has largely converted to safety devices, with 83% of acute-care facilities using some form of safety blood collection device.  The U.S. market is concentrated with two companies, Smiths Medical and Becton Dickenson, representing approximately 80% of the market.  Neither of the two major suppliers currently offers a fully passive device.

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The U.S. Clinical Market.  The U.S. clinical health care market, with annual sales of approximately $2 billion, represents the largest single worldwide market for syringes.  It includes 6,000 hospitals, 17,000 nursing homes, 55,000 community pharmacies, 660,000 physicians and 2.2 million nurses.

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The Intravenous Market. Winged butterfly systems are used for blood collection, accessing a vein or artery and administering medications in the clinical healthcare setting. The estimated market for winged butterfly systems is 200 million units per year, of which only approximately 35% utilize safety features.  The MedPro butterfly system will incorporate fully passive safety deployment functionality.  We believe that this feature will accelerate the transition to safety devices to the penetration levels seen in other related market segments such as safety syringes.

Products

We have several products under development for the blood collection, clinical healthcare syringe, and intravenous device markets that we anticipate launching during the next 24 months.

Vacuette Blood Collection Safety Products

The Vacuette Premium Safety Needle System is a blood collection device that is formatted in two separate models:  tube-activated and skin-activated.  The distinction relates to the method in which the safety system, a sleeve that covers the needle after the completion of blood collection, is engaged.  The operator cannot draw blood without having engaged the safety system.  Both models have received FDA 510(k) approval.

The safety system on the "tube-activated" model will engage when the first blood collection tube is fully inserted into the device and blood collection activity initiates. The "skin activated" system will engage as soon as the needle is inserted into the patient and the sleeve has interacted with the patient.  Our skin-activated model is considered "fully passive," and we are not aware of any other comparable blood collection device on the market. If the skin-activated model is perceived by the market to be a premium product, it may generate higher volumes and margins.

The Vacuette Premium Winged Safety Blood Collection Set is used for infusion and blood collection in the healthcare setting where patient comfort and ease of venous access are paramount.  It is a single use, sterile device designed with a fully passive safety system that engages upon completion of access when the user grips the wings and pushes them up. When the wings close to approximately 20 degrees, the safety guard automatically releases over the needle.  The user then removes the device from the patient’s skin with the needle fully covered by the guard.  The guard secures itself over the needle into a fully extended and locked position covering the needle, preventing the wings from reopening.  The user then discards the device without ever having actively deployed the guard or touched the needle.  We expect to apply for FDA 510(k) approval of the winged blood collection set in the second half of 2009.

Winged Safety Blood Collection Set

We are developing a needleless intravenous winged valve line that incorporates our core technology into a collection system that will be very similar to current conventional systems in both appearance and operation. The product has the potential of being the only passive safety system on the market.  The use of our blood collection safety engagement system employs an intravenous system that is both fully passive and engages in a manner familiar to the operator.

Anti-blunting Safety Syringe

This family of products involves anti-blunting technology coupled with safety syringe sheathing to avoid needlestick injury.  It also includes a line of syringes that accept prefilled vials of commonly used medicaments or specified dosage of medicaments in pharmaceutical prefilled applications.  They represent low volume, high value, delivery systems for prefilled products.  We sometimes refer to the intellectual property underlying these products as the "Blunt Technology."

The safety syringe uses a two-stage passive safety system. The first stage activates as the needle is injected into the medicament for fluid withdrawal. As the needle is withdrawn, the first stage protects the operator from accidental needlestick injuries. The second stage is activated when the needle is injected into the subject. This two-stage approach both protects the subject from contamination passed via the medicament container and provides a sterile needle to the subject that has not been blunted by prior contact.

There are two separate models of this anti-blunting safety syringe. One is designed specifically for fillable syringes and the other for prefilled syringes. There are one patent and four U.S. patent applications covering these designs. We have secured the rights to the technology for both models through our strategic relationship with Visual Connections, Inc., described below.

In addition to the five products listed above, we have several products in our development pipeline that we believe have the potential to provide significant future revenues. These include:

Key-Lok Needleless IV Systems Market

The majority of needles used in the healthcare industry are used not for penetrating the skin, but to deliver or withdraw fluids or medications from bottles, ampoules, bags, intravenous administration sets or access ports.  These are referred to as "transfer needles." Several companies have developed a system of products designed to eliminate the use of sharp transfer needles.  Today, in excess of 85% of health care facilities report using needleless IV delivery systems.  We are well advanced in developing what we believe is a better solution, with wide application and well positioned to compete with the current market leading system.

In 2006, we acquired rights to the technology for the Key-Lok Needleless IV System (KLS), a latex-free blunt-cannula needleless (or needle-free) injection system. The system operates like a conventional needle-based system in that it provides a secure connection for a needle-safe medication delivery system. Designed to be cost competitive with needle-based products, KLS has very few components compared to the more complex needleless systems currently marketed.

We believe that KLS will offer significant market advantages.  It will enable health care providers to administer medications free of unprotected needles, essentially eliminating the likelihood of many accidental needlestick injuries, while reducing cross contamination dangers and minimizing the occurrence of latex-induced hypersensitivities or allergic reactions.

Prefilled Safety Syringes

Our patent pending design allows pharmaceutical companies to fill a medicament cartridge in their existing factories, which then snap into our pre-assembled safety syringe. This design is fully compatible with existing pharmaceutical manufacturing lines, avoiding any need to change assembly processes. The safety syringe works with both glass and plastic medicament cartridges.  In addition, there are more than 15 related products that fill out this product line. The derivative products include a number of different sizes, "blunts," plungers, and other combinations of the core technology.

Strategy

Our strategy is to market our safety products through alliances with partners capable of worldwide distribution. The key elements of our strategy include:

•	Enter the U.S. healthcare market with the introduction of the winged safety blood collection set through an alliance with a major medical distribution partner.
•	Finish development of the winged blood collection set and introduce it to the market.

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Enter the U.S. clinical market with the introduction of the "Blunt" Safety Syringe in 1 ml and 3 ml versions.  Evaluate offering the Blunt Safety Syringe in a size of 5ml or larger, to be used with interchangeable needles.

•	Broaden distribution channels by establishing partnership alliances with more medical product distributors.
•	Complete the development and evaluate the market demand of additional products in the pipeline that appear to have strong market potential.

Over the next 24 months, we plan to introduce five products through arrangements with distribution partners that oblige them to purchase minimum unit volumes of our products. We identify potential distribution  partners for a specific technology who we believe offer a combination of market share access, distribution capability, and credibility in the market as a superior supplier of value-added safety technology to medical device consumers.

Contracts

On July 15, 2008, we entered into two Medical Supply Manufacturing Agreements with Greiner Bio-One GmbH, a division of Greiner Bio-One International AG, an international manufacturer and supplier of medical products with locations in Austria, Germany, Hungary, United States and Brazil as well as a worldwide distribution network.  The two agreements grant Greiner the right to manufacture, market and distribute our Vacuette tube-activated and skin-activated blood collection systems and our winged blood collection set.  Each agreement extends for six years from the commencement of initial commercial manufacturing of the applicable product.

The July 2008 agreement for our two Vacuette systems superseded and replaced a prior distribution agreement solely for the tube-activated system.  It provides for production of a designated minimum number of units each year during the first five years after manufacturing commences.  The distributor must pay us a production royalty per unit, totaling $33 million over this period. The distributor has the right to continue to manufacture the products and pay the production royalty in year six.

In addition, the July 2008 Vacuette agreement provides that we would design, construct, complete and successfully test an initial automated production line for the Vacuette products for delivery at a mutually acceptable date no earlier than March 31, 2009.  Payment all of these services was to be made in three installments, beginning October 1, 2008 with the final payment due March 31, 2009.  We also agreed to build a secondary automated production line approximately 24 months after completion of the first, depending on the distributor’s volume requirements, with the date for completion and delivery to be determined by the parties.

Like the Vacuette agreement, the July 2008 agreement for the winged blood collection set provides for production of a designated minimum number of units each year during the first five years after manufacturing commences.  The distributor must pay us a production royalty per unit, totaling $10.8 million over this period.  The distributor has the right to continue to manufacture the products and pay the production royalty in year six.

In addition, the July 2008 agreement for our winged product provides that we would prepare and deliver an initial design plan for review and approval by the distributor by October 1, 2008.  Payment of the fee for design services was due upon delivery and acceptance of the initial design plan, at which time we were to initiate the construction of the production line.  Payment for the construction phase was to be made in three equal installments upon the achievement of certain milestones leading to validation of the final production line.

In September 2008, we delivered the Vacuette automation plan and the initial design plan for the winged product and received payment of $2,700,000 for the initial installments under each contract.  In November 2008, the distributor informed us that it had decided to modify the design plans and construct the production lines itself.  As the parties discussed how to formally modify the July 2008 agreements, they reached a final agreement in December 2008 that MedPro (a) would retain the $2,700,000 paid to date for design and construction of the production lines, (b) had fulfilled the conditions to earn its fee for the design phase of both contracts, and (c) would apply the $700,000 balance against its construction costs incurred on behalf of the distributor.

Product Development

Since the passage of the 2001 Needlestick Prevention Act, we have focused on developing safety solutions employing inherent passive safety needles or needleless replacements that require minimal or no user activation of the safety mechanism.  Our research and development approach has been to identify and acquire leading edge technology with a view to developing medical device safety products with significant commercial potential.  We have obtained all of our proprietary intellectual property, research and development through either acquisitions or technology agreements with third party inventors.

The most significant of our relationships is with Visual Connections, Inc.  Visual Connections and its founder have developed intellectual property for needlestick reduction solutions across a wide range of applications. We have a long-term relationship with Visual Connections and expect to continue this relationship for the foreseeable future.

We may also engage directly in research and product development activities in the future.  Our winged intravenous valve is based on an internally developed design.  We have no present plans to build an internal research and development function, and our future in-house capabilities will likely depend upon opportunities to add product development personnel through acquisitions or otherwise.

Visual Connections

MedPro maintains a strategic alliance with Visual Connections, Inc., a San Diego, California design and development firm owned by Hooman Asbaghi.  Mr. Asbaghi is an inventor and designer who controls his inventions from inception through product design and market release.  Mr. Asbaghi has also assisted us from time to time in developing customer relationships in the medical device industry.

In 2004, we acquired the interest of Visual Connections in patents related to the Vacuette passive safety blood collection system. We paid Visual Connections a total of $3,200,000 and will pay royalty fees of 6% of net sales on products developed from this technology until the patents expire, or a minimum royalty fee of $250,000 for the third through eighth years of production if this amount is greater than 6% of net sales.

In 2007, Visual Connections and Mr. Asbaghi entered into a similar agreement with SGPF LLC, a company created by W. Craig Turner, our Chairman, CEO and largest common shareholder.  SGPF was established to acquire technology that we believed had potential for successful commercialization.  At the time, MedPro did not have the financial resources to assume the risk of acquiring and holding the technology until development could be completed, and also risked losing the opportunity to other interested parties.  Under the agreement, SGPF acquired the interest of Visual Connections in five inventions underlying our anti-blunting safety syringe and prefilled pharmaceutical products, including rights to the related patent and patent applications (the "Blunt Technology").  Visual Connections transferred its interest to SGPF upon payment of an initial transfer payment of $250,000. SGPF also agreed to pay transfer payments totaling $2,750,000 in installments over three years beginning in 2007 and a royalty of 5% on the first $250,000 of adjusted gross sales of products using the Blunt Technology in any calendar year, and 4% of the adjusted gross sales of such products for remainder of the year.

MedPro’s August 2007 agreement with SGPF provided that we would manage and direct the development of the Blunt Technology and pay up to $375,000 towards development costs with the objective of commercializing the Blunt Technology as quickly as possible.  We also obtained an option to acquire the Blunt Technology from SGPF.  Our option provided us ample opportunity to assess the profit potential and develop a business plan for exploiting the device, and also gave SGPF leverage in negotiations with other potential business partners.

On September 30, 2008, we exercised our option, which required us to pay SGPF $3,345,000 in cash, which covered all amounts SGPF had paid to date to acquire the applicable patents and patent applications technology under its agreement with Visual Connections, and $1,250,000 in newly issued shares of our common stock based on a value of $1.81 per common share assuming certain conditions or milestones are met.  Our obligation to issue the stock portion of the purchase price is contingent upon our collecting $5,000,000 in sales revenue from the products, the sale or license of all or part of the product to a third party or a change in control of our company.  We assumed the remaining patent payments that were due after the time we exercised our option.  See "Certain Relationships and Related Transactions – SGPF Technology Agreement."  We describe the accounting for this agreement in the footnotes to the financial statements.

In June 2008, MedPro entered into an agreement with Visual Connections and Mr. Asbaghi to acquire the patents, patent applications and related rights to the technology underlying the Vacuette Premium Winged Safety Blood Collection Set.  Visual Connections transferred its interest to us upon execution of the agreement, and we paid an initial transfer payment of $250,000 shortly after we entered into our agreement for the production and distribution of the product.  We also agreed to pay transfer payments totaling $1,250,000 in five quarterly installments, which began in October 2008, as well as a royalty of 4% of the adjusted gross sales of the product.  The agreement also grants MedPro a right of first refusal to negotiate an agreement for the rights to commercialize any additional Visual Connections products in the future.

Intellectual Property and Licenses

We own or hold rights to acquire intellectual property, including patents, patent applications, technology, trade secrets, know-how, copyrights and trademarks in the United States and other countries. We own or control the rights to five issued patents and four patent applications that cover our products. We have rights in both domestic and foreign intellectual property. In the aggregate, these intellectual property assets are of material importance to our business. However, we believe that no single patent, technology, trademark, or intellectual property asset is material in relation to our business as a whole.  The following table shows the domestic patents we currently hold, as well as those products for which we have filed a patent application.

Product Reference	Application Number	Patent/Publication Number	Title	Application, Publication or Issue Date
Vacu-Mate	08/632,010	5,688,241	Automatic non-reusable needle guard	11/18/1997
Vacu-Mate	09/336,405	6,379,336	Protection device for injection or aspiration needle	4/30/2002
Vacu-Mate	10/289,508	6,869,415	Safety device for blood collection	3/22/2005
Vacu-Mate	10/621,973	7,357,783	Safety system for a blood collection device	4/15/2008
Syringe Guard	10/983,108	7,198,617	Passively guarded fillable injection syringe	4/3/2007
Syringe Guard	11/055,415	2006/0111679	Syringe guard with selected needle configuration	5/25/2006
Syringe Guard	11/140,583	2006/0111676	Passively guarded, pre-filled injection syringe	5/25/2006
Syringe Guard	11/211,336	2007/0078403	Syringe guard for pre-filled medicament vial	4/5/2007
Syringe Guard	11/422,851	2007/0287964	Hypodermic needle tip protector	12/13/2007

Competition

We operate in the increasingly complex and challenging medical device marketplace. Technological advances, federal regulations in the United States and some foreign markets, and scientific discoveries have accelerated the pace of change in medical technology, and the regulation of increasingly more sophisticated and complex medical products is increasing. Companies of varying sizes compete in the global medical technology field. Some are more specialized than us with respect to particular markets, and some have greater financial resources than us. New companies have entered the field, particularly in the areas of safety-engineered devices and in life sciences, and established companies have diversified their business activities into the medical technology area. Other firms engaged in the distribution of medical technology products have become manufacturers of medical devices and instruments as well. Acquisitions and collaborations by and among other companies seeking a competitive advantage also affect the competitive environment.

A company’s ability to compete in the medical device market depends on many factors, including price, quality, innovation, service, reputation, distribution, and promotion. To increase revenue growth by focusing on products that deliver greater benefits to patients and medical professionals, and to maintain an advantage in the competitive environment in which we operate, we must continue to invest in research and development, quality management, quality improvement, product innovation and productivity improvement. We will compete against companies with substantially more financial resources to invest for these purposes.

Suppliers

MedPro has received a Certificate of Registration from BSI Management Systems to ISO 13485:2003.  The scope of the certificate is the design and manufacture of single use, sterilized blood collection devices.  We are in the process of obtaining CE Marking certification under the European Medical Device Directive 93/42/EEC, which is required to distribute products in Europe.

Our production strategy is to outsource the manufacturing of all our products to reputable medical device manufacturers with well-established reputations in the industry.  Each of our current and prospective suppliers comply with Good Manufacturing Practice ("GMP") requirements under the U.S. Food, Drug and Cosmetic Act and are ISO certified or meet equivalent applicable standards.  We believe that if the manufacturers with whom we currently contract were no longer able to produce our products for any reason, there are sufficient other manufacturers to allow use to make alternative production arrangements.

We have engaged Interplex Medical, LLC, an independent medical design, development and assembly service provider based in Milford, Ohio, to assemble, package, sterilize and deliver initial quantities of our Vacuette tube-activated and skin-activated blood collection products under our contract with Greiner until high volume production equipment can be fabricated to meet the expected annual demand.  We also expect to engage Interplex to design and manufacture an automatic assembly system that will be capable of consistently producing our blood collection products in compliance with product specifications, the federal Food, Drug and Cosmetic Act, and all FDA requirements.  We expect the system to be capable of producing 22 million pieces annually when the line is at full capacity.  We currently anticipate the production line will be built by Greiner at its plant in Austria.

Government Regulation

FDA and Other Regulatory Bodies

Medical devices are subject to regulation by the FDA, state agencies and, in varying degrees, by foreign health agencies that perform similar functions as the FDA does in the United States. These regulations, as well as various federal and state laws, govern the manufacturing, labeling, record keeping, clinical testing and marketing of these products. The majority of our medical device product candidates must undergo rigorous testing and an extensive government regulatory approval process prior to sale in the United States and other countries. The lengthy process of seeking required approvals and the continuing need for compliance with applicable laws and regulations require the expenditure of financial resources. Regulatory approval, when and if obtained, may be limited in scope, which may significantly limit the indicated uses for which a product may be marketed. Approved products and their manufacturers are subject to ongoing review, and discovery of previously unknown problems with products may result in restriction on their manufacture, sale or use, or their withdrawal from the market.

Regulation of Medical Devices

All of our current products are medical devices intended for human use and are subject to FDA regulation. Unless an exemption applies, each medical device we market in the United States must have a 510(k) clearance or a Pre Market Approval ("PMA") in accordance with the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 310). The FDA regulations generally:

•	set standards for medical devices;
•	require proof of safety and effectiveness prior to marketing;
•	require safety data and clinical protocol approval prior to evaluation in humans;
•	establish FDA-mandated current good manufacturing practices, or GMPs; and
•	permit detailed inspection of manufacturing facilities.

These regulations also require reporting of product defects to the FDA and prohibit export of devices that do not comply with FDA regulations, unless the devices comply with established foreign regulations and the FDA and the health agency of the importing country determine export is not contrary to public health. FDA regulation divides medical devices into three classes. Class I devices are subject to general controls to preclude mislabeling or adulteration and require compliance with labeling and other general requirements. Class II devices are subject to special controls and must also comply with general controls. Class III devices are subject to the most extensive regulation and in most cases require submission to the FDA of a PMA application that includes information on the safety and effectiveness of the device.

Products marketed in the European Community must comply with the requirements of the European Medical Device Directive ("MDD") and be CE-marked. The CE Mark is the European equivalent of FDA approval to market. Medical device laws and regulations similar to those described above are also in effect in some of the other countries to which we intend to export our products. These range from comprehensive device approval requirements for some or all of our medical device products to requests for product data or certifications. Failure to comply with these domestic and international regulatory standards and requirements could affect our ability to market and sell our products in these markets.

Other Regulations

We are subject to various federal and state laws pertaining to health care fraud and abuse, including anti-kickback laws and false claims laws. Anti-kickback laws make it illegal to solicit, offer, receive or pay any remuneration in exchange for, or to induce, the referral of business, including the purchase or prescription of a particular product. The United States has published regulations that identify "safe harbors," or exemptions for certain payment arrangements that do not violate the anti-kickback statutes. We seek to comply with the safe harbors where possible. Due to the breadth of the statutory provisions and the absence of guidance in the form of regulations or court decisions addressing some of our practices, it is possible that our practices might be challenged under anti-kickback or similar laws. False claims laws prohibit anyone from knowingly and willingly presenting, or causing to be presented for payment to third party payers (including Medicare and Medicaid) claims for reimbursed products or services that are false or fraudulent, claims for items or services not provided as claimed, or claims for medically unnecessary items or services. Our activities relating to the sale and marketing of our products may be subject to scrutiny under these laws. Violations of fraud and abuse laws may be punishable by criminal and/or civil sanctions, including fines and civil monetary penalties, as well as the possibility of exclusion from federal health care programs (including Medicare and Medicaid).

Our business has been and will continue to be subject to various other laws and regulations.

Information Technology

In the first quarter of 2008, we acquired a fully integrated IT platform that enables us to fully and efficiently satisfy our sales and ordering processes while generating the appropriate level of internal control. We have also engaged a full service vendor responsible to data integrity, IT security, managed network services, disaster recovery, offsite encrypted data storage, and support of all voice and data communications, both internally and externally. The system provides a high level of security, backup, and risk management that management believes will significantly reduce the risk of IT failure and resultant negative impact on operations.

Dependence on One or a Few Major Customers

We currently do not depend on any individual source of raw materials or suppliers.

If we can successfully make an initial commercial shipment of one of our blood collection products and initiate our distributor’s obligation to purchase substantial minimum quantities of the product from us, the revenues generated from our distribution agreement would be our principal source of revenue.

Employees

As of July 31, 2009, we had thirteen employees. None of our employees are subject to a collective bargaining agreement.

Description of Property

We lease our office and storage facility in Lexington, Kentucky, under a operating lease from a firm in which our Chairman and CEO is a partner. The lease runs through 2012, with an option for two five-year extension options.  Monthly lease payments are $6,975 though the end of the lease term.

Legal Proceedings

We are not a party to any pending legal proceedings as of this date.

MANAGEMENT

Directors and Executive Officers

The following table shows information regarding our current directors and executive officers. The directors are elected by the stockholders. The executive officers serve at the pleasure of the Board of Directors.

Name	Age	Title
W. Craig Turner	55	Chief Executive Officer and Chairman of the Board of Directors
Walter W. Weller	57	President, Chief Operating Officer, Director
Marc T. Ray	55	Vice President Finance, Chief Financial Officer
Gary A. Peterson	58	Director
Warren Rustand	66	Director
Ernest L. Fletcher	56	Director
W. Leo Kiely III	62	Director

W. Craig Turner is the founder of MedPro and has been Chairman of the board of directors of our predecessor since its inception. He was appointed Chairman of our Board of Directors when our merger took effect in December 2007. Mr. Turner is also the President and Chairman of the Board of Directors of CRM Companies, Inc., a real estate development company specializing in the development of commercial and industrial properties with more than 450 employees. At CRM Properties, Mr. Turner has been responsible for the development of over $250 million in commercial and industrial properties. Previously, Mr. Turner served as Director of Industrial Development for the Commonwealth of Kentucky under then Governors John Y. Brown and Martha Layne Collins.

Walter W. Weller has been President of MedPro since 2003 and the Chief Operating Officer of our predecessor since its inception in 1993. Mr. Weller was appointed our President, Chief Operating Officer, and Director of MedPro when our merger took effect in December 2007. He has been responsible for MedPro’s product strategy, building customer relationships with key channel partners, and coordinating day to day activities for the Company. Before joining MedPro, Mr. Weller spent approximately ten years working in manufacturing, seven years in financial and operational management, and five years working with financial software design and implementation services. He participated in developing legislation that subsequently was enacted as the federal Needlestick Prevention Act.

Marc T. Ray was appointed Vice President Finance and Chief Financial Officer of our predecessor in October 2007 and continued in the same capacity when our merger took effect in December 2007. Mr. Ray served as the Treasurer and as a member of the Board of Directors of MedPro from July 1994 to August 2007. Mr. Ray is a Certified Public Accountant with 32 years of experience. From November 2004 to October 2007 Mr. Ray has served as the managing member of Ray, Foley, Hensley & Company, PLLC, a public accounting firm that he founded in Lexington, Kentucky. From February 1994 to October 2004, Mr. Ray was President of the Lexington, Kentucky based public accounting firm Ray, Hager & Henderson, PSC. In addition, from November 1997 until November 2005, Mr. Ray served at various times as treasurer, director, executive committee member and compensation committee member of Prevent Child Abuse America, a national charitable organization headquartered in Chicago, Illinois. From 1976 through 1978 and 1982 through January 1994, Mr. Ray was employed or was a partner (1986) with Coopers & Lybrand, a predecessor of PriceWaterhouseCoopers.  In the intervening years Mr. Ray was employed as a financial analyst with a fortune 500 company and was a partner in a local accounting firm.

Gary A. Peterson was appointed as a Director when our merger took effect in December 2007. He also served as a director of our predecessor since 1998 and as its President and Chief Executive Officer from 1998 to 2003.  Mr. Peterson is President and Chief Executive Officer of BATON Development Inc., a virtual incubator for new medical products and has been the Managing Member of BATON Ventures LLC and PSF Health Care LLC, and a Venture Partner in Affinity Ventures II LLC, all venture capital funds.  Mr. Peterson has spent over 35 years in the medical device and health services business and has served as a director of numerous public and private companies.  He was co-founder and Chief Operating Officer and Executive Vice President of Angiomedics Incorporated, which was acquired by Pfizer, Inc. in 1986 and renamed Schneider USA. Schneider has since been sold to Boston Scientific for over $2 billion. Before starting Angiomedics, Mr. Peterson was responsible for product management and long term planning for Cardiac Pacemakers, Inc. (which became Guidant and was subsequently acquired by Boston Scientific) and held various sales and marketing management positions with Renal Systems, Inc. (now Minntech).

Warren Rustand was appointed as a Director when our merger took effect in December 2007. Mr. Rustand is currently managing partner for SC Capital Partners LLC. He has served as a member of the Board of Directors for over 40 public, private, and not-for-profit organizations, including as Chairman of more than half of those organizations. In the medical field, Mr. Rustand has served as Chairman of Tucson Medical Center, Chairman of Health Partners of Arizona, Chairman of TLC Vision, Chairman of Medical Body Sculpting, and Chairman of Health Equity, Incorporated. Mr. Rustand also served as Appointment Secretary and Cabinet Secretary to former US President Gerald Ford.

Dr. Ernest L. Fletcher, who served as Governor of the Commonwealth of Kentucky from 2003 to 2007, was appointed a director in October 2008.  Governor Fletcher was elected to the United States House of Representatives in 1998 from Kentucky’s 6th Congressional District. In Congress, he served as a member of the House Committees on Energy and Commerce and was selected to chair the Policy Subcommittee on Health.  His legislative career began in 1995 as a State Representative for Kentucky’s 78th District.  He has also been an Air Force fighter pilot, engineer, family doctor and lay minister.  Governor Fletcher was a family practice physician in Lexington for twelve years, including two years as CEO of the Saint Joseph Medical Foundation.  He is currently a business development and healthcare consultant.

W. Leo Kiely III was appointed a director in October 2008.  He has been Chief Executive Officer of MillerCoors, a joint venture combining the U.S. and Puerto Rico operations of SABMiller plc and Molson Coors Brewing Company, since June 2008.  Mr. Kiely became President and Chief Executive Officer of Molson Coors Brewing Company in February 2005.  He previously served as a director of Coors Brewing Company since 1989. He was appointed Chief Executive Officer of Adolph Coors Company in July 2002 and served as Chief Executive Officer of Coors Brewing Company from May 2000 to March 2005. He served as President and Chief Operating Officer of Coors Brewing Company from March 1993 to May 2000. Before joining Coors Brewing Company, he held executive positions with Frito-Lay, Inc., a subsidiary of PepsiCo and Ventura Coastal Corporation, a division of Seven Up Inc.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

The Summary Compensation Table below shows the compensation earned by our executive officers for the last two fiscal years.

Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		All Other Compensation ($) (4)	Total ($)

W. Craig Turner,	2008	$251,206	–	$942,638	(1)	$30,500	$1,224,344
Chairman and Chief Executive Officer	2007	127,209	–	24,630	(2)	–	151,839

Walter W. Weller,	2008	$204,727	–	$942,638	(1)	$31,716	$1,179,081
President and Chief Operating Officer	2007	158,462	–	24,630	(2)	–	183,092

Marc T. Ray, Chief	2008	$179,634	–	$314,213	(1)	$23,275	$517,122
Financial Officer(3)	2007	40,385	–	24,630	(2)	–	65,015

(1)
Represents the compensation expense recorded in 2008 under FAS 123R with respect to stock options awarded to the named executive on August 18, 2008.  Messrs. Turner and Weller were each awarded options to purchase 1,050,000 shares, and Mr. Ray received options to purchase 350,000 shares.  See "2008 Stock Option Awards," below.

(2)	Directors received stock valued at $24,630 as compensation for service during 2007 before the merger with Dentalserv.com.
(3)	Mr. Ray joined MedPro as Chief Financial Officer in October 2007, after having previously served as a director.
(4)	Represents employer 401(k) contribution.

Stock Option Awards

On August 18, 2008, our board of directors adopted the MedPro Safety Products, Inc. 2008 Stock and Incentive Compensation Plan and awarded options to purchase a total of 3,000,000 shares to directors, officers and employees at an exercise price of $1.81 per share.  The exercise price is equal to the per share valuation of our common stock agreed upon with the holders of our Series A Stock in connection with those holders’ purchase of  preferred stock and warrants to purchase common stock for $13 million on December 28, 2007.  The options may be exercised only during the 30-day period ending on January 31, 2013.  If before that date either the recipient terminates service with us or a change of control of our company occurs, then the recipient must exercise the options 30 days after the event.

On May 27, 2009, MedPro awarded incentive stock options to purchase 185,714 common shares to its employees, including options to purchase 25,974 shares to each of its three executive officers.  The exercise price of the options is $3.85 per share, the market price at the close of trading on the grant date, except that the exercise price for Mr. Turner’s options is $4.24, 110% of the market price, because he is a 10% shareholder.  The options are exercisable immediately and have a ten year term, except for Mr. Turner’s options, which are limited to a five-year term.

Employment Agreements

In 2009 we have entered into employment agreements with W. Craig Turner, our Chief Executive Officer, and Marc T. Ray, our Chief Financial Officer.  Mr. Turner’s agreement has a term through June 30, 2012, and Mr. Ray’s agreement has a term through December 31, 2011.  Both agreements are subject to automatic one-year extensions after the initial term, unless either we or the executive provides written notice of the intention to not renew the employment agreement no later than 30 days before the end of the term.

Mr. Turner’s agreement provides that his base salary will be $28,333 per month, and he is eligible for a bonus of up to a total of 100% of his base salary as the board of directors may determine in its sole discretion.  Mr. Ray’s agreement provides that his base salary will be $215,500 per year and he is eligible for a bonus of up to a total of 70% of his base salary as the board of directors or the Chief Executive Officer may determine in its sole discretion.  Both officers are  entitled to participate in our stock option and incentive compensation arrangements for management.  Both are also entitled to receive employee benefits under our plans and policies on the same terms and conditions as other employees, including vacation and holiday time.

The employment agreements provide that if we terminate the executive for cause, he will be paid all amounts owed through the date of termination.  The agreement defines termination for "cause" as (a) willful and continued failure to perform his duties; or (b) willfully engaging in misconduct demonstrably injurious to the company; (c) willfully engaging in fraud or dishonesty; (d) breach of fiduciary duty involving personal profit; or (e) commission of any federal or state felony or criminal offense (excluding traffic-related offenses) which is materially and demonstrably injurious to the company.  No act, or failure to act will be considered "willful" unless done, or admitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of the company.

If we terminate the executive other than for cause, he will be entitled to be paid his base salary (but no other amounts related to any employee benefit plans and policies) through the end of the term then in effect, subject to execution of a written release with us.  The executive may terminate employment for any reason, in which case the agreement will end immediately, and all of our obligations under it will cease.

If the executive dies or becomes unable to perform his duties because of disability, the term of the agreement then in effect will be deemed to have ended and all of our obligations under the agreement will cease immediately.  In such an event, the executive or his personal representative will be entitled to be paid through the time of "disability" or death.

In the event of a "change in control" of the company, Mr. Turner will receive a single sum payment in an amount equal to his then-current monthly base salary for 36 months (less any applicable social security, federal, state or local tax withholdings), subject to compliance with deferred compensation regulations.  Mr. Turner’s agreement defines a change in control as (1) a change in ownership, (2) a change in effective control, or (3) a change in asset control.  We have agreed to pay the amount of any state, local or federal tax incurred by Mr. Turner as a result of payments to him that would not have been imposed but for the occurrence of a change in control.

•
A "change in ownership" occurs when any one person, or more than one person acting as a group, acquires ownership of our stock that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of our stock.

•
A "change in effective control" occurs when either (A) any person, or persons acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of our stock possessing 30% or more of the total voting power of our stock, or (B) a majority of our board of directors is replaced during any 12-month period by directors whose appointment or election was not endorsed by a majority of the members of the board before the date of the appointment or election.

•
A "change in asset control" occurs when any one person, or persons acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) from us or our parent entity (if any) assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of our assets immediately before such acquisition.  "Gross fair market value" means the value of the assets being disposed of, determined without regard to any liabilities with such assets.

The agreement excludes from the definition of change of control transfers of stock or assets in certain circumstances to a majority owned subsidiary of ours or to an entity that is controlled by a shareholder or group of shareholders that owns, directly or indirectly, 50% or more of the total value or voting power of all of our outstanding stock immediately after the transfer.

In the event of a change in control of the company,  Mr. Ray will have the option to accelerate any amounts due in connection with any unexpired term, without discount.  Mr. Ray’s agreement defines a change in control of the company as (1) a change in ownership of 50% or more within a 12 month period as a result of a single transaction or a series of transactions with one or more related buyers or a consortium of buyers, or (2) any sale, merger, consolidation or leveraged buyout resulting in our no longer being public as a standalone company.  We agreed to indemnify Mr. Ray against any excise tax (in connection with parachute payments) or additional taxes, other than ordinary income taxes, due to the acceleration of such payments.

The employment agreements contain covenants not to compete with MedPro and not to encourage employees to leave MedPro or to encourage customers to terminate their relationships with us during employment and a restricted period.  The restricted period means the period ending on the later of (i) the expiration of the term of the agreement or (ii) two years after terminating employment.  Each executive also agreed to maintain the confidentiality of our information during and after his employment.

Outstanding Equity Awards at Fiscal Year-End

The following table shows holdings of stock options by the named executives as of December 31, 2008. None of the named executives have received restricted stock awards.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Shares, Underlying Unexercised Unearned Options(#)	Option Exercise Price ($) (2)	Option Expiration Date (1)

W. Craig Turner	0	1,050,000	n/a	$1.81	1/31/13

Walter W. Weller	0	1,050,000	n/a	1.81	1/31/13

Marc T. Ray	0	350,000	n/a	1.81	1/31/13

(1)
The exercise price is equal to the per share valuation of our common stock agreed upon with the holders of our Series A Stock in connection with those holders’ purchase of  preferred stock and warrants to purchase common stock for $13 million on December 28, 2007.

(2)
The options may only be exercised during a 30-day period ending on January 31, 2013.  If before that date either the recipient terminates service with us or a change of control of our company occurs, then the recipient must exercise the options 30 days after the event.

Option Exercises and Stock Vested

No options were exercised and no stock awards vested during 2008.

Director Compensation

The following chart shows compensation paid or awarded to our non-employee directors for the year ended December 31, 2008. Compensation paid to Messrs. Turner and Weller is included in the Summary Compensation Table.  Messrs. Peterson and Rustand were each awarded options to purchase 100,000 shares on August 18, 2008, on the terms described under "2008 Stock Option Awards," above.

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	All other compensation ($)		Total ($)

Gary A. Peterson	$—	$—	$89,775	$100,000	(2)	$189,775

Warren Rustand	—	—	89,775	—		89,775

Ernest L. Fletcher (1)	—	—	—	—		—

W. Leo Kiely III (1)	—	—	—	—		—

(1)	Messrs. Fletcher and Kiely joined the board of directors on October 21, 2008.

(2)
We paid Baton Development $100,000 for consulting services provided by Mr. Peterson during 2008.  Mr. Peterson, the sole owner of Baton, was assigned to develop a new marketing strategy for the Key-Lok device and assist in the reintroduction of this technology based on his extensive knowledge of the intravenous product marketplace.

2008 Stock and Incentive Compensation Plan

On August 18, 2008, our board of directors adopted the MedPro Safety Products, Inc. 2008 Stock and Incentive Compensation Plan ("2008 Plan").  The total number of shares of common stock available for issuance pursuant to awards under the 2008 Plan is 7,500,000 shares.  The 2008 Plan permits grants of stock options (including incentive stock options and nonqualified stock options), stock appreciation rights ("SARs"), restricted stock awards, restricted stock units, and cash performance awards.  The 2008 Plan became effective upon adoption by the board of directors.  The 2008 Plan was subsequently approved by shareholders as required by the Internal Revenue Code in order to award incentive stock options.

The purposes of the 2008 Plan are to increase growth and profitability, provide competitive compensation while retaining the benefits of tax deferral, attract and retain exceptional personnel and encourage excellence in the performance of individual responsibilities, and motivate directors and key employees to contribute to our success.

Shares Subject to the Plan

The 2008 Plan authorizes the issuance of a maximum of 7,500,000 common shares for awards to employees and directors, subject to adjustment as described below.  If an award granted under the 2008 Plan expires or terminates without exercise, the shares no longer subject to that award will again become available for issuance under the Plan.  A maximum of 1,500,000 common shares subject to stock-based awards or $1,000,000 for cash-based awards may be granted during any one fiscal year to any one individual.  A maximum of 300,000 shares may be issued upon the exercise of incentive stock options. A maximum number of 50,000 shares may be issued without consideration as restricted stock awards, restricted stock units or other "full-value awards."

The 2008 Plan authorizes the following types of awards:

•	incentive stock options and nonqualified stock options to purchase common stock at a set price per share;
•	stock appreciation rights to receive upon exercise common stock or cash equal to the appreciation in value of a share of common stock;
•	restricted stock, which are shares of common stock granted subject to a restriction period and/or a condition which, if not satisfied, may result in the complete or partial forfeiture of the shares;.
•	performance shares to be issued upon the satisfaction of predetermined performance measures;
•	restricted stock units which provide for shares to be issued or cash to be paid upon the lapse of predetermined restrictions, or;

•	cash performance awards which provide for cash to be paid upon the satisfaction of predetermined performance measures.

Awards granted under the 2008 Plan must be evidenced by award agreements that state the terms and conditions of the awards and must otherwise be consistent with the provisions of the Plan.  As of July 31, 2009, options to purchase a total of 3,185,714 shares of common stock had been awarded under the 2008 Plan and were outstanding.

Administration

The 2008 Plan is initially administered by the board of directors, which has full power and authority to take all actions necessary to carry out the purpose and intent of the plan.  The board may delegate the administration of the 2008 Plan to a committee comprised of two or more directors who cannot be current or former employees or officers of MedPro and cannot receive remuneration from MedPro in any capacity other than as directors.  The committee will have full power and authority to take all actions necessary to carry out the purpose and intent of the plan, including the authority to grant awards to employees and to interpret the plan, establish rules and regulations, and perform all other acts it believes reasonable and proper.  Subject to the provisions of the Plan, the committee will have sole discretion to determine those eligible to receive awards, the amount, type, and timing of each award and the terms and conditions of the respective award agreements.  The committee may modify outstanding awards, accelerate or change the time of exercise, or waive a lapse of a condition of an award, and establish conditions for earning awards.  Modifications that may materially adversely affect an award cannot be made without the consent of the holder of the award.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following section describes transactions between MedPro and its directors, executive officers and their affiliates since January 1, 2006.  Transactions before December 28, 2007, involved one of MedPro’s two predecessors — Dentalserv.com (or DRSV), a Nevada public shell corporation, and MedPro, Inc., a Delaware corporation.

•	Issuances of shares by DRSV in transaction before December 28, 2007 have been adjusted to reflect its 1-for-4 reverse stock split on that date.
•	Issuances of shares by MedPro before January 10, 2007, in transactions have been adjusted to reflect both its merger with Vacumate (described below) and the merger with DRSV on December 28, 2007.
•	Issuances of shares in transactions between January 10, 2007, and December 28, 2007, have been adjusted to reflect the merger with DRSV.

Pre-Merger Transactions Involving Dentalserv.com

December 2006 change of control

DRSV was formed as a Nevada corporation on December 15, 1999.  DRSV registered its common stock under the Securities Exchange Act in July 2006, at which time it was controlled by one shareholder who owned more than 80% of DRSV’s common stock.  DRSV stated in its registration statement that it planned to develop a dental software package, but that project was ultimately abandoned in late 2006.  In November 2006, DRSV’s principal stockholder was referred to Vision Opportunity Master Fund, which was seeking to acquire a controlling interest in a publicly listed company without assets or significant business operations that could be utilized as a vehicle for a future merger with a privately held target company in which VOMF invested.  On December 15, 2006, VOMF acquired control of DRSV by purchasing 1,254,038 shares or 89.83% of DSRV’s common stock from its controlling shareholder and two other shareholders for $650,000, or approximately $0.52 per share (as adjusted for the 1-for-4 reverse stock split on December 27, 2007).  DRSV issued no new shares or other securities in connection with the change of control.

Pre-Merger Transactions Involving MedPro

VOMF Bridge Loan

In anticipation of the closing of the merger and the private placement with our Series A Stockholders, in 2007 we borrowed $1,000,000 from Vision Opportunity Master Fund at an interest rate of 8% per year and paid an origination fee of $50,000.  VOMF also purchased $12 million of the $13 million of newly issued Series A Stock and related warrants to purchase our common stock.  The loan was paid back in full with the proceeds from the sale of those securities.

CRM Financing

For several years, CRM Companies, Inc., a company controlled by our CEO, Chairman and largest shareholder, W. Craig Turner, has provided substantial financial support to MedPro. The financial support provided from time to time by CRM and, to a lesser degree, by other shareholders allowed our company to continue operating.  During 2005, 2006 and 2007 we began to settle and compromise debts in order to improve our balance sheet with a view toward finding additional funding or an investment partner.

On September 1, 2006, MedPro issued a $2,000,000 promissory note to CRM as part of a corporate debt restructuring in which CRM agreed to forgive amounts otherwise owed or accruable to it under various agreements with MedPro.  CRM’s financial support to MedPro had included making short-term bridge loans, providing services, paying various expenses directly, guaranteeing loans, and subsidizing office lease expense.  At the time, our obligations to CRM totaled more than $5 million.  CRM and Mr. Turner waived these obligations, late fees due on indebtedness and any rights to future grants of warrants that had been contemplated as consideration for the loans and the services provided to MedPro in exchange for a grant of 536,306 shares of common stock to Mr. Turner and the issuance of the promissory note.  The shares were valued at $1,822,805, or approximately $3.40 per share, the price per share for which we had negotiated to issue shares to repay similar obligations to non-affiliate shareholders during 2006.  The CRM note bore interest at an annual rate of 6% and provided for additional interest of 5% every 60 days if all principal and accrued interest was not repaid by December 31, 2007.  As agreed under the terms of our stock purchase agreement with the Series A Stockholders, in 2008, we used a portion of the net proceeds from the sale of the securities to pay down all of the accrued interest and $1,250,000 of principal of this note.  Interest was then paid monthly in 2008 until the principal was repaid in full in August 2008.

As part of the debt restructuring, Mr. Turner personally guaranteed the term loan and revolving line of credit under our credit agreement.  We agreed to pay Mr. Turner a $250,000 fee for the personal guarantee.  Mr. Turner subsequently assigned the right to receive the guarantee fee to another shareholder, and on December 28, 2007, the shareholder exchanged this right for 138,783 common shares, or $1.36 per share.

As a condition to our lender’s renewal and extension of our credit agreement during the fourth quarter of 2008, Mr. Turner agreed to maintain his personal guarantee of the term loan and revolving line of credit under our credit agreement.  We agreed to pay Mr. Turner a $250,000 fee for the personal guarantee, which was accrued in 2008.

Accounting Fees

In January 2006, we issued 10,915 shares to settle an outstanding debt of $37,100 owed to our former accounting firm in which Marc T. Ray, our Chief Financial Officer since October 2007, owned a one-third interest.  The price per share was approximately $3.40.

Vacumate Merger

Vacumate LLC was formed by an investor group comprised in part by our shareholders, including our Chairman, to re-acquire the Vacu-Mate patents from Visual Connections after MedPro defaulted on its financial obligations under an earlier agreement to acquire the Vacu-Mate IP.  To retain the opportunity to develop the technology when it had limited capital resources, the Company entered into an agreement to develop the Vacu-Mate IP in exchange for a 40% interest in Vacumate LLC.

To facilitate a financing in the future, Vacumate LLC and MedPro combined through a merger in January 2007, in which the Vacumate LLC members received 60% of MedPro’s shares.  At the time, MedPro’s 40% ownership interest in Vacumate LLC represented a substantial portion of MedPro’s total assets. The merger combined Vacumate LLC and MedPro in a manner that gave the equity owners of each company value in the combined company equivalent to the value held in each of the predecessor companies.  In the merger:

•	each of the 60 ownership units of Vacumate LLC held by owners other than MedPro converted automatically into approximately 103,651 shares of the common stock of the combined company; and

•	each of the shares of MedPro common stock issued and outstanding immediately before the effective time was reduced to approximately 0.18 shares of the common stock of the combined company.

In the Vacumate merger, MedPro’s Chairman, W. Craig Turner, and members of his family received approximately 3.4 million shares of the common stock of the combined company for the 33 units of Vacumate LLC they owned.

SGPF Technology Agreement

On August 24, 2007, we entered into a Technology Development and Option Agreement (the "Technology Agreement") with SGPF, LLC.  W. Craig Turner, our Chairman and CEO, owns 100% of the equity units of SGPF.  SGPF was established to acquire technology underlying a family of prefilled safety syringe products (the "Blunt Technology") that we believed had potential for successful commercialization, at a time when MedPro did not have the financial resources to acquire the technology and risked losing the opportunity to other interested parties.

SGPF acquired the Blunt Technology from Visual Connections and its founder in 2007.  SGPF paid an initial transfer payment of $250,000 and agreed to pay Visual Connections transfer payments totaling $2,750,000 in installments over three years beginning in 2007.  SGPF also agreed to pay a royalty of 5% of on the first $250,000 of adjusted gross sales of products using the Blunt Technology in any calendar year, and 4% of the adjusted gross sales of such products for the remainder of the year.

We entered into the Technology Agreement with SGPF ten days before we entered into the agreement for a $13,000,000 cash investment with Vision Opportunity Master Fund.  Obtaining rights to acquire the Blunt Technology was a significant consideration in VOMF's decision to invest in our company, and VOMF participated actively in negotiating the terms of the option.

The Technology Agreement required SGPF to acquire the Blunt Technology.  MedPro agreed to direct the development of the Blunt Technology with the objective of fully commercializing it as quickly as possible, and to pay up to $375,000 towards the cost of development.  MedPro also acquired an option to purchase the Blunt Technology from SGPF.  The Technology Agreement originally provided that MedPro would pay the following amounts upon exercise of the option:

•	$2,500,000 payable in cash to SGPF;
•	assumption of the $2,750,000 in patent transfer payments payable to Visual Connections, including reimbursement of any installments previously paid by SGPF; and
•	$2,500,000 payable in common stock to SGPF, based on a value of $1.81 per common share, which was the value agreed upon in our agreement with the Series A Stockholders.

MedPro also agreed to assume the obligation to pay the royalties to Visual Connections on sales of any products based on the Blunt Technology.

In September 2008, the holders of our Series J warrants agreed to exercise those warrants and invest an additional $13,025,000 in cash in our company by November 1, 2008, subject to two conditions — the terms of our option to acquire the Blunt Technology had to be amended to reduce the purchase price, and we had to exercise the option.  Following a vigorous three-way negotiation among the Company, VOMF, and SGPF, the parties agreed to:

•
increase the portion of the exercise price to be paid in cash from $2,500,000 to $3,345,000, which amount included all amounts SGPF had paid to date under its agreement with the original holders of the Blunt Technology; and

•	reduce the portion of the exercise price payable in shares of newly issued shares of our common stock from $2,500,000 to $1,250,000, based on a value of $1.81 per common share.

The amendment took effect on September 30, 2008, when the following events occurred (a) the holders of our Series J warrants had exercised them for at least $6.5 million in cash by that date, and (b) we exercised our option to purchase the Blunt Technology.  The purchase closed in October 2008, at which time MedPro paid the cash portion of the purchase price, and the parties further amended the Technology Agreement to provide that the stock portion of the purchase price would be issued to SGPF only upon the occurrence of one of the following events:

•	Within 30 days of MedPro’s realization, on a cumulative basis, of $5,000,000 of gross sales revenue from the Blunt Technology, or
•
A ‘change of control’ of MedPro, defined as any event or set of circumstances, including but not limited to the termination of his employment, whereby W. Craig Turner ceases to possess, directly or indirectly, the power to direct or cause the direction of the management and policies of MedPro; or

•	The sale or licensing of any part of the Blunt Technology intellectual property to another entity.

As a result of its exercise of the option, MedPro assumed the obligation to pay the six quarterly patent transfer payments of $250,000 then remaining, or a total of $1,500,000.

Key-Lok Acquisition

During 2006, MedPro acquired a needless IV system, known as Key-Lok, a product owned by Baton Ventures, LLC, an entity managed by Baton Development, Inc., which is owned by Gary A. Peterson, one of our directors.  In the transaction, MedPro issued 291,020 shares of MedPro common stock to Baton Ventures and assumed outstanding legal bills of approximately $10,000. Baton Ventures also elected to convert a total of $452,000 in additional bridge loans to equity and received 132,997 shares of MedPro common stock.  At December 31, 2007, accrued and unpaid interest on the loans from Baton totaled $74,912, which was paid during the first quarter of 2008.

Convertible Notes

In 2001, MedPro issued 8% convertible notes that automatically convert into shares of common stock upon the completion of an equity financing that raises gross proceeds of $2 million.  The principal and accrued interest on the notes converted at a price equal to 74% of the price per share at which the shares are issued in the financing.  Upon the closing of the sale of the Series A Stock on December 28, 2007, the convertible notes then outstanding converted into a total of 216,347 shares of common stock at a conversion price equivalent to $1.43 per share.  The conversion price was 74% of the per share valuation of the MedPro common stock negotiated with the Series A Stockholders in connection with their investment.  One of the noteholders was a former director of our predecessor corporation.

On May 10, 2007, MedPro paid $472,983 in cash to retire a fifth convertible note and also issued 7,641 shares to the holder for his forbearance on the past due outstanding balance of the note.  To raise the cash to retire this note, on May 10, 2007, MedPro issued a total of 516,474 shares to three shareholders for $500,000, or approximately $0.97 per share.  The price per share was negotiated with the shareholders and reflected that unlike the debt-to-equity conversion transactions, the shareholders were investing cash.  One of the shareholders involved in these transaction was William Turner, the father of our Chairman and CEO, who paid $250,000 in cash to purchase 258,237 shares.

Ongoing Relationships

Lease

We lease our office and storage facility in Lexington, Kentucky, under a non-cancelable operating lease. The lease runs through 2012 at a monthly rent of $6,975, with an option for two five-year extension options. The lessor is a partnership in which MedPro’s Chairman and CEO holds an interest.

Advisory Agreements with SC Capital Partners

SC Capital Partners, LLC served as a financial advisor in connection with our December 2007 private placement and merger with Dentalserv.com.  For those services, SC Capital received a total of $1,040,000 in cash, 593,931 newly issued shares of common stock and warrants to purchase 533,458 shares of common stock.  The warrants are exercisable at an exercise price of $1.81 and have substantially the same terms as the Series A warrants.  Upon completion of the merger, Warren Rustand, Managing Partner of SC Capital, became a MedPro director.

In March 2008, we entered into a financial advisory agreement with SC Capital. SC Capital has agreed to provide us with advisory services, finder services, merger and acquisition services and strategic alliances services.  The agreement will last for a minimum term of six months and will continue on a month-to-month basis until it is terminated by either party in writing with 30 days notice.

We will pay SC Capital a consulting fee of $15,000 per month until the agreement is terminated.  We agreed to pay additional compensation to SC Capital in connection with any definitive agreements we enter into with parties specifically identified by SC Capital during and within 24 months after termination of the agreement.  For an equity financing transaction, we must pay SC Capital a consulting fee equal to 8% of the principal cash amount of all securities and institutional and secondary financings introduced by SC Capital and provide SC Capital with warrants to purchase a number of shares or units equal to 8% of the number of shares or units sold under the equity financing.  In a debt financing transaction, we must pay SC Capital a consulting fee equal to 3% of any gross proceeds received by MedPro in connection with a debt financing.  In a committed debt facility, the fee owed to SC Capital is to be calculated on the gross available amount committed to us.  In connection with any merger and acquisition transaction occurring during the term of the agreement, SC Capital would be entitled to 2.5% of the total transaction consideration for the first $20 million and 2.0% for any amount over $20 million.  For strategic alliances or other business realignments resulting from SC Capital’s services, we must pay a consulting fee equal to 8% of the value of the transaction.

We paid SC Capital $240,000 as compensation when VOMF and VCAF exercised Series C warrants for $3,000,000 in cash in March 2009.

Other Transactions in Which Related Parties Have an Interest

As of December 31, 2008, amounts payable to our officers and employees totaled approximately $470,101.  This amount included $337,500 payable to W. Craig Turner for his 2008 loan guarantee fees ($250,000) and accrued management fees from 2007 ($87,500), plus $114,253 payable to Walter Weller, our Chief Operating Officer, for accrued management fees.  As of  June 30, 2009, these amounts had been paid.

C. Garyen Denning, MedPro’s Vice President of Sales and Marketing, is the son-in-law of W. Craig Turner, our Chairman.  Mr. Denning was paid an aggregate salary, bonus and taxable perquisites of approximately $130,795 during 2008.

Bethany Denning, MedPro’s Director of Human Resources, is the daughter of W. Craig Turner, our Chairman.  Ms. Denning was paid an aggregate salary, bonus and taxable perquisites of approximately $64,583 during 2008.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors is currently composed of six members.  Two of our directors, Mr. Kiely and Dr. Fletcher, are independent under the definition of the NASDAQ Stock Exchange.  Messrs Turner and Weller are officers and employees.  SC Capital, for which Mr. Rustand is a Managing Director, received cash and equity compensation for financial services provided in connection with the merger and the private placement and receives a fee under an advisory services agreement described above.  Mr. Peterson provided consulting services to us during 2008, and Baton Development, an entity controlled by Mr. Peterson, has been a party to transactions with our predecessor described above.  Mr. Turner currently serves as Chairman of the Board of Directors.

Board Committees

The standing committees of MedPro's board of directors are its audit committee, executive compensation committee and nominating committee.  These standing committees were established in 2008.  The board of directors appoints the members of each committee for a term beginning after the first regular meeting of the board following the annual shareholders meeting and until their respective successors are elected and qualified.  The charters of each of the standing committees of our board of directors are available on our corporate website at http://www.medprosafety.com

Audit Committee

The audit committee selects the auditing firm to be retained each year as independent auditors of MedPro's financial statements and to perform services related to the audit. It pre-approves any audit and non-audit services to be performed by the independent auditors. It reviews the scope and results of the audit with the independent auditors. It also reviews MedPro's financial statements and results of operations, internal accounting and control procedures, financial reporting policies and practices, internal audit reports, and makes reports and recommendations to the board as it deems appropriate. The audit committee reviews and approves related party transactions and other transactions as required by applicable rules and regulations.

The current members of the audit committee are Messrs. Peterson, Rustand, Fletcher and Kiely, which Mr. Rustand chairs.  As described under "Item 13. Certain Relationships and Related Transactions, and Director Independence" below, Dr. Fletcher and Mr. Kiely are independent directors.  Messrs. Rustand and Kiely each qualifies as an audit committee financial expert.

Executive Compensation Committee

The executive compensation committee determines the cash and other incentive compensation, if any, to be paid to MedPro's Chief Executive Officer, evaluates the performance of the Chief Executive Officer, and administers MedPro's 2008 Stock and Incentive Compensation Plan.  The Chief Executive Officer determines the compensation of the other executives and employees under guidelines for incentive compensation approved by the executive compensation committee.  The current members of the executive compensation committee are Messrs. Peterson, Rustand, Fletcher and Kiely, which Mr. Peterson chairs.

Nominating Committee

The nominating committee exercises general oversight with respect to the governance of the board of directors. It reviews and recommends candidates for director, evaluates and recommends governance practices, leads the board performance review, makes recommendations concerning the size and composition of the board, reviews and recommends policies applicable to directors, including compensation and retirement, assesses the independence of directors, recommends membership of board committees, reviews shareholder proposals and makes recommendations of changes to MedPro's articles of incorporation and bylaws.  The current members of the executive compensation committee are Messrs. Peterson, Rustand, Fletcher and Kiely, which Dr. Fletcher chairs.

Nomination Policy

In evaluating candidates for director, the nominating committee considers experience, mix of skills and other qualities desired to achieve appropriate board composition, taking into account the experience, skills and qualities of current board members and needs of the board and MedPro as identified by the committee from time to time. The committee has not established specific minimum criteria or qualifications because from time to time the needs of the board and our company may change. However, the committee will generally look for people who have demonstrated high ethical standards, integrity and sound business judgment.

Consideration of new board nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. In general, candidates for nomination to the board are suggested by board members or by officers of MedPro.  MedPro did not employ a search firm or pay fees to other third parties in connection with seeking or evaluating board nominee candidates. The committee will consider candidate proposals by shareholders that comply with the requirements of MedPro's bylaws and will evaluate candidates proposed by shareholders using the same criteria as for other candidates. A shareholder seeking to recommend a prospective nominee for the committee's consideration should submit the candidate's name and qualifications to the Company's Secretary by fax to (859) 225-5347 or by mail to Walter W. Weller, Secretary, MedPro, Inc., 817 Winchester Road, Suite 200, Lexington, Kentucky 40505.

Communications with the Board of Directors

Shareholders and other parties interested in communicating directly with the board of directors or individual directors may do so by writing in care of MedPro's Secretary, Walter W. Weller, at 817 Winchester Road, Suite 200, Lexington, Kentucky 40505, or by fax to (859) 225-5347. The nominating committee is considering procedures for handling correspondence received by MedPro and addressed to the board of directors, or an individual director. The Secretary reviews any correspondence received in this manner to filter advertisements, solicitations, spam and other such items.

Code of Ethics

We have adopted a code of ethics applicable to directors, officers and employees, which is included with our Code of Conduct and is posted on our website at http://www.medprosafety.com. If we amend or waive any of the provisions of the Code of Conduct applicable to our directors, executive officers or senior financial officers, we intend to disclose the amendment or waiver on our website. We will provide to any person without charge, upon request, a copy of the Code of Conduct. You can request a copy by contacting MedPro's Secretary, Walter W. Weller, at 817 Winchester Road, Suite 200, Lexington, Kentucky 40505, or by fax to (859) 225-5347.

Conflicts of Interest

Certain conflicts of interest may exist from time to time between MedPro and certain officers and directors due to the fact that some of them may have other business interests to which they devote their attention. Some of our officers and directors may continue to do so notwithstanding the fact that management time should be devoted to our business. MedPro has not established policies or procedures for the resolution of current or potential conflicts of interest between us, our officers and directors or affiliated entities.  There can be no assurance that our management will resolve all conflicts of interest in favor of us, and conflicts of interest may arise that can be resolved only through the exercise by management of their best judgment as may be consistent with their fiduciary duties.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between our Board of Directors and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

BENEFICIAL STOCK OWNERSHIP BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth information known to us regarding beneficial ownership of our common stock as of July 31, 2009 by:

•	each person known by us to be the beneficial owner of more than 5% of either class of our common stock;
•	each of our executive officers and directors; and
•	our executive officers and directors as a group.

The table does not show the full potential effect of the conversion of Series A Stock, Series B Stock, or Series C Stock into our common stock or the exercise of warrants to purchase our common stock.  The Series A Stock, Series B Stock, and Series C Stock may not be converted, nor may the related warrants be exercised, to the extent that such a conversion or exercise would cause the holder to beneficially own more than 9.9% of the outstanding common stock.  The holder may waive the restriction 60 days after giving written notice to MedPro.

	Shares Beneficially Owned (1)
Name	Number of Shares	Percentage of class (2)

W. Craig Turner (3)(4)	4,690,462	35.3%

Vision Opportunity Master Fund, Ltd. (5)	1,611,679	12.1

Vision Capital Advantage Fund LP (6)	1,426,415	9.9

Gary A. Peterson (7)	1,108,569	8.4

Baton Development (7)	1,037,041	7.8

Warren Rustand (8)	243,658	1.8

Walter W. Weller (4)	195,047	1.5

Marc T. Ray (4)	72,624	*

Ernest L. Fletcher	0	—

W. Leo Kiely III	0	—

Executive officers and directors as a group (7 persons)(9)	6,310,360	46.8

*             Indicates less than 1%

(1)           Unless otherwise indicated, each of the listed shareholders has sole voting and investment power with respect to the shares. Under SEC rules, each a person or group is considered to be the beneficial owner of securities that the person may acquire within 60 days through the exercise or conversion of convertible securities, options, warrants and rights, if any. Those securities are included in the total number of outstanding shares when computing the percentage beneficially owned by the person or group. The securities are not included in the total number of outstanding shares when computing the percentage of shares beneficially owned by any other person or group.

(2)           Percentages are based upon 13,267,891 outstanding shares.  Shares underlying currently exercisable options and warrants and currently exercisable convertible preferred shares are deemed outstanding for determining the ownership percentage solely of the holder.

(3)           Business address is 817 Winchester Road, Lexington, Kentucky 40505.

(4)           Includes currently exercisable options for 25,974 shares.

(5)           The number of shares shown in the table is the number of outstanding common shares VOMF owns.  VOMF’s business address is 20 West 55th Street, New York, New York 10019.  Adam Benowitz, Managing Member of Vision Capital Advisors LLC, has voting and investment power with respect to the securities owned by VOMF.

(6)           The number of shares shown in the table is the number of outstanding common shares VCAF owns plus the number of shares issuable upon conversion of preferred stock that would increase VCAF’s beneficial ownership to 9.9%.  VCAF’s business address is 615 South Dupont Highway, Dover, Delaware 19901.  Adam Benowitz, Managing Member of Vision Capital Advisors LLC, has voting and investment power with respect to the securities owned by VCAF.

(7)           Mr. Peterson is the CEO of Baton Development. Business address is 10040 East Happy Valley Road # 37, Scottsdale, Arizona 85260.

(8)           Includes currently exercisable warrants for 131,023 shares.

(9)           Includes currently exercisable options for 77,922 shares and currently exercisable warrants for 131,023 shares.

DESCRIPTION OF CAPITAL STOCK

Our Amended and Restated Articles of Incorporation currently authorize us to issue 90,000,000 shares of common stock and 10,000,000 shares of preferred stock. Of the 10,000,000 shares of preferred stock authorized, 6,668,230 shares are designated as Series A Stock, 1,493,779 shares are designated as Series B Convertible Preferred Stock ("Series B Stock"), and 1,572,000 shares are designated as Series C Convertible Preferred Stock ("Series C Stock").

At July 31, 2009, our issued and outstanding shares consisted of 13,267,891 shares of common stock, 6,668,229 Series A Stock, and 1,493,779 shares of Series B Stock, and 1,571,523 shares of Series C Stock.  In addition, warrants to purchase 1,559,340 shares of common were outstanding as of that date.

In our reorganization that became effective on December 28, 2007, we completed the following transactions:

•
The Dentalserv.com articles of incorporation were amended to authorize the issuance of 10,000,000 shares of preferred stock. The 5,625,550  shares of common stock then outstanding were combined into 1,406,400 shares of common shares in a 1-for-4 reverse stock split.

•	We issued units consisting of an aggregate of 6,668,229 shares of Series A Stock and warrants to purchase 25,286,691 shares of common stock to accredited investors for $13 million.

•
Upon the effectiveness of the merger, we issued 11,284,754 shares of common stock to the former shareholders of our predecessor corporation and an additional 593,391 shares of common stock as a fee for financial services.

Upon the completion of these events, we had issued and outstanding 13,285,085 shares of common stock and 6,668,230 shares of Series A Stock. In addition, we issued outstanding warrants to purchase a total of 25,820,149 shares of common stock.

On August 18, 2008, we amended the Series J warrant to be exercisable for 1,493,779 shares of Series B Stock, a newly designated series of preferred stock, at an exercise price of $8.72 per share.  Each share of Series B Stock converts into 4 shares of common stock at the present conversion price of $2.18 per common share.  The Series J warrant was originally exercisable for 5,975,116 shares of common stock at an exercise price of $2.18 per common share.  As of October 30, 2008, our Series J warrants had been fully exercised and 1,493,779 shares of Series B Stock had been issued.

On March 27, 2009, we completed transactions with VOMF and VCAF in which the two funds exercised a portion of their Series C Warrants for $3,000,000 in cash and exchanged the balance of their Series C Warrants plus all of their Series A and Series B Warrants for 1,571,523 shares of newly designated Series C Stock.  Each share of Series C Stock converts into 10 shares of common stock.  The warrant exercise and exchange reduced the number of common shares potentially issuable to the two Vision funds by 2,570,462 shares.  In addition, we received cash proceeds of $3,000,000 from the exercise of a portion of the Series C warrants.

The descriptions of our capital stock that follow are summaries and do not purport to be complete. They are subject to and qualified by reference to our Amended and Restated Articles of Incorporation, Bylaws, the Certificates of Designation of the Series A, Series B and Series C Stock, and the applicable provisions of the corporate laws of the State of Nevada. The descriptions of our common stock and preferred stock, as well as the warrants to purchase our common stock, reflect changes to our capital structure resulting from the transactions described above.

Common Stock

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.  We may pay dividends at such time and to the extent declared by the Board of Directors in accordance with Nevada corporate law. Holders of our common stock have no preemptive or other subscription rights, nor are there any conversion rights or redemption or sinking fund provisions.  All outstanding shares of our common stock are fully paid and non-assessable. To the extent that we may issue additional shares of our common stock in the future, the relative interests of the then existing stockholders may be diluted.

Preferred Stock

Our preferred stock may be divided into such number of series as the board of directors may determine. The board of directors is authorized to determine and alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of preferred shares, and to fix the number of shares and the designation of any series of preferred shares. The board of directors may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any wholly unissued series after the issue of those shares. The rights of the holders of our common stock will be subject to and may be adversely affected by the rights of the holders of any preferred stock that we may issue in the future.

The board of directors has designated 6,668,230 preferred shares as Series A Stock, 1,493,779 preferred shares as Series B Stock, and 1,572,000 preferred shares as Series C Stock, which are described below.

Series A Convertible Preferred Stock

VOMF and other accredited investors (to whom we refer collectively as the "Series A Stockholders") made a $13 million investment in MedPro to purchase 6,668,229 units comprised of one share of new Series A Stock and a variable series of common stock purchase warrants. The purchase price was $1.945 per unit. The warrants consisted of Series A, Series B, Series C, and Series J warrants. The terms of the Series A and B warrants are described under "Common Stock Purchase Warrants" below, and the Series C and J warrants have been exercised in full. The investment by the Series A Stockholders closed concurrently with the effective time of the December 28, 2007 merger.

The following is a summary of the material rights, preferences, privileges, and restrictions of the Series A Stock.

Ranking	The Series A Stock ranks senior to our common stock and other classes of junior stock, but ranks junior to our indebtedness.

Dividends
The Series A Stockholders are entitled to receive cash dividends at the rate of 5% of the stated liquidation preference amount ($1.81 per share). Dividends will be prorated for shares not outstanding for a full year.

Dividends are cumulative, and will accrue and be payable upon any liquidation of the Company, as described below. Dividends on Series A Stock will be paid prior to dividends on any junior stock.

Liquidation Rights
Upon liquidation, dissolution or winding up of our company, the holder of Series A Stock is entitled to a liquidation preference of $1.81 per share plus any accrued and unpaid dividends, prior to any amounts being paid on our common stock or any junior stock. If our assets are not sufficient to pay in full the liquidation preference, then all of the assets will be distributed pro rata among the holders of the Series A Stock.

Voting Rights	The Series A Stockholders have no voting rights except in the limited circumstances described below.

So long as there are 200,000 shares of Series A Stock outstanding, the affirmative vote of 75% of the Series A Stock is required for us to take the following actions:

•	To authorize the issuance of a series of stock ranking equal or senior to the Series A Stock with respect to the distribution of assets on liquidation, dissolution, and winding up.

•	To amend provisions of the Series A Stock that will adversely affect any rights of the stock.

•	To repurchase, redeem, or pay dividends on shares of common stock other than de minimus repurchases or contractual redemption obligations.

•	To amend the articles of incorporation or bylaws to materially and adversely affect the rights of Series A Stock.

•	To make any unauthorized distribution to the holders of stock junior to the Series A Stock.

•	To reclassify our outstanding securities in a way that adversely affects Series A Stock rights.

•	To voluntarily file for bankruptcy, liquidate assets or make an assignment for the benefit of our creditors.

•	To discontinue involvement in the business of commercializing medical devices.

Conversion Rights
The Series A Stock is convertible into shares of common stock at any time, in whole or in part, at the option of the holder; provided that no fewer than 200,000 shares may be converted at any one conversion.

For each share of Series A Stock converted, the holder will be entitled to receive a number of shares of common stock equal to the quotient of: (1) $1.95, divided by (2) the conversion price in effect as of the date of the delivery of the holder’s notice of election to convert.

The conversion price is initially $1.95 per share, but is subject to adjustment for certain events, including stock splits, stock dividends, distributions, reclassifications or reorganizations. In addition, until December 28, 2009, the conversion price is subject to adjustment if we issue additional shares of common stock or securities convertible into, or exchangeable for, common stock, in either case at a price per common share less than the conversion price then in effect. The adjustment is based on an average weighted formula, taking into account the number of shares issued at the lower price.  The conversion price adjustment does not apply to the issuance of shares in certain transactions identified in the certificate of designations unless the holder of the Series A Stock waives the restriction.

The Series A Stock cannot be converted into common stock if the conversion will result in the holder beneficially owning in the aggregate more than 9.9% of our common stock outstanding.  The holder may waive the restrictions on conversion 60 days after giving written notice to MedPro.

Buy-In Rights
If, upon receipt of a notice of conversion, we fail to transmit to the holder of Series A Stock, certificates representing the shares of common stock issuable upon conversion, and the holder is required to purchase shares of common stock to deliver in satisfaction of a sale of the shares to have been issued upon the conversion, then we must pay the holder in cash the amount by which the holder’s total purchase price for the common stock exceeds the amount obtained by multiplying, (1) the number of shares of common stock issuable upon conversion of the Series A Stock that we were required to deliver times, (2) the price at which the sell order giving rise to such purchase obligation was executed. In addition, at the option of the holder, we must either reinstate the shares of Series A Stock and the equivalent number of shares of common stock or deliver to the holder the number of shares of common stock that would have been issued if we have timely complied with our conversion and delivery obligations.

Redemption Rights
Upon the occurrence of a "major transaction," each holder of Series A Stock will have the option to require us to redeem all or a portion of the holder’s Series A Stock equal to 100% of the liquidation preference amount plus any accrued but unpaid dividends. We may elect to pay in shares of common stock, in which case the price per share will be based on the conversion price then in effect.

A "major transaction" includes consolidation or merger transactions that would result in a change of control of our company, the sale of more than 50% of our assets, or the purchase of more than 50% of the outstanding shares of our common stock.

Upon the occurrence of one of the triggering events listed below, each holder of Series A Stock can require MedPro to redeem all or a portion of the holder’s Series A Stock at a price per share equal to 120% of the liquidation preference amount plus any accrued but unpaid dividends and liquidated damages.

Triggering events include:

(1)
Lapse of the effectiveness of the registration statement for 20 consecutive trading days, or unavailability of the registration statement for sale of MedPro common stock for 20 consecutive trading days and MedPro common stock cannot be sold in the public securities market, provided that the unavailability is not due to factors solely within the control of the holder of the Series A Stock.

(2)
Suspension from listing or trading on any one of, or the failure of MedPro’s common stock to be listed or traded on at least one of, the OTC Bulletin Board, the Nasdaq Capital Market, the Nasdaq Global Market, the New York Stock Exchange, Inc., or American Stock Exchange, Inc. for five consecutive trading days.

(3)	Notice of our inability to convert Series A Stock into shares of common stock.

(4)	Failure to comply with a conversion notice for 15 days.

(5)	Deregistration of common stock so it is no longer publicly traded.

(6)	Consummation of a "going private" transaction so that the common stock is no longer registered under the Securities Exchange Act of 1934.

(7)
Breach of a term of the purchase agreement or the certificate of designation or any other agreement delivered in connection with contemplated transactions that has a materially adverse effect and is not a curable breach of a covenant that continues for more than 10 business days.

For triggering events (1), (2), (3), and (7), we have the option to pay in cash or shares of common stock (in which case, the price per share will be based on the conversion price then in effect). For (4), (5) and (6), we will redeem the applicable Series A Stock for cash.

Rights if Unable to Fully Convert
If we cannot issue all of the shares of common stock issuable upon any conversion for any reason, we will issue as many shares of common stock as we can. With respect to the unconverted Series A Stock, the holder can elect within 5 business days of MedPro’s receipt of notice:

•	To redeem the unconverted stock at a price equal to the major transaction redemption price, provided that we have the option to pay in cash or shares of common stock;

•
To require us to issue restricted shares of common stock ff we cannot fully convert because we failed to have a sufficient number of shares of common stock registered for resale under the registration;

•	To void its conversion notice and retain the shares of Series A Stock; or

•	To exercise its buy-in rights.

No Preemptive Rights
Except as noted in the following paragraph, a holder of Series A Stock will not have the right to subscribe for, purchase or receive any part of any new or additional shares of any class of our shares, or any of our debt securities convertible into shares, except for the holder’s conversion rights. Our board of directors will have the power to authorize us to issue shares (other than Series A Stock) or debt securities on such terms and for such consideration as the board deems advisable.

Until August 12, 2010, each Series A Stockholder will have the option to purchase up to its pro rata portion of all or a portion of the securities being offered in any subsequent financing on the same, absolute terms and conditions as contemplated by such subsequent financing. A subsequent financing means any proposed offer or sale of our common stock, or any debt or equity securities convertible, exercisable or exchangeable into its common stock, to any third party. The right would not apply to shares issued to acquire patents for technology, under employee benefit plans and certain other corporate transactions. A Series A Stockholder electing to participate in a subsequent financing would have the right to acquire a percentage of the offered shares in the subsequent financing obtained by dividing (x) the number of shares of Series A Stock purchased by such holder by (y) the total number of shares of Series A Stock purchased by all of the holders who elect to participate in the subsequent financing.

Restriction on Issuance of Stock	The affirmative vote of 75% of the outstanding shares of Series A Stock is required to issue additional shares of Series A Stock.

Vote to Change Terms
The affirmative vote of 75% of the outstanding shares of Series A Stock is required to change the certificate of designation or the articles of incorporation in a manner that alters the rights of the Series A Stock.

Series B Convertible Preferred Stock

By resolution dated August 18, 2008, the Company’s Board of Directors designated 1,493,779 of the unissued preferred shares as Series B Stock.  On that date, VOMF and the Company amended the then outstanding Series J warrant to give VOMF the right to purchase 1,493,779 shares of Series B Stock at a purchase price of $8.72.  The original Series J warrant gave the holder the right to purchase 5,975,116 shares of common stock at a purchase price of $2.18.  VOMF and its affiliate VCAF subsequently exercised their Series J warrants and together now hold 1,493,779 shares of Series B stock. Each share of Series B Stock converts into four shares of common stock at the present conversion price of $2.18 per share, which is subject to adjustment as described below.  The following is a summary of the material rights, preferences, privileges, and restrictions of the Series B Stock.

Ranking	The Series B Stock ranks equal to our Series C Stock and common stock, but ranks junior to our Series A Stock and to our indebtedness.

Dividends	If we declare dividends, the Series B Stockholders will receive dividends on a pro rata basis with our Series C Stockholders and common stockholders.

Liquidation Rights
Upon liquidation, dissolution or winding up of our company, the holder of Series B Stock is entitled to an amount equal to the amount distributable per share of common stock multiplied by the number of shares of common stock into which the Series B Stock can be converted.

Voting Rights	The Series B Stockholders have no voting rights except in the limited circumstances described below:

So long as there are 200,000 shares of Series B Stock outstanding, the affirmative vote of 75% of the Series B Stock is required for us to take the following actions:

•	To authorize the issuance of a series of stock ranking equal or senior to the Series B Stock with respect to the distribution of assets on liquidation, dissolution, and winding up.

•	To amend provisions of the Series B Stock that will adversely affect any rights of the stock.

•	To repurchase, redeem, or pay dividends on shares of common stock other than de minimus repurchases or contractual redemption obligations.

•	To amend the articles of incorporation or bylaws to materially and adversely affect the rights of Series B Stock.

•	To reclassify our outstanding securities in a way that adversely affects Series B Stock rights.

•	To voluntarily file for bankruptcy, liquidate assets or make an assignment for the benefit of our creditors.

•	To discontinue involvement in the business of commercializing medical devices.

•
To approve a merger into another corporation, the sale of substantially all of the assets of the corporation, or the sale or disposition of 50% of the voting shares of the corporation in which the Series B Stock does not maintain its relative powers and preferences.

Conversion Rights	The Series B Stock is convertible into shares of common stock at any time, in whole or in part, at the option of the holder.

For each share of Series B Stock converted, the holder will be entitled to receive a number of shares of common stock equal to the quotient of: (1) $8.72, divided by (2) the conversion price in effect as of the date of the delivery of the holder’s notice of election to convert.

The conversion price is initially $2.18 per share, but is subject to adjustment for certain events, including stock splits, stock dividends, distributions, reclassifications or reorganizations. The conversion price adjustment does not apply to the issuance of shares in certain transactions identified in the certificate of designations unless the holder of the Series B Stock waives the restriction.

The Series B Stock cannot be converted into common stock if the conversion will result in the holder beneficially owning in the aggregate more than 9.9% of our common stock outstanding.  The holder may waive the restrictions 60 days after giving written notice to MedPro.

Buy-In Rights
If, upon receipt of a notice of conversion, we fail to transmit to the holder of Series B Stock, certificates representing the shares of common stock issuable upon conversion, and the holder is required to purchase shares of common stock to deliver in satisfaction of a sale of the shares to have been issued upon the conversion, then we must pay the holder in cash the amount by which the holder’s total purchase price for the common stock exceeds the amount obtained by multiplying (1) the number of shares of common stock issuable upon conversion of the Series B Stock that we were required to deliver, by (2) the price at which the sell order giving rise to such purchase obligation was executed. In addition, at the option of the holder, we must either reinstate the shares of Series B Stock and the equivalent number of shares of common stock or deliver to the holder the number of shares of common stock that would have been issued if we have timely complied with our conversion and delivery obligations.

Rights if Unable to Fully Convert
If we cannot issue shares of common stock for any reason, we will issue as many shares of common stocks as we can. With respect to the unconverted Series B Stock, the holder can elect within 7 business days of MedPro’s receipt of notice:

•
To require us to issue restricted shares of common stock, if we cannot fully convert because we failed to have a sufficient number of shares of common stock registered for resale under the registration;

•	To void its conversion notice and retain the shares of Series B Stock; or

•	To exercise its buy-in rights.

No Preemptive Rights
A holder of Series B Stock will not have the right to subscribe for, purchase or receive any part of any new or additional shares of any class of our shares, or any of our debt securities convertible into shares, except for the holder’s conversion rights. Our board of directors will have the power to authorize us to issue shares (other than Series B Stock) or debt securities on such terms and for such consideration as the board deems advisable.

Restriction on Issuance of Stock	If at least 200,000 shares of Series B Stock are outstanding, the affirmative vote of 75% of the outstanding shares of Series B Stock is required to issue additional shares of Series B Stock.

Vote to Change Terms
If at least 200,000 shares of Series B Stock are outstanding, the affirmative vote of 75% of the outstanding shares of Series B Stock is required to change the certificate of designation or the articles of incorporation in a manner that alters the rights of the Series B Stock.

Series C Convertible Preferred Stock

By resolution dated March 24, 2009, our board of directors designated 1,572,000 of the unissued preferred shares as Series C Stock.  On March 27, 2009, we completed transactions with VOMF and VCAF in which the two funds exercised a portion of their Series C warrants for cash totaling $3,000,000 and exchanged the balance of their Series C warrants plus all of their Series A and Series B warrants for shares of Series C Stock.  The two funds together acquired 1,571,523 shares of Series C Stock as a result of the warrant exercise and exchange.  Each share of Series C Stock converts into ten shares of common stock, which is subject to adjustment as described below.  The following is a summary of the material rights, preferences, privileges, and restrictions of the Series C Stock.

Ranking	The Series C Stock ranks equal to our Series B Stock and common stock, but ranks junior to our Series A Stock and to our indebtedness.

Dividends	If we declare dividends, the Series C Stockholders will receive dividends on a pro rata basis with our Series B Stockholders and common stockholders.

Liquidation Rights
Upon liquidation, dissolution or winding up of our company, the holder of Series C Stock is entitled to an amount equal to the amount distributable per share of Common Stock multiplied by the number of shares of Common Stock into which the Series C Stock can be converted.

Voting Rights	The Series C Stockholders have no voting rights except in the limited circumstances described below:

So long as there are 200,000 shares of Series C Stock outstanding, the affirmative vote of 75% of the Series C Stock is required for us to take the following actions:

•	To authorize the issuance of a series of stock ranking equal or senior to the Series C Stock with respect to the distribution of assets on liquidation, dissolution, and winding up.

•	To amend provisions of the Series C Stock that will adversely affect any rights of the stock.

•	To repurchase, redeem, or pay dividends on shares of common stock other than de minimus repurchases or contractual redemption obligations.

•	To amend the articles of incorporation or bylaws to materially and adversely affect the rights of Series C Stock.

•	To reclassify our outstanding securities in a way that adversely affects Series C Stock rights.

•	To voluntarily file for bankruptcy, liquidate assets or make an assignment for the benefit of our creditors.

•	To discontinue involvement in the business of commercializing medical devices.

•
To approve a merger into another corporation, the sale of substantially all of the assets of the corporation, or the sale or disposition of 50% of the voting shares of the corporation in which the Series C Stock does not maintain its relative powers and preferences.

Conversion Rights	The Series C Stock is convertible into shares of common stock at any time, in whole or in part, at the option of the holder thereof.

For each share of Series C Stock converted, the holder will be entitled to receive ten shares of common stock.

The conversion rate is subject to adjustment for certain events, including stock splits, stock dividends, distributions, reclassifications or reorganizations.  The conversion price adjustment does not apply to the issuance of shares in certain transactions identified in the certificate of designations unless the holder of the Series C Stock waives the restriction.

The Series C Stock cannot be converted into common stock if the conversion will result in the holder beneficially owning in the aggregate more than 9.9% of our common stock outstanding.  The holder may waive the restrictions 60 days after giving written notice to MedPro.

Buy-In Rights
If, upon receipt of a notice of conversion, we fail to transmit to the holder of Series C Stock, certificates representing the shares of common stock issuable upon conversion, and the holder is required to purchase shares of common stock to deliver in satisfaction of a sale of the shares to have been issued upon the conversion, then we must pay the holder in cash the amount by which the holder’s total purchase price for the common stock exceeds the amount obtained by multiplying (1) the number of shares of common stock issuable upon conversion of the Series C Stock that we were required to deliver, by (2) the price at which the sell order giving rise to such purchase obligation was executed. In addition, at the option of the holder, we must either reinstate the shares of Series C Stock and the equivalent number of shares of common stock or deliver to the holder the number of shares of common stock that would have been issued if we have timely complied with our conversion and delivery obligations.

Rights if Unable to Fully Convert
If we cannot issue shares of common stock for any reason, we will issue as many shares of common stock as we can. With respect to the unconverted Series C Stock, the holder can elect within 7 business days of MedPro’s receipt of notice:

•
To require us to issue restricted shares of common stock, if we cannot fully convert because we failed to have a sufficient number of shares of common stock registered for resale under the registration;

•	To void its conversion notice and retain the shares of Series C Stock; or

•	To exercise its buy-in rights.

No Preemptive Rights
A holder of Series C Stock will not have the right to subscribe for, purchase or receive any part of any new or additional shares of any class of our shares, or any of our debt securities convertible into shares, except for the holder’s conversion rights. Our board of directors will have the power to authorize us to issue shares (other than Series C Stock) or debt securities on such terms and for such consideration as the board deems advisable.

Restriction on Issuance of Stock	If at least 200,000 shares of Series C Stock are outstanding, the affirmative vote of 75% of the outstanding shares of Series C Stock is required to issue additional shares of Series C Stock.

Vote to Change Terms
If at least 200,000 shares of Series C Stock are outstanding, the affirmative vote of 75% of the outstanding shares of Series C Stock is required to change the certificate of designation or the articles of incorporation in a manner that alters the rights of the Series C Stock.

Restrictions on Transfer
The holders have entered into lock-up agreements covering 1,433,909 shares of Series C Stock and the 14,339,090 common shares issuable upon conversion of those shares of Series C Stock (together, "lock up shares").  The holders have agreed not to sell, assign or otherwise transfer the lock up shares before March 26, 2010, and during the 12 months thereafter, not to transfer more than one-twelfth (1/12th) of the lock-up shares per calendar month.  The lock-up agreements permit the holders to transfer any of the lock up shares: (1) in connection with a bona fide margin account or as collateral for any loan; (2) to an affiliate of the holder, provided the affiliate agrees to be bound by the lock-up restrictions or (3) as a distribution to stockholders, partners or members of the holder, provided such persons agree to be bound in writing by the lock-up restrictions.

Common Stock Purchase Warrants

Each unit sold to the Series A Stockholders was comprised of one share of Series A Stock, one Series A warrant and one Series B warrant. If an investor purchased units for an aggregate purchase price of $5,000,000 or more, one Series J warrant and one Series C warrant was also included in each Unit purchased.

The following table presents, for each class of our outstanding warrants, the number of common shares subject to the warrants, the exercise price, and the expiration date of the warrants.

Warrant Series	Number of shares	Exercise price	Expiration date

A	512,941	$1.81	12/28/2012
AA	533,458	1.81	12/28/2012
B	512,941	1.99	12/28/2012

Each series of warrant may be exercised on the following terms:

Series A Warrants	Entitles holder to purchase one share of common stock at a purchase price of $1.81 per share, 93% of the purchase price per share of Series A Stock.

Series B Warrant	Entitles holder to purchase one additional share of common stock at a purchase price of $1.99 per share, 102% of the purchase price per share of Series A Stock.

Adjustments to the Exercise Price and Number of Shares	The price per share and number of shares available under each series of warrant is subject to adjustment in the following circumstances:

Available	• the recapitalization, reorganization or reclassification of our company;

•	the consolidation, merger or sale of our company;

•	stock dividends, stock splits or reverse stock splits;

•	or the issuance of additional shares of common stock or common stock equivalents, or other distributions made to the holders of common stock other than permitted issuances.

Exercise Price Protection
If before December 28, 2009, we issue shares of common stock at a price less than the conversion price per common share of the Series A Stock then in effect, the exercise price of the warrants of each series will automatically adjust to a lower price, based on an average weighted formula, taking into account the number of shares sold at the lower price.

Cashless Exercise
In lieu of exercising their warrants for cash, the holders of Series A and Series B Warrants may make a cashless exercise of their warrants if we suspend effectiveness of the registration of securities offered by this prospectus due to material nonpublic information.  Cashless exercise would allow the warrantholders to receive a number of shares of common stock having a market value equal to the difference between the then-current market value of the number of shares for which the warrant is exercised and the exercise price for those shares.

Buy-In Rights
If we fail to transmit to a warrantholder certificates representing the shares of common stock issuable upon exercise of the warrant, and the holder is required to purchase shares of common stock to deliver in satisfaction of a sale of the shares to have been issued upon the exercise of the warrant, then we must pay the holder in cash the amount by which the holder’s total purchase price for the common stock exceeds the amount obtained by multiplying (1) the number of shares of common stock issuable upon exercise of the warrant that MedPro was required to deliver, by (2) the price at which the sell order giving rise to such purchase obligation was executed.

Registration Rights

We entered into a registration rights agreement with the Series A Stockholders that requires us to register their "registrable securities" with the SEC for public resale.  "Registrable securities" are the shares of our common stock issuable upon (a) the conversion of the Series A Stock and (b) the exercise of the related warrants.  The following is a summary of the material terms of the registration rights agreement.

Resale Registration
We must (and did) file a registration statement within 60 days after closing, subject to certain exceptions, to register all registrable securities.  The registration statement will cover additional shares of common stock resulting from stock splits, dividends or other similar transactions with respect to the registrable securities.

We must use commercially reasonable efforts to promptly cause the registration statement to become effective and stay continuously effective, including post-effective amendments and additional registration statements, until the earlier of (i) the date when all registrable securities covered under the registration statement have been sold or (ii) the date when the registrable securities can be sold without any restriction pursuant to Rule 144 of the Securities Act.

Liquidated Damages	If we fail to file:

•	The registration statement within 60 days after closing the sale to the Series A Stockholders (which we filed by the deadline);

•
A request for acceleration of effectiveness of the registration statement within 3 business days after the SEC notifies us that a registration statement will not be reviewed (which we filed by the deadline); or

•	A subsequent registration statement if the original registration statement ceases to be effective before expiration of the effectiveness period; or

If we postpone or suspend effectiveness of a registration statement under this for more than 60 days in the aggregate during any 360-day period; or

If trading in our common stock is suspended or if our common stock is no longer quoted on or is delisted from the OTC Bulletin Board (or other principal exchange on which the common stock is traded) for any reason for more than three business days in the aggregate;

Then we must pay liquidated damages to each holder equal to 1.5% of the holder's initial investment in the Series A Stock then held by the holder for each calendar month, or portion thereof, until the failure or breach is cured.  Liquidated damages will not exceed an aggregate of 20% of the amount of the holder's initial investment in the Series A Stock.

Piggy-Back Registrations
If we register securities for an offering for sale (other than registrations in connection with the acquisition of a business or with employee benefit plans), then we must register the shares of our common stock issuable upon the conversion of Series A Stock or the exercise of warrants, upon the request of a Series A Stockholder.

Demand Registration Rights
Series A Stockholders may make a written request for registration of shares of common stock not previously registered that are issued upon the occurrence of a "major transaction" or "triggering event."  We must use our reasonable best efforts to register the shares no later than 120 days after the holder's request and keep the registration statement continuously effective for as long as the holder shall request, but no later than the date that the shares of common stock may be offered for resale to the public without restriction pursuant to Rule 144.

A "major transaction" includes certain consolidation or merger transactions, the sale of more than 50% of our assets, or the purchase of more than 50% of the outstanding shares of our common stock.

"Triggering events" include:

(1)
Lapse of the effectiveness of the registration statement for 20 consecutive trading days, or unavailability of the registration statement for sale of our common stock for 20 consecutive trading days and our common stock cannot be sold in the public securities market, provided that the unavailability is not due to factors solely within the control of the Series A Stock holder.

(2)
Suspension from listing or trading on any one of, or the failure of our common stock to be listed or traded on at least one of: the OTC Bulletin Board, the Nasdaq National Market, the Nasdaq Capital Market, the New York Stock Exchange, or the American Stock Exchange for five consecutive trading days.

(3)	Notice of our inability to convert Series A Stock into shares of common stock.

(4)
Breach of a term of the purchase agreement, the certificate of designation or any other agreement delivered in connection with the sale of the Series A Stock that has a materially adverse effect and is not a curable breach of a covenant that continues for more than 10 business days.

Expenses
We will bear all expenses of any registration described above, other than any underwriting, discounts, commissions, transfer taxes or fees incurred by the holders of registrable securities in connection with the sale of registrable securities.

Assignment	The registration rights of the holders of registrable securities can be assigned to the holders and subsequent successors and assigns.

Other Warrants

SC Capital Partners, LLC served as a financial advisor in connection with our sale of Series A Stock and stock purchase warrants and the merger that closed on December 28, 2007.  For those services, we paid SC Capital a total of $1,040,000 in cash and issued 593,931 newly issued shares of common stock and Series AA Warrants to purchase a total of 533,458 shares of common stock.  The Series AA warrants are exercisable at an exercise price of $1.81, and have terms comparable to the Series A warrants.  Warren Rustand, a managing director of SC Capital, serves as a director of MedPro.

SHARES ELIGIBLE FOR FUTURE SALE

As of July 31, 2009, we had 13,267,891 shares of common stock issued and outstanding. In addition, 6,668,230 shares of common stock are issuable upon the conversion of our 6,668,230 shares of Series A Stock outstanding, 5,975,116 shares of common stock are issuable upon the conversion of our 1,493,779 shares of Series B Stock, 15,215,230 shares of common stock are issuable upon the conversion of our 1,521,523 shares of Series C Stock outstanding, and 1,559,340 shares of common stock are issuable upon the exercise of outstanding warrants to purchase our common stock.

Under this registration statement we are registering a total of 2,402,029 shares of our common stock for resale by our Series A Stockholders.  The shares include 1,376,147 shares issuable upon the conversion of preferred stock, and 1,025,882 shares issuable upon the exercise of warrants to purchase our common stock.

Future sales of substantial amounts of our common stock in the public market could cause our prevailing market prices to decline. A large number of our shares of common stock outstanding will not be available for sale shortly after this offering because of contractual and legal restrictions on resale as described below. Sales of substantial amounts of our common stock in the public market after these restrictions lapse could depress our prevailing market price and limit our ability to raise equity capital in the future.

We issued 11,878,685 shares of common stock on December 28, 2007 in connection with the merger with Dentalserv.com.  On January 4, 2008, we filed a Current Report on Form 8-K and our company ceased be a shell company.  Under Rule 144, at the end of the one-year holding period that expired on January 4, 2009, shareholders who received shares of our common stock in the merger and are not current directors, executive officers or other affiliates of our company may sell their shares, provided that we remain current with our SEC filing obligations.  These shareholders held approximately 4,353,000 shares (or 32.8%) of our common stock as of January 4, 2009.

Shareholders who formerly were affiliates, as that term is defined in Rule 144, of Dentalserv.com before the December 28, 2007 merger held approximately 1,267,000 shares of our common stock, as of January 4, 2009.  The Rule 144 trading restrictions applicable to these shareholders expired on January 4, 2009, assuming that they are deemed to no longer be affiliates of our company.

Shareholders who received shares of our common stock in connection with the merger and whom we believe to be affiliates of our company hold approximately 6,101,415 shares (or 45.8%) of the common stock outstanding.  Beginning when the initial holding period expired on January 4, 2009, affiliates may sell their shares subject to additional conditions of Rule 144.  In general, under Rule 144, an affiliate who has beneficially owned shares of our common stock for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of outstanding shares of our common stock, or 133,203 shares as of January 5, 2009; or

•	the average weekly trading volume of our common stock on the OTC Bulletin Board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates under Rule 144 must comply with manner of sale provisions and notice requirements, and information about us must be publicly available.

Lock-Up Agreements

Our officers and directors and certain persons related to them have agreed not to transfer or dispose of, directly or indirectly, any of the 7,572,486 shares (or 56.8%) of our common stock they own until February 12, 2010. Gifts to immediate family members and certain other transfers or dispositions can be made sooner provided that the recipient of the shares agrees in writing to be bound by the same restrictions on transfer of the shares.

Preferred Stock

On December 28, 2007, we issued 6,668,230 shares of Series A Stock that are convertible into 6,668,230 shares of common stock.  The initial Rule 144 holding period with respect to the Series A Stock and the underlying common shares into which they convert expired on January 4, 2009.

VOMF and VCAF exercised warrants in September and October 2008, and purchased 1,493,779 shares of Series B Stock convertible into 5,975,116 shares of common stock.  As of the date of this prospectus, the initial six-month Rule 144 holding period now applicable to our shares had expired with respect to all of the outstanding shares of Series B Stock and the underlying common shares into which they convert.

On March 27, 2009, we completed transactions with VOMF and VCAF in which the two funds exercised a portion of their Series C warrants for cash and exchanged the balance of their Series C warrants plus all of their Series A and Series B warrants.  In these transactions, we issued a total of 1,571,523 shares of Series C Stock, which are convertible into 15,715,230 shares of common stock.  With respect to the 1,433,909 shares of Series C Stock exchanged for warrants, and the underlying 14,339,090 shares of common stock into which they convert, the initial holding period under Rule 144 would be to deemed to have expired on January 4, 2009.  VOMF and VCAF have agreed not to transfer or dispose of, directly or indirectly, any of these shares of Series B Stock and common stock for a period of one year, and then not to sell more than one-twelfth of the shares per month during the subsequent twelve months.  With respect to the 137,614 shares of Series C Stock received upon the exercise of warrants for cash, and the underlying 1,376,140 shares of common stock, the Rule 144 holding period expires on September 27, 2009.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker/dealer solicits purchasers;

•	block trades in which the broker/dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker/dealer as principal and resale by the broker/dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker/dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker/dealers engaged by the selling stockholders may arrange for other brokers/dealers to participate in sales. Broker/dealers may receive commissions from the selling stockholders (or, if any broker/dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. If a selling stockholder is deemed to be an underwriter, the selling stockholder may be subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling stockholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The SEC staff is of a view that selling stockholders who are registered broker-dealers or affiliates of registered broker-dealers may be underwriters under the Securities Act. We will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being offered by this prospectus.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We are required to pay certain fees and expenses incident to the registration of the shares.  We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier (i) the date that is two years after the last day of the calendar month following the month in which the effective date of the registration statement occurs, (ii) the date when the selling stockholder may sell all securities registered under the registration statement under Rule 144 without volume or other restrictions or limits or (iii) the date the selling stockholders no longer own any of the securities registered under the registration statement.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Armstrong Teasdale LLP, St. Louis, Missouri and Las Vegas, Nevada. Certain other matters will be passed upon for us by Frost Brown Todd LLC, Louisville, Kentucky.

EXPERTS

The financial statements of MedPro Safety Products, Inc. as of December 31, 2008 and 2007, and for each of the two years in the period ended December 31, 2008, have been audited by Rodefer Moss and Co., PLLC, independent registered public accounting firm, as set forth in its report appearing herein and included in this registration statement in reliance upon such report.

WHERE YOU CAN FIND MORE INFORMATION

The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.  You also may access our periodic reports and ownership reports of our directors and executive officers on our corporate website http://www.medprosafety.com.  Shareholders may also request a copy of our SEC reports at no cost by telephoning us at (859) 225-5375 or by writing us at the following address:

MedPro Safety Products, Inc.
817 Winchester Road, Suite 200
Lexington, KY 40505
Attention: Marc T. Ray

INDEX TO FINANCIAL STATEMENTS

MedPro Safety Products, Inc.

MEDPRO SAFETY PRODUCTS, INC.

Balance Sheets
March 31, 2009 and December 31, 2008

	March 31, 2009
	(Unaudited)	December 31, 2008
ASSETS
Current Assets
Cash	$11,796,242	$11,636,843
Accounts receivable, net of allowance of $15,837 for 2009	-	-
Inventory	288,289	288,414
Prepaid expenses and other current assets	25,158	9,350
Prepaid investor relations costs	156,420	228,660
Prepaid costs of automation equipment	452,855	452,855

Total current assets	12,718,964	12,616,122

Property and Equipment
Equipment and tooling	824,958	751,725
Leasehold improvements	192,377	114,831
Computers, network and phones	147,081	126,061
Furniture and fixtures	113,829	81,213
Trade show booth	7,341	7,341

	1,285,586	1,081,171

Less: accumulated depreciation	164,026	146,680

Property and equipment, net	1,121,560	934,491

Other Assets
Intangible assets	9,109,547	9,109,547
Deferred financing costs	87,046	97,489

Total other assets	9,196,593	9,207,036

Total assets	$23,037,117	$22,757,649

See notes to financial statements.

MEDPRO SAFETY PRODUCTS, INC.

Balance Sheets (Continued)
March 31, 2009 and December 31, 2008

	March 31, 2009
	(Unaudited)	December 31, 2008
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities
Accounts payable and accrued expenses	$437,477	$261,325
Accrued interest payable	16,345	34,276
Current portion of long term debt	3,266,012	3,262,660
Deferred revenue	452,855	464,900
Notes payable to and advances from shareholders	46,154	383,333
Derivative liabilities - fair value of warrants	1,250,909	-
Current portion of technology transfer payments	1,750,000	2,000,000
Total current liabilities	7,219,752	6,406,494
Long-Term Liabilities
Notes payable - long term portion	2,165,411	2,607,435
Long-term portion of technology transfer payments	-	250,000
	2,165,411	2,857,435

Total liabilities	9,385,163	9,263,929

Shareholders’ Equity
Preferred stock $.01 par value: 10,000,000 shares authorized:

Series A Preferred
6,668,229 shares issued and outstanding. Liquidation preference $759,508 and $610,260, respectively.	66,682	66,682

Series B Preferred
1,493,779 shares issued and outstanding.	14,938	14,938

Series C Preferred
1,571,523 and 0 shares issued and outstanding, respectively.	15,715	-

Common stock
$.001 par value; 90,000,000 shares authorized; 13,320,391 and 13,285,072 shares issued and outstanding, respectively.	13,320	13,320

Additional paid-in capital	59,814,522	43,667,689
Unearned share-based compensation	(21,885)	(21,885)
Accumulated deficit	(46,251,338)	(30,247,024)
Total shareholders’ equity	13,651,954	13,493,720
Total liabilities and shareholders’ equity	$23,037,117	$22,757,649

See notes to financial statements.

MEDPRO SAFETY PRODUCTS, INC.

Statements of Operations
For the Three Months Ended March 31, 2009 and 2008

	For the Three	For the Three
	Months Ended	Months Ended
	March 31, 2009	March 31, 2008
	(Unaudited)	(Unaudited)
Sales
Needlyzer	$-	$1,180
Safe-Mate	-	15,848
Automation Services and Equipment	12,045	-
Total sales	12,045	17,028

Cost of goods sold and automation	12,045	3,350

Gross profit	-	13,678
Operating Expenses
Salaries, wages, and payroll taxes (including share-based compensation of $1,822,500 and $0)	2,241,539	218,385
Qualified profit sharing plan	18,489	-
Advertising and promotion	132,127	12,290
Product development costs	169,517	46,164
Professional and insurance	334,746	269,440
General and administrative	78,529	149,369
Travel and entertainment	102,341	88,518
Depreciation and amortization	27,788	26,194
Total operating expenses	3,105,076	810,360
Loss from operations	(3,105,076)	(796,682)
Other Income (Expenses)
Interest expense	(75,197)	(165,719)
Other income (expenses)	-	65,152
Income from debt forgiveness	-	410
Interest income	6,916	31,645
Change in fair value of derivative liabilities	22,250,157	-
Total other income (expenses)	22,181,876	(68,512)
Provision for income taxes	-	-
Net income/(loss)	$19,076,800	$(865,194)

Net earnings/(loss) per common share
Basic net earnings/(loss) per share	$1.43	$(0.07)
Fully diluted net earnings/(loss) per share	$0.49	$-

Shares used in computing earnings per share
Weighted average number of shares outstanding - basic	13,320,380	13,285,072

Weighted average number of shares outstanding - diluted	38,993,163	-

See notes to financial statements.

MEDPRO SAFETY PRODUCTS, INC.

Statements of Changes in Shareholders’ Equity
For the Three Months Ended March 31, 2009
and the year ended December 31, 2008

						Additional
	Common Stock		Preferred Stock		Unearned	Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Compensation	Capital	Deficiency	Total

Balance, December 31, 2007	13,285,072	$3,285	6,668,229	$66,682	$(21,885)	$27,628,366	$(23,707,458)	$3,978,990

Series B convertible preferred shares issued for cash	-	-	1,493,779	14,938	-	13,010,815	-	13,025,753

Options granted to employees and Directors	-	-	-	-	(14,580,000)	14,580,000	-	-

Earned portion of employee and director options	-	-	-	-	2,693,250	-	-	2,693,250

Unearned portion of share based compensation	-	-	-	-	11,886,750	(11,886,750)	-	-

Common shares issued in exchange for services	35,294	35	-	-	-	335,258	-	335,293

Net loss	-	-	-	-	-	-	(6,539,566)	(6,539,566)

Balance, January 1, 2009	13,320,366	13,320	8,162,008	81,620	(21,885)	43,667,689	(30,247,024)	13,493,720

Cumulative effect of change in accounting principle (see Note 10)	-	-	-	-	-	(6,321,081)	(35,081,114)	(41,402,195)

January 1, 2009, as adjusted	13,320,366	13,320	8,162,008	81,620	(21,885)	37,346,608	(65,328,138)	(27,908,475)

Series C convertible preferred shares issued for cash and exchange of warrants, net of issuance costs of $240,000 (fractional shares issued in common stock)	25	-	1,571,523	15,715	-	20,645,414	-	20,661,129

Unearned portion of share based compensation	-	-	-	-	(11,886,750)	11,886,750	-	-

Earned portion of employee and director options	-	-	-	-	1,822,500	-	-	1,822,500

Unearned portion of share based compensation	-	-	-	-	10,064,250	(10,064,250)	-	-

Net income through March 31, 2009	-	-	-	-	-	-	19,076,800	19,076,800

Balance March 31, 2009	13,320,391	$13,320	9,733,531	$97,335	$(21,885)	$59,814,522	$(46,251,338)	$13,651,954

See notes to financial statements.

MEDPRO SAFETY PRODUCTS, INC.

Statements of Cash Flows
For the Three Months Ended March 31, 2009 and 2008

	For the three	For the three
	Months Ended	Months Ended
	March 31, 2009	March 31, 2008
	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities
Net income (loss)	$19,076,800	$(865,194)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation	17,345	15,751
Amortization of financing costs	10,443	10,443
Share based compensation	1,822,500	-
Change in fair value of warrants (derivative liabilities)	(22,250,157)	-
Changes in operating assets and liabilities
Accounts receivable	70	(628)
Inventory	125	2,998
Other current assets	56,156	(5,134)
Accounts payable and accrued expenses	222,305	(1,841,398)
Accrued interest payable	(17,931)	(332,903)
Deferred revenue	(12,045)	-

Net cash flows from operating activities	(1,074,389)	(3,016,065)

Cash Flows From Investing Activities
Advances (to)/from SGPF, LLC	-	(10,446)
Purchases of property, equipment	(204,414)	(105,477)

Net cash flows from investing activities	(204,414)	(115,923)

Cash Flows From Financing Activities
Collection of notes receivable	-	2,000,000
Payments on note – technology transfer payments	(500,000)	-
Proceeds from bank borrowings	1,501,827	-
Repayments on bank borrowings	(1,940,500)	(21,846)
Proceeds from notes payable to and advances from shareholders	208	(1,559,912)
Payments on notes payable to and advances from shareholders	(383,333)	-
Net cash from issuance of preferred shares	2,760,000	-

Net cash flows from financing activities	1,438,202	418,242

Net increase (decrease) in cash	159,399	(2,713,746)
Cash at the beginning of the period	11,636,843	6,341,132
Cash at the end of the period	$11,796,242	$3,627,386
Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$93,128	$648,623
Non-cash Activity:
Non-cash proceeds from issuance of Series preferred shares - derivative liability exchanged for shares	$17,901,129	$-

See notes to financial statements.

MEDPRO SAFETY PRODUCTS, INC.
Notes to Financial Statements
(Unaudited)

NOTE 1 – BASIS OF PRESENTATION AND NATURE OF BUSINESS

The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X.  Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.  In the opinion of management, all adjustments (consisting of only normal recurring accruals) considered necessary for a fair presentation have been included.  Operating results for the three months ended March 31, 2009 are not necessarily indicative of the results that may be expected for the year ended December 31, 2009.  For further information, refer to the Company’s financial statements and footnotes thereto included in the Company’s annual report on Form 10-K for the year ended December 31, 2008.

NOTE 2 – INCOME TAXES

Income tax expense is provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes.  Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes.  The differences relate primarily to the effects of net operating loss carry forwards and differing basis, depreciation methods, and lives of depreciable assets. The deferred tax assets represent the future tax return consequences of those differences, which will be deductible when the assets are recovered.

No income tax benefit (expense) was recognized for the three months ended March 31, 2009 as a result of tax losses in this period and because deferred tax benefits, derived from the Company’s prior net operating losses, were previously fully reserved and the Company has cumulative net operating losses for tax purposes in excess of $11 million.  Income from the change in derivative liabilities reflected in the period ended March 31, 2009 did not result in taxable income and without such income, the Company would have a loss for the period.

The Company currently has tax return periods open beginning with December 31, 2005 through December 31, 2008.

NOTE 3 – EARNINGS PER SHARE

In accordance with Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share", basic earnings per share were computed using weighted average shareholdings of 13,320,380 for the three months ended March 31, 2009 and 13,285,072 for the three months ended March 31, 2008, respectively.  There were 25 new common shares issued in 2009.  The basic earnings per share is based on the weighted average number of common shares outstanding.  Diluted earnings per share are based on the weighted average number of common shares outstanding and all dilutive potential common shares outstanding.  Weighted average common shares outstanding assuming full dilution were 39,641,146 at March 31, 2009.  Because the Company had a net loss for the period ended March 31,2008, there is no dilutive effect and both the basic and diluted losses per share are the same for 2008.

NOTE 4 - RECENT ACCOUNTING PRONOUNCEMENTS

Recent Accounting Pronouncements  In September 2006, the FASB issued SFAS 157, "Fair Value Measurements" ("SFAS 157").  This standard defines fair value, establishes the framework for measuring fair value in accounting principles generally accepted in the United States and expands disclosure about fair value measurements.  This pronouncement applies under other accounting standards that require or permit fair value measurements. Accordingly, this statement does not require any new fair value measurement. This statement is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years.  The adoption of SFAS  157 did not have a material impact on our financial statements.

MEDPRO SAFETY PRODUCTS, INC.
Notes to Financial Statements
(Unaudited)

NOTE 4 - RECENT ACCOUNTING PRONOUNCEMENTS (Continued)

In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities - including an amendment of FAS 115 ("SFAS 159").  SFAS 159 allows companies to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value.  Unrealized gains and losses shall be reported on items for which the fair value option has been elected in earnings at each subsequent reporting date.  SFAS 159 also establishes presentation and disclosure requirements.  We are continuing to evaluate the desirability of adopting SFAS 159.  SFAS 159 was effective for fiscal years beginning after November 15, 2007 and will be applied prospectively.  The Company has elected not to adopt SFAS 159.

In December 2007, the FASB issued SFAS 141(R), "Business Combinations," ("SFAS 141(R)") and SFAS 160, "Noncontrolling Interests in Consolidated Financial Statements," ("SFAS 160").  These standards were designed to improve, simplify and converge internationally the accounting for business combinations and the reporting of noncontrolling interests in consolidated financial statements.  SFAS 141(R) requires an acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information needed to evaluate and understand the nature and financial effect of the business combination.  SFAS 160 requires all entities to report noncontrolling (minority) interests in subsidiaries as equity in the consolidated financial statements.  SFAS 160 also eliminates the diversity that currently exists in accounting for transactions between an entity and noncontrolling interests by requiring they be treated as equity transactions.  SFAS 141(R) and SFAS 160 became effective for fiscal years beginning after December 15, 2008.  The adoption of these pronouncements did not have a material impact on the Company's financial position or results of operations.

In April 2008, the FASB issued EITF 07-05, Determining whether an Instrument (or Embedded Feature) Is indexed to an Entities Own Stock ("EITF 07-05").  The cashless exercise provision of the Company's Series A, B and C warrants as well as an exercise price protection feature that expires at December 31, 2009 caused the reclassification of the warrants from equity to a liability based on fair value of the warrants at January 1, 2009.  The cumulative effect of this change in accounting for these warrants was reflected as of the opening balance sheet as of January 1, 2009. It was adjusted to market at March 24, 2009 for warrants exchanged for Series C preferred stock by two Series A preferred stockholders and at March 31, 2009 for the remaining Series A and B warrants then outstanding (See Note 10).

Certain amounts in the 2008 financial statements have been reclassified to conform with classifications used to prepare the 2009 financial statements.  These reclassifications had no material impact on the Company’s financial position, results of operations, or cash flow as previously reported.

NOTE 5 – INVENTORY

The Company discontinued the sale of its legacy product, Needlyzer™ in 2004 and is continuing to liquidate its inventory completely.  A customer that expressed interest in purchasing the remaining inventories from the Company purchased 72 devices and related equipment in 2006 and an additional 75 units in 2007.  The Company had previously reduced the value of this inventory from its original cost to an amount equivalent to its estimated net realizable value less all applicable disposition costs that resulted in a write down of the inventory from its original cost in 2004 of $394,474.

In the third quarter of 2008, the Company reevaluated its inventory of Needlyzer™ units.  Several units were determined to be scrap or were unsalable.  Non saleable or incomplete units were scrapped or written off.

The Company discontinued the sale of its other legacy product, Safemate™ as of the second quarter 2008.  All remaining inventory was scrapped and written off in 2008.

MEDPRO SAFETY PRODUCTS, INC.
Notes to Financial Statements
(Unaudited)

NOTE 6 – INTANGIBLE ASSETS

The Company’s intangible assets consist primarily of intellectual properties (medical device patents) that give the Company the right to produce and exploit, commercially, certain medical devices.  To date, none of the existing patents have generated revenue.  The Company expects to begin deliveries of its Vacuette products in the second half of 2009.  Marketing may be delayed until late March due to product ageing studies and sterilization testing requirements.  These various patents include two Vacuette models with a cost of $2,525,425 and the Key-Lok™ patent at $489,122.

In September 2008, the Company acquired the patent rights to the Syringe Guard and Prefilled ("SGPF") products from SGPF, LLC, a limited liability company wholly owned by the Company’s Chairman and CEO.  The cash portion of the purchase price was $3,345,000. An additional 690,608 shares of common stock will be issued to SGPF, LLC if the Company achieves certain revenue milestones from SGPF product sales or certain other conditions or events trigger payment of the share-based component. The Company also assumed the obligation to pay the quarterly technology transfer payments remaining on the SGPF products, which then totaled $1,500,000.  The Company recorded the purchase at $4,845,000, equal to the cash paid plus the debt assumed.  The cost of the purchase will increase if the conditions for the contingent issuance of shares are satisfied.

The Company also entered into an agreement with Visual Connections, Inc. to acquire a winged infusion active safety sheathing system.  We have signed a product development agreement for the blood draw model of this product, which provides for 75,000,000 units to be sold under a minimum volume contract over a six year period.  We agreed to pay $1,250,000 as technology transfer payments.

The following schedule shows the Company’s payment obligations to Visual Connections as of March 31, 2009 with respect to both the SGPF and winged blood collection technologies:

Quarter	SGPF	Wing	Payable at 3/31/09

2009
Second	$250,000	$250,000	$500,000
Third	250,000	250,000	500,000
Fourth	250,000	250,000	500,000
2010
First	250,000	—	250,000

Total	$1,000,000	$750,000	$1,750,000

Amortization expense also includes the annual charge off of prepaid loan fees of $41,772 per year.

Estimated future amortization of these intangibles for future twelve month periods ended on March 31 is as follows:

12 Months Ending March 31,	Amount

2010	$599,065
2011	$1,839,225
2012	$1,825,411
2013	$1,821,909
After 3/31/14	$3,110,982

MEDPRO SAFETY PRODUCTS, INC.
Notes to Financial Statements
(Unaudited)

NOTE 7 – NOTES PAYABLE TO AND ADVANCES FROM SHAREHOLDERS

Notes payable to and advances from shareholders represent loans and advances received from officers, directors, shareholders and entities they control. They were comprised of the following:

	March 31, 2009	December 31, 2008

Short term advances with no stated terms settled in the ordinary course of business	$241,005	$1,656

Demand and promissory notes with varying interest rates, conversion features and accrued compensation	46,154	468,445

Less amounts reflected in accounts payable	(241,005)	(86,768)
	$46,154	$383,333

Short term advances were owed to various related parties including a company controlled by our Chairman for unsettled advances and services.

Demand and promissory notes payable to related parties at December 31, 2008 included $85,112 of accrued back pay included in accounts payable.  Of this amount, our Chief Operating Officer was due $68,420 and $16,692 was due to another employee.  The remaining $383,333 of the notes payable is comprised of accrued management fees of $87,500 due to our Chairman, an accrued loan guarantee fee of $250,000 due to our Chairman, and accrued management fees of $45,833 due to our Chief Operating Officer. As of March 31, 2009, the Company owed the Chief Financial Officer $46,154 for a pay adjustment effective January 1, 2009 and a bonus payable March 31, 2009 of a total of $46,154.

There was a contingent share-based purchase price component due SGPF, LLC a single member limited liability company owned by the Company Chairman.  This amount has not been recorded since milestones necessary for payment have not been achieved.

NOTE 8 – RELATED PARTY TRANSACTIONS

Total accounts payable to officers and employees of the Company, including accrued management fees of $133,333 in 2008, totaled $470,101 at December 31, 2008.  These amounts do not include the contingent issuance of shares to SGPF, LLC, a company owned by MedPro’s Chairman and CEO, and the assumption of future technology transfer payments in connection with our purchase of the SGPF technology in September 2008, which is discussed in Note 6.

On March 6, 2008, the Company entered into a consulting agreement with SC Capital Partners, LLC to assist it with future capital requirements, strategic financial planning and support of the Company’s efforts to build shareholder liquidity.  The agreement calls for a retainer of $15,000 per month, plus out-of-pocket expenses, beginning March 6, 2008, the date of execution.  The agreement may be terminated by the Company with appropriate notice or upon satisfaction of the goals of the agreement.  The agreement also contains certain fees for future capital transactions.  Warren Rustand, a Director of the Company, is a principal of SC Capital Partners, LLC.

As of March 31, 2009 total accounts payable to employees and officers totaled $1,005 included in accounts payable, for employee expenses reimbursements, $46,154 in accrued compensation to the Company Chief Financial Officer and $240,000 due to SC Capital Partners as issuance costs for the exchange of Vision warrants and cash for preferred Series C stock.  There were no other amounts payable to employees or related parties.

MEDPRO SAFETY PRODUCTS, INC.
Notes to Financial Statements
(Unaudited)

NOTE 9 – LONG-TERM DEBT

Long-term debt at March 31, 2009 and December 31, 2008 was as follows:

	March 31, 2009	December 31, 2008
Term loan, interest payable at prime plus 2%, monthly principal payments of $138,889 beginning June 2008, maturing August 1, 2011, collateralized by an assignment of intellectual properties	$3,611,111	$4,027,777

Revolving line of credit, interest at prime plus 2%, payable monthly beginning in April 2007, due April 1, 2009	—	1,498,475

Term loan, interest at 3.65% payable monthly, maturing March 31, 2010, secured by $1,500,000 interest bearing deposit account.	1,500,000	—

Draw loan, interest payable at 7.5%, monthly payments of principal and interest of $10,000 due through July 23, 2010, secured by certain inventory of the Company and personally guaranteed by its Chairman, CFO and two other shareholders	320,312	343,843

	5,431,423	5,870,095

Less: current portion	3,266,012	3,262,660

Long-term portion	$2,165,411	$2,607,435

The revolving line of credit, as amended in November 2008, permits the Company to draw up to $1,500,000.  The credit agreement was also amended in 2008 to remove financial covenants and include cross-collateral agreements and a pledge of intangible assets.  The revolving line of credit facility was paid in full on March 31, 2009 through a new one year term note with Traditional Bank, Inc.

The following table summarizes the maturities of long-term debt:

12 month periods ended March 31,
2010	$3,266,012
2011	1,773,725
2012	391,686

Total	$5,431,423

NOTE 10 – SHAREHOLDERS’ EQUITY

The Company is authorized to issue 90,000,000 shares of common stock with a par value of $0.001 per share, and 10,000,000 shares of preferred stock with a par value of $.01 per share, which is issuable in series.  Of the 10,000,000 shares of preferred stock authorized, 6,668,229 shares are designated as Series A Convertible Preferred Stock ("Series A Stock"), 1,493,779 shares are designated as Series B Convertible Preferred Stock ("Series B Stock") and 1,571,523 shares are designated as Series C Convertible Preferred Stock ("Series C Stock").

MEDPRO SAFETY PRODUCTS, INC.
Notes to Financial Statements
(Unaudited)

NOTE 10 – SHAREHOLDER’S EQUITY (Continued)

At March 31, 2009, the Company’s issued and outstanding shares consisted of 13,320,391 shares of common stock, 6,668,229 shares of Series A Stock, 1,493,779 shares of Series B Stock, and 1,571,523 shares of Series C Stock.  In addition, warrants to purchase 1,559,340 shares of common were outstanding at March 31, 2009.

In the private placement to four investment funds completed on December 28, 2007, MedPro issued a total of 6,668,229 shares of Series A Stock and warrants to purchase a total of 25,286,692 shares of common stock.  Our reverse merger with Dentalserv.com as of that date was a condition to the purchase of the preferred stock and stock purchase warrants under the terms of the preferred stock purchase agreement with these institutional investors.

The Series A Stock has 5% cumulative dividends, based on the termination value of the preferred at the issue date, payable in the event of liquidation, dissolution and certain other events.  The Preferred Stock is also convertible, at the option of the holder, at any time into an equal number of shares of the common stock of the Company, subject to adjustment.  As of March 31, 2009, if the Company were to liquidate, dissolve or engage in certain other transactions, the Company would owe the Preferred Shareholders a liquidation preference dividend of $759,508.  This amount has not been recorded in the financial statements.

In accounting for the conversion feature embedded within the Series A Stock, the Company considered FASB SFAS 133, Accounting for Derivative Instruments and Hedging Activities; EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company’s Own Stock; EITF 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Features; and EITF 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments.  Based on an analysis of this accounting literature described in Note 10 to its audited financial statements, the Company concluded that the embedded conversion option would not be separately accounted for as a derivative liability from the Series A Stock because it can only be settled in shares of the Company’s own stock.  The Company recorded a deemed dividend in accordance with this guidance in the amount of $3,975,120 by increasing the retained deficit and increasing additional paid in capital.  This amount was determined based on the relative estimated fair value of the embedded conversion feature in the preferred shares and the detachable warrants.

The Company’s original four Series A Stockholders were issued one Series "A" warrant and one Series "B" warrant for each of the 6,668,229 shares of preferred stock they held.  In addition, for making a total investment of at least $5 million, one Series A Stockholder also received one "J" warrant and one "C" warrant for each of the 5,975,116 shares of preferred stock it held.  See Note 10 to the notes to the audited financial statements included in the Company’s annual report on 10-K for a description of the rights of the four series of warrants issued with the Series A Stock.  See Note 13 for details on the valuation of these warrants pursuant to the Black-Scholes method.

The Company also issued Series AA warrants to purchase 533,458 common shares to SC Capital Partners, LLC for $1.81 per share as compensation for financial advisory services in connection with the December 28, 2007 private placement.  The terms of these warrants are comparable to the terms of the "A" warrants and expire on December 28, 2012.  None of the AA warrants have been or are eligible to be exercised as of the date of the financial statements.

On August 18, 2008, Vision Opportunity Master Fund, Ltd. ("VOMF"), then the sole holder of J warrants, and the Company amended the J warrants to give VOMF the right to purchase 1,493,779 shares of newly designated Series B Convertible Preferred Stock ("Series B Stock") at a purchase price of $8.72.  The J warrants originally had given the holder the right to purchase 5,975,116 shares of common stock at a purchase price of $2.18.  VOMF and its affiliate Vision Capital Advantage Fund, LP ("VCAF", to whom VOMF transferred a portion of its holdings in September 2009) exercised the J warrants in full in September and October 2008, and the Company received $13,025,000 in cash for the issuance of 1,493,779 shares of Series B Stock.

Each share of Series B Stock converts into 4 shares of common stock at the present conversion price of $2.18 per share, which is subject to adjustment.  The Series B Stock ranks equal to the Company’s common stock, but ranks junior to the Series A Stock and to our indebtedness.  If the Company declares dividends, the Series B Stockholders will receive dividends on a pro rata basis with the common stockholders.  Upon liquidation, dissolution or winding up of the Company, the holder of Series B Stock is entitled to an amount equal to the amount distributable per share of common stock multiplied by the number of shares of common stock into which the Series B Stock can be converted.  The Series B Stock has no general voting rights.

MEDPRO SAFETY PRODUCTS, INC.
Notes to Financial Statements
(Unaudited)

NOTE 10 – SHAREHOLDER’S EQUITY (Continued)

In March 2009, VOMF and VCAF exercised a portion of their Series C Warrants for cash totaling $3,000,000 and exchanged the balance of their Series C Warrants plus all of their Series A and Series B Warrants for shares of newly designated Series C Convertible Preferred Stock ("Series C Stock"). The two funds acquired 1,571,523 shares of Series C Stock as a result of the warrant exercise and exchange.

Each share of Series C Stock is convertible into 10 shares of common stock, which ratio is subject to adjustment. The Series C Stock ranks equal to the Company’s Series B Stock and common stock, but junior to the Series A Stock and to our indebtedness.  If the Company declares dividends, the Series C Stockholders will receive dividends on a pro rata basis with the Series B Stockholders and the common stockholders. Upon liquidation, dissolution or winding up of the Company, the holder of Series C Stock is entitled to an amount equal to the amount distributable per share of common stock multiplied by the number of shares of common stock into which the Series C Stock can be converted. The Series C Stock has no general voting rights.

The exchange of warrants for Series C Stock was the equivalent of a cashless exercise of the warrants at an assumed market value of $13.00 per common share.  The warrant exercise and exchange reduced the total common share equivalents issuable upon the exercise of the warrants held by the two Vision Funds from 18,285,692 common shares to 15,715,230 common shares.

In April 2008, the FASB issued EITF 07-05, Determining whether an Instrument (or Embedded Feature) Is indexed to an Entities Own Stock, ("EITF 07-05").  The cashless exercise provision of the Company's A, B and C warrants, as well as  an exercise price protection feature that expires at December 31, 2009, required the reclassification of the warrants pursuant to EITF 07-05 from equity to a liability based on fair value of the warrants at January 1, 2009.  The warrants provide that the exercise price adjusts if the Company issues common stock at a lower price.  The warrants also authorize cashless exercise by the holder until such time as a registration statement for the shares underlying the warrants becomes effective.  The Company reduced Additional Paid in Capital by $6,321,081, increased Accumulated Deficiency by $35,081,115 and recorded a liability of $41,402,196 as of January 1, 2009 to reflect the cumulative effect of EITF 07-05.

The amount recorded as the cumulative effect of EITF 07-05 was determined by reference to the fair value of the warrants at January 1, 2009.  Approximately 1% of the Company’s outstanding common was freely tradable at January 1, 2009.  The thinly traded market for the Company’s shares at January 1, 2009, and the volatility of its trading price made the use of level one inputs (quoted market prices in active markets for the warrants or the Company’s shares) under SFAS 157 inappropriate.  (See Note 12 for a discussion of SFAS 157.)  The Company used average share prices in a Black-Scholes calculation using volatility inputs from similar companies and taking into account the time it would take for the market to absorb the influx of over 19,000,000 common shares underlying the warrants based on then current trading volumes.  As a result, some level two inputs, such as sales of warrants for cash, and some level three inputs, unobservable inputs developed using estimates and assumptions expected to be utilized by market participants, were used to determine fair value of the warrants for the derivative liability analysis.

After consideration of all the factors necessary to determine the value of the warrants as of January 1, 2009 for purposes of EITF 07-05 and SFAS 157 and the Company-specific issues regarding trading prices and trading volume, including the restricted status of nearly 99% of the Company’s common shares under Rule 144 through January 4, 2009, the following inputs were used to value the warrants. Share prices ranged from $7.88 at January 1, 2009 to $5.00 at March 24, 2009 and $5.50 at March 31, 2009. The January price was based on a trailing 20-day average from the first trade in 2009 due to an extremely thin market and price volatility. The Company used a 50% discount from these quoted values in the Black-Scholes calculation in order to more closely approximate the only observable input for the warrant values based on the exercise of the Series C warrants for $2.18 per common share equivalent in March 2009. Also considered was the expected inefficient market absorption of the common shares underlying the Series C preferred stock in the warrant exercise, reflecting the average daily trading volume of fewer than 700 shares during the first quarter of 2009. In addition, the Series C preferred issued in exchange for warrants in March 2009 as well as the 14,339,090 underlying shares of common stock cannot be transferred for one year, and are subject to additional "leak-out" transfer restrictions during the subsequent twelve months. The Company used comparable company volatility rates of 50% in January 2009 and 55% in March 2009. The discount rate was based on comparable term U.S. Treasury rates of 0.76% and 0.81%, respectively for January and March 2009.

MEDPRO SAFETY PRODUCTS, INC.
Notes to Financial Statements
(Unaudited)

NOTE 10 – SHAREHOLDER’S EQUITY (Continued)

In March 2009, two Series A preferred stockholders exchanged all of their Series A, B and C warrants, exercisable for a total of 18,285,692 common shares, for $3,000,000 of cash and a total of 1,571,523 shares of new Series C preferred stock.  Each Series C preferred share converts into 10 common shares, a ratio equivalent to $2.18 per common share.  The Company issued 137,614 shares of Series C preferred stock upon the exercise of a portion of the Series C warrants for the cash, plus an additional 1,433,909 shares of Series C preferred stock in exchange for all of the remaining Series A, B and C warrants held by the two stockholders.  A small number of common shares were issued in lieu of fractional shares of Series C preferred.  The liability for the warrants exchanged in March 2009 was recomputed using the Black-Scholes method with updated inputs and the difference was recorded as income from the decline in debt due to the reduction in fair value of the outstanding warrants at March 24, 2009 immediately before the exchange.  The valuation difference on these warrants was $21,237,919.  The Series C preferred shares were recorded at $17,901,129, the liability based on fair value at March 24, 2009 for the warrants exchanged, plus the $3,000,000 cash paid, or $20,901,129 before issuance costs of $240,000.

A total of 1,025,882 Series A and B warrants remained outstanding at March 31, 2009.  These warrants were originally recorded as a $2,263,147 liability at January 1, 2009.  Based on the market price of the common stock at March 31, 2009, the warrant liability decreased to $1,250,909, resulting in a gain of $1,012,238.

The cumulative effect of this change in accounting for the Company’s warrants was reflected as of the opening balance sheet on January 1, 2009 and was adjusted to market at March 24, 2009 for the warrants exchanged for Series C preferred shares and at March 31, 2009 for the remaining Series A and B warrants held by the Company's Series A preferred stockholders.  Total income recognized based on market value differences in the derivative liability of the warrants for the first quarter was $22,250,157.  The remaining derivative liability at March 31, 2009 was $1,250,909.

NOTE 11 – LEASE COMMITMENT WITH RELATED PARTY

The Company leases its office and storage facility in Lexington, Kentucky, under a non-cancelable operating lease with a related party.  On January 10, 2007, the Company signed a lease addendum that extended the term of the original 1998 lease through August 2012 with two five-year extension options.  The amended lease provides for lease payments of $3,500 per month from January 1, 2007, through July 31, 2007, and $6,500 per month from August 1, 2007, through January 31, 2008.  Beginning on February 1, 2008, the lease payment increased to $6,975 per month ($83,700 per year) for the remainder of the term when the Company increased its leased space by an additional 1,063 square feet.

Total lease expense was $20,925 and $20,450 for the three months ended March 31, 2009 and 2008, respectively.  Future minimum annual lease payments at March 31, 2009, were as follows:

12 month period ended March 31,
2010	$83,700
2011	83,700
2012	83,700
2013	34,875
Total	$285,975

MEDPRO SAFETY PRODUCTS, INC.
Notes to Financial Statements
(Unaudited)

NOTE 12 – STOCK OPTIONS AND STOCK PURCHASE WARRANTS

The Company’s original four Series A Stockholders were issued one Series A warrant and one Series B warrant for each of the 6,668,229 shares of preferred stock they held.  In addition, for making a total investment of at least $5 million, one Series A Stockholder (VOMF) also received one Series J warrant and one Series C warrant for each of the 5,975,116 shares of preferred stock it held.  See Note 11 to the notes to the audited financial statements included in our 2008 Annual Report of Form 10-K for a description of the rights of the four series of warrants issued with the Series A Stock and the values recorded for our warrants using the Black-Scholes method.

See Note 10 above for a description of the exercise of all of the Series J warrants and a portion of the Series C warrants by VOMF and its affiliate VCAF, and the exchange of the remaining Series A, Series B and Series C warrants held by VOMF and VCAF for preferred stock.

The Company also issued Series AA warrants to purchase 533,458 common shares for $1.81 per share as compensation for financial advisory services in connection with the sale of the Series A Stock and related warrants in December 2007.  The terms of the Series AA warrants are comparable to the terms of the Series A warrants and expire on December 28, 2012.  None of the Series AA warrants have been exercised as of March 31, 2009.  The Company has valued the warrants at $211,928 utilizing the Black-Scholes method.

On August 18, 2008, the Company adopted the MedPro Safety Products, Inc. 2008 Stock and Incentive Compensation Plan ("2008 Plan") and issued stock options to its directors and employees in the amounts and on the terms agreed upon in the September 2007 stock purchase agreement with the Series A Stockholders.  The Company’s employees, including its three executive officers, were granted a total of 2,800,000 options.  The two non-employee directors each were granted 100,000 options.  The options may be exercised at an exercise price of $1.81 per share only on the earliest of January 1, 2013, the date of the holder’s death or 100% disability, termination of employment or service as a director, and the date of a change in control of the Company.  Because the exercise price was less than market price of MedPro stock on the date of grant, the Company set a date certain for the exercise of the options in order to qualify for exemptions from excise taxes under IRS deferred compensation rules.  For more information, see the Company’s Form 8-K filed August 22, 2008, which includes the 2008 Plan.

The Company recorded unearned compensation expense of $14,580,000, or $4.86 per underlying share, for the grant of 3,000,000 employee and director stock options.  We valued the options according to the Black-Scholes model.  On the option grant date, MedPro’s common shares traded at $9.00 per share, which was also the median trading price for the 30 day period ending on the grant date.  However, we concluded that there was insufficient trading frequency and volume in MedPro’s shares to use the grant date trading price of the shares.  MedPro has 13,285,000 million shares outstanding, but in August 2008 only 134,000 were not restricted under SEC Rule 144 and freely tradable. An average of 1,481 shares traded each day during the 30 days ending on the option grant date, with a median of 200 shares. This period included seven trading days where no transactions occurred.

The $9.00 price per share was discounted by 16% to reflect a lack of liquidity arising chiefly because the options can be exercised only during a 30 day period during January 2013.  The 16% discount represents the estimated cost under the Black-Scholes model of a put option that would protect an investor from the decline in value of an appreciated security until restrictions on sale expire. Other assumptions used in the valuation included an expected option term of 2.48 years, volatility of 60% based on trading data of comparable public companies, and an equivalent bond yield of 2.5%.

MEDPRO SAFETY PRODUCTS, INC.
Notes to Financial Statements
(Unaudited)

NOTE 12 – STOCK OPTIONS AND STOCK PURCHASE WARRANTS (Continued)

The value of the options was further discounted to reflect the dilutive effect of the exercise of 3,000,000 options in a thin trading market. SFAS 123(R) provides that no adjustment for potential dilution is usually needed if the market for the underlying stock is reasonably efficient, because the potential dilutive effect of option exercises will be reflected in the market price.  However, an adjustment was warranted for the MedPro options because an efficient trading market for the underlying shares did not exist when only 1% of the shares then outstanding was publicly traded float.  The additional discount was determined through an iterative process based on the number of shares outstanding, the number of options, the value of the underlying shares and the value of the options. The unearned compensation is being charged to earnings over 24 months beginning on August 18, 2008 which coincides with the term of a noncompetition covenant included in the option agreement.  For the three months ended March 31, 2009, the Company recorded compensation expense of $1,822,500 for the options.  The balance of the unearned compensation totaled $10,064,250 at March 31, 2009.

NOTE 13 – DISTRIBUTION AGREEMENTS

On July 15, 2008, the Company entered into two Medical Supply Manufacturing Agreements with Greiner Bio-One GmbH, a division of Greiner Bio-One International AG, an international manufacturer and supplier of medical products with locations in Austria, Germany, Hungary, United States and Brazil as well as a worldwide distribution network.  The two agreements grant Greiner the right to manufacture, market and distribute MedPro’s Vacuette tube-activated and skin-activated blood collection systems and its winged blood collection set.  Each agreement extends for six years from the commencement of initial commercial manufacturing of the applicable product.

The July 2008 agreements required the Company to perform multiple revenue generating activities, which are independent and distinct phases of the project.

•
First, the Company provided services, preparing and delivering the production line design for the Vacuette devices and the initial design and pre-production plan for the Wing product.  The design plans include the design and specifications of the medical devices the lines would actually produce, thereby allowing a different contractor to use the plans to construct the production line.  The arrangements contemplated the design plans would be delivered by October 1, 2008, and the Company would earn a $1 million fee for design services when the distributor accepted each of the plans.

•
Second, the Company was to construct the production lines.  Payment was based on the estimated cost to manufacture the components and assemble the production line, plus a potential margin.  Installments were to become payable upon achievement of agreed-upon milestones.

•	Third, the Company granted an exclusive license to the distributor to manufacture and sell the product, for which the Company would receive a royalty per unit sold.

The July 2008 agreement for our tube-activated blood collection system and our skin activated blood collection device superseded and replaced a prior distribution agreement solely for the tube-activated blood collection system.  The July 2008 agreement provided that the Company would design, construct, complete and successfully test an initial automated production line ("IPL") for delivery at a mutually acceptable date not earlier than March 31, 2009.  Payment was to be made in three installments, beginning October 1, 2008 with the final payment due March 31, 2009.  MedPro also agreed to build a secondary automated production line approximately 24 months after completion of the IPL, depending on the distributor’s volume requirements, with the date for completion and delivery to be determined by the parties.  Payment for the second product line would be made in three installments, the first of which would be due upon initiation of the design review by the distributor.

The July 2008 agreement provides for production of a designated minimum number of units each year during the first five years of the agreement.  The distributor is obligated to pay the Company a production royalty per unit, totaling $33 million over this period. The distributor has the right to continue to manufacture the products and pay the production royalty in year six.

The July 2008 agreement for our winged blood collection set provided that the Company would produce an initial design plan for the product for review and the distributor’s approval by October 1, 2008.  Payment of the fee for design services was due upon delivery and acceptance of the initial design plan, at which time the Company was to initiate the construction of the production line.  Payment for the construction phase was to be made in three equal installments upon the achievement of certain milestones leading to validation of the final production line.

MEDPRO SAFETY PRODUCTS, INC.
Notes to Financial Statements
(Unaudited)

NOTE 13 – DISTRIBUTION AGREEMENTS (Continued)

The July 2008 agreement for the winged blood collection set also provides for production of a designated minimum number of units each year during the first five years of the agreement.  The distributor is obligated to pay the Company a production royalty per unit, totaling $10.8 million over this period.  The distributor has the right to continue to manufacture the products and pay the production royalty in year six.

In September 2008, the Company delivered the Vacuette automation plan and the initial Wing design plan and invoiced the distributor $2,700,000.  The Company recorded $1,000,000 of revenue for the service fee for the Wing design plan, $333,333 of revenue representing one-third of the fee for the Vacuette design plan, $158,000 of revenue based on construction costs incurred through September 30, 2008, and the $1,209,000 balance as deferred revenue representing an advance toward future construction costs.

In November 2008, the distributor informed the Company that it had decided to change the production lines to incorporate greater computerization and would modify the design plans and construct the production lines itself.  As the parties discussed how to formally modify their July 2008 agreements, they reached a final agreement in December 2008 that the Company (a) would retain the $2,700,000 paid under the initial agreements, (b) had fulfilled its obligations during the design phase of both contracts, and (c) would apply the $700,000 balance against its construction costs incurred on behalf of the distributor.  Reflecting this agreement, in its year-end financial statements, the Company reclassified $666,667 of the deferred revenue as the unpaid balance of its fee for design services, and recognized an additional $530,000 of revenue in the fourth quarter based on further construction costs. The parties are negotiating the final ownership and ultimate disposition of assets the Company acquired on behalf of the distributor.

MEDPRO SAFETY PRODUCTS, INC.
Notes to Financial Statements
(Unaudited)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and
Shareholders of MedPro Safety Products, Inc.:

We have audited the accompanying balance sheets of MedPro Safety Products, Inc. as of December 31, 2008 and 2007, and the related statements of operations, shareholders’ equity/(deficiency) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MedPro Safety Products, Inc. as of December 31, 2008 and 2007, and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Rodefer Moss & Co., PLLC

Knoxville, Tennessee
March 30, 2009

MEDPRO SAFETY PRODUCTS, INC.
Balance Sheets
December 31, 2008 and 2007

	December 31, 2008	December 31,2007
ASSETS
Current Assets
Cash	$11,636,843	$6,341,132
Accounts receivable, net of allowance of $15,837 for 2008	-	22,801
Note Receivable - Vision Opportunity Master Fund, Ltd		2,000,000
Inventory	288,414	545,956
Due from SGPF, LLC	-	24,089
Prepaid expenses and other current assets	9,350	2,026
Prepaid investor relation costs	228,660	-
Prepaid costs of automation equipment	452,855	200,000
Total current assets	12,616,122	9,136,004

Property and Equipment
Equipment and tooling	751,725	840,750
Leasehold improvements	114,831	44,764
Computers, network and phones	126,061	90,800
Furniture and fixtures	81,213	40,628
Trade show booth	7,341	7,341
	1,081,171	1,024,283

Less: accumulated depreciation	146,680	105,662

Property and equipment, net	934,491	918,621

Other Assets
Intangible assets	9,109,547	3,067,442
Conditional License Agreement	-	3,000,000
Deferred financing costs	97,489	139,261

Total other assets	9,207,036	6,206,703

Total assets	$22,757,649	$16,261,328

See notes to financial statements.

MEDPRO SAFETY PRODUCTS, INC.
Balance Sheets (Continued)
December 31, 2008 and 2007

	December 31, 2008	December 31,2007
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$261,325	$2,156,147
Accrued interest payable	34,276	539,549
Current portion of long term debt	3,262,660	2,358,089
Deferred revenue	464,900	-
Notes payable to and advances from shareholders	383,333	2,659,361
Current portion of technology transfer payments	2,000,000	-

Total current liabilities	6,406,494	7,713,146

Long-Term Liabilities
Notes payable - long term portion	2,607,435	4,569,192
Non-current portion of technology transfer payments	250,000	-

	2,857,435	4,569,192

Total liabilities	9,263,929	12,282,338

Shareholders’ Equity
Preferred stock $.01 par value: 10,000,000 shares authorized:
Series A Preferred
6,668,229 shares issued and outstanding. Liquidation preference $610,260 and $4,975, respectively.	66,682	66,682
Series B Preferred
1,493,779 and 0 shares issued and outstanding, respectively.	14,938	-
Common stock
$.001 par value; 90,000,000 shares authorized; 13,320,366 and 13,285,072 shares issued and outstanding, respectively.	13,320	13,285
Additional paid-in capital	43,667,689	27,628,366
Unearned share-based compensation	(21,885)	(21,885)
Accumulated deficit	(30,247,024)	(23,707,458)

Total shareholders’ equity	13,493,720	3,978,990

Total liabilities and shareholders’ equity	$22,757,649	$16,261,328

See notes to financial statements.

MEDPRO SAFETY PRODUCTS, INC.
Statements of Operations
For the Years ended December 31, 2008 and 2007

	For the Year Ended	For the Year Ended
	December 31, 2008	December 31, 2007
Sales
Needlyzer	$1,180	$34,656
Safe-Mate	17,948	63,393
Automation Services & Equipment	2,235,100	-
Total sales	2,254,228	98,049

Cost of Goods Sold and Automation	540,601	45,084

Gross profit	1,713,627	52,965

Operating Expenses
Salaries, wages, and payroll taxes (including share-based compensation of $2,693,250 and $0)	3,909,255	494,532
Qualified profit sharing plan	151,131	-
Advertising and promotion	204,286	-
Product development costs	425,344	115,345
Professional and insurance	1,616,254	471,860
General and administrative	634,954	802,047
Travel and entertainment	372,843	197,302
Depreciation and amortization	117,165	78,039
Other and loss on disposal of assets	202,494	-
Total operating expenses	7,633,726	2,159,125
Loss from operations	(5,920,099)	(2,106,160)

Other Income (Expenses)
Interest expense	(795,083)	(1,168,447)
Other income (expenses)	-	14,607
Income from debt forgiveness	113,069	-
Interest income	62,547	7,400

Total other income (expenses)	(619,467)	(1,146,440)

Provision for income taxes	-	-

Net loss	(6,539,566)	(3,252,600)

Preferred Stock:
Deemed dividend on embedded conversion feature	-	(3,975,120)
Net loss attributable to common shareholders	$(6,539,566)	$(7,227,720)

Net Loss per share
Basic and diluted net loss per share	$(0.49)	$(0.68)

Shares used in computing earnings per share

Weighted average number of shares outstanding - basic and diluted	13,285,168	10,579,301

See notes to financial statements.

MEDPRO SAFETY PRODUCTS, INC.
Statements of Shareholders’ Equity/(Deficiency)
For the Years ended December 31, 2008 and 2007

						Additional
	Common Stock		Preferred Stock		Unearned	Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Compensation	Capital	Deficiency	Total
Balance, December 31, 2006	10,360,494	$10,361	-	-	-	$11,048,327	$(16,479,739)	$(5,421,051)

Reverse split of common shares in merger with Vacumate LLC	(6,216,297)	-	-	-	-	-	-	-

Common shares issued to Vacumate LLC members in merger	6,216,297	-	-	-	-	-	-	-

Common shares issued in conversion of debt	216,347	216	-	-	-	309,764	-	309,980

Common shares issued for debtholder forbearance	7,641	8	-	-	-	(8)	-	-

Common shares issued for cash	700,272	700	-	-	-	749,300	-	750,000

Common shares of DentalServ.com shareholders assumed in the merger	1,406,387	1,406	-	-	-	(1,406)	-	-

Series A preferred shares issued for cash, net of issuance costs of $1,407,340	-	-	6,668,229	66,682	-	11,525,978	-	11,592,660

Common shares issued in connection with issuance costs of preferred stock	593,931	594	-	-	-	(594)	-	-

Common shares issued for future services	-	-	-	-	(21,885)	21,885	-	-

Deemed dividend on imbedded conversion feature in preferred stock	-	-	-	-	-	3,975,120	(3,975,120)	-

Net loss	-	-	-	-	-	-	(3,252,599)	(3,252,599)

Balance, December 31, 2007	13,285,072	13,285	6,668,229	66,682	(21,885)	27,628,366	(23,707,458)	3,978,990

Series B Convertible Preferred shares issued for cash	-	-	1,493,779	14,938	-	13,010,815	-	13,025,753

Options granted to employees and Directors	-	-	-	-	(14,580,000)	14,580,000	-	-

Earned portion of employee and director options	-	-	-	-	2,693,250	-	-	2,693,250

Unearned portion of share based compensation	-	-	-	-	11,886,750	(11,886,750)	-	-

Common shares issued in exchange for services	35,294	35	-	-	-	335,258	-	335,293

Net loss	-	-	-	-	-	-	(6,539,566)	(6,539,566)

Balance, December 31, 2008	13,320,366	$13,320	8,162,008	$81,620	$(21,885)	$43,667,689	$(30,247,024)	$13,493,720

See notes to financial statements.

MEDPRO SAFETY PRODUCTS, INC.
Statements of Cash Flows
For the Years ended December 31, 2008 and 2007

	December 31, 2008	December 31, 2007
Cash Flows From Operating Activities
Net loss	$(6,539,566)	$(3,252,599)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation	75,393	33,967
Amortization of financing costs	41,772	44,072
Write off of prepaid automation	200,000	-
Write down of inventory to lower of cost or market	294,877	-
Charge off of prepaid license fee to legal expenses	700,000	-
Stock issued for interest	-	99,880
Stock issued for services	335,293	-
Write down of intellectual property	-	300,000
Loss on abandonment of fixed assets	202,494	-
Share based compensation	2,693,250	-
Changes in operating assets and liabilities
Accounts receivable	22,525	(18,225)
Inventory	(37,336)	(30,943)
Other current assets	(686,732)	43,628
Accounts payable and accrued expense	(1,431,752)	1,325,116
Accrued interest payable	(105,272)	(36,673)
Net cash flows from operating activities	(4,235,054)	(1,491,777)

Cash Flows From Investing Activities
Advances (to)/from SGPF, LLC	24,089	(24,089)
Proceeds from cancellation/(payment for) license agreement	2,300,000	(3,000,000)
Purchase of intangible assets	(3,845,000)	(52,895)
Purchases of property, equipment	(293,756)	(635,153)
Net cash flows from investing activities	(1,814,667)	(3,712,137)

Cash Flows From Financing Activities
Shares issued for cash	-	750,000
Collection of notes receivable	2,000,000	-
Payment of bank fees	(150,000)	-
Proceeds from bank borrowings	5,975	1,317,500
Repayments on bank borrowings	(1,063,160)	(83,314)
Proceeds from notes payable to and advances from shareholders	61,778	(91,754)
Payments on notes payable to and advances from shareholders	(2,534,912)	-
Net cash from issuance of preferred shares	13,025,751	9,592,660
Net cash flows from financing activities	11,345,432	11,485,092
Net increase in cash	5,295,711	6,281,178

Cash at the beginning of the period	6,341,132	59,954

Cash at the end of the period	$11,636,843	$6,341,132

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$975,267	$1,255,240

Non-cash financing activities :
Accrual for purchase of intangible assets	$2,250,000	$-

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business – MedPro Safety Products, Inc ("MedPro" or the "Company) is located in Lexington, Kentucky and engages in the business of selling medical equipment that protects the public from needle stick injuries and enhances the safety of patients and medical professionals in the healthcare industry.  MedPro has developed and/or acquired proprietary and unique technology that management believes will deliver the highest level of risk reduction technology to the industry.

Unless indicated otherwise, share amounts have been adjusted to reflect the effect of the January 2007 merger with Vacumate LLC and the December 2007 merger with Dentalserv.com, both described below.

MedPro was originally incorporated in Kentucky in 1995 and changed its corporate domicile to Delaware in 1999.  On January 10, 2007, MedPro merged with Vacumate LLC, a limited liability company in which MedPro shareholders, including its Chairman, owned a controlling interest.  Vacumate LLC was formed in March 2003 to re-acquire patents for the Vacumate technology after the Company defaulted on its financial obligations under an earlier agreement to acquire the patents.  To retain the opportunity to develop the technology when it had limited capital resources, MedPro entered into an agreement to develop the Vacumate technology in exchange for a 40% interest in Vacumate LLC.

The January 2007 merger combined Vacumate LLC and the Company in a manner that gave the equity owners of each party value in the combined Company equivalent to the value held in each of the predecessor companies.  In the merger:

•
each of the 60 ownership units of Vacumate LLC held by owners other than MedPro converted automatically into approximately 103,651 shares of the common stock of the combined Company (totaling approximately 6,219,000 shares); and

•
each of the shares of MedPro common stock issued and outstanding immediately before the effective time was reduced to approximately 0.18 shares of the common stock of the combined Company(totaling approximately 4,419,000 shares).

On December 28, 2007, the Company completed a reverse takeover merger with Dentalserv.com ("DRSV"), a Nevada corporation with nominal assets and no active business whose shares were registered under the Securities Exchange Act, resulting in MedPro becoming a public company.  The reverse takeover merger was a condition to a concurrent $13 million investment by Vision Opportunity Master Fund, Ltd. ("VOMF") and three Sands Brothers Venture Capital Funds ("Sands Funds") under the terms of the preferred stock purchase agreement among MedPro and those purchasers.

The following transactions occurred concurrently in connection with the reverse takeover merger:
•	The approximately 5.6 million then outstanding common shares of DRSV were combined into approximately 1.4 million common shares in a 1-for-4 reverse stock split.
•	VOMF and the Sands Funds were issued a total of 6,668,229 shares of convertible preferred stock and warrants to purchase common shares for a purchase price of $13,000,000.
•	The 24,829,118 common shares owned by the MedPro shareholders immediately before the merger were converted into 11,284,696 shares of DRSV, and DRSV was renamed "MedPro Safety Products, Inc."

VOMF purchased 5,129,407 preferred shares and related warrants for $10,000,000 in cash and 1,025,881 preferred shares and related warrants for a $2,000,000 promissory note due March 31, 2008.  The Sands Funds purchased the remaining preferred shares and warrants for a total of $1,000,000 in cash.  VOMF paid its promissory note in full on March 3, 2008.

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

VOMF and the Sands Funds were issued one Series "A" warrant and one Series "B" warrant for each share of preferred stock they purchased.  Both the "A" and "B" Warrants have a five-year term expiring on December 28, 2012.  The "A" warrants are exercisable for 6,668,229 common shares at $1.81 per share and the "B" warrants are exercisable for 6,668,229 common shares at $1.99 per share.  VOMF was also issued Series "J" warrants exercisable for 5,975,116 common shares at $2.18 per share that expire on December 28, 2008, and Series "C" warrants, exercisable for 5,976,116 common shares at $2.18 per share, that expire on December 28, 2012.  The "C" warrant becomes exercisable only to the extent the "J" warrant is exercised.

In addition, for advisory services in connection with the transactions, SC Capital Partners, LLC was issued 593,931 common shares and a warrant to purchase 533,458 common shares and received a cash fee based on 8% of the $13,000,000 capital raised.  The initial installment of $880,000 was paid on December 28, 2007 and the balance of $160,000 was paid in March 2008 after VOMF paid the $2,000,000 note.  The warrant issued to SC Capital Partners is exercisable for $1.81 per share.

See Note 10 for details on the valuation of the various warrants.

The following table summarizes the transactions in which the Company issued common shares during 2006 and 2007:

Transaction	2006(1)	2007
	(# of shares)	(# of shares)
Shares issued for services (directors and officer fees)	204,524	-
Shares issued for debt	1,846,552	216,347
Shares issued for debtholder forbearance	-	7,641
Shares issued to acquire assets	727,549	-
Combination of shares in Vacumate merger (reverse stock split)	-	(6,216,297)
Issuance of shares in Vacumate merger	-	6,216,297
Shares issued for cash	-	700,272
Shares issued in Dentalserv.com merger	-	1,406,387
Shares issued as advisory fee	-	593,931

(1)	Share amounts for 2006 are presented before the effect of the Vacumate merger, in which each outstanding share was converted into .4 of a share.

Principles of Consolidation –The Company applies FIN 46(R), "Consolidation of Variable Interest Entities," and FASB 141 in its principles of consolidation. FIN 46(R) addresses arrangements where a company does not hold a majority of the voting or similar interests of a variable interest entity (VIE). Under FIN 46(R) a company must consolidate a VIE if it is determined that it is the primary beneficiary.

During the year ended December 31, 2006, substantially all of the equity interests of MedPro and Vacumate were held under common ownership.  MedPro also held a direct equity ownership of 40 percent of Vacumate and had provided all management functions for Vacumate under an agency agreement since Vacumate’s inception. The January 10, 2007 merger between MedPro and Vacumate was approved in principle by MedPro’s Board of Directors and the members of Vacumate on August 24, 2006 and approved by the shareholders of MedPro on January 10, 2007. As a result of the common management, ownership, and operations, the financial statements of MedPro include the accounts of both MedPro and Vacumate. Inter-company balances and transactions have been eliminated in consolidation.

On December 28, 2007, the Company completed a reverse takeover merger with DRSV, a Nevada corporation with nominal assets and no active business whose shares were registered under the Securities Exchange Act, resulting in MedPro becoming a public company.  The reverse takeover merger was a condition to a concurrent $13 million investment by VOMF and the Sands Funds under the terms of the preferred stock purchase agreement among MedPro and those purchasers.  MedPro was the survivor of the merger for accounting purposes, although the Delaware corporation went out of existence.  The reverse merger and investment by the VOMF and the Sands Funds were accounted for as capital transactions in which:

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

•	MedPro issued 1,406,387 shares of its common stock to the DRSV shareholders for the net monetary assets of the shell corporation;
•	MedPro issued 6,668,229 shares of convertible preferred stock and warrants to purchase 25,820,150 common shares to the investors for $13,000,000; and
•	MedPro issued 593,931 shares of common stock and warrants to purchase 533,458 shares of common stock and also paid $1,040,000 in cash as an advisory fee.

The warrants, which are exercisable at prices ranging from $1.81 to $2.18 per common share, were valued according to the Black-Scholes method, based on the assumptions described in Note 11.  MedPro also increased its retained deficit by $3,975,120 and increased additional paid in capital by the same amount effective on December 28, 2007 to reflect the intrinsic value of the right to convert the Series A Stock into common stock, as described in Note 10.  The $3,975,120 amount represents the difference between the liquidation value of the preferred stock and the value of the warrants.  Because the Series A Stock is convertible immediately upon issuance, the entire amount was charged to retained earnings as a deemed dividend and an increase to additional paid in capital.

Basis of Presentation – The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred recurring losses from operations, resulting in negative cash flows from operations and an accumulated deficit of $(30,247,024) at December 31, 2008. Management’s plan for the Company to meet its cash flow needs through the end of 2009 and to ultimately achieve profitability is discussed below.

The Company has historically depended on borrowings to fund operations.  See Notes 4, 5, and 7 for details of the Company’s debt. Its Chairman has personally guaranteed up to $5.8 million of the Company’s bank debt. In return, the Company agreed to pay its Chairman a $250,000 fee annually until the note is paid or the guarantee is released.  The guarantee fees have been expensed as incurred.

The Company received net proceeds of approximately $11.6 million in cash from its sale of preferred stock discussed above.  The Company has also entered into agreements with a European-based medical company providing for the distribution and sale of three of the Company’s blood collection safety products.  The agreement for two of the products provides for the sale of a minimum of 275 million units for approximately $33 million over a five-year period beginning when product shipments commence. The agreement for the third product provides for the sale of a minimum of 75 million units for approximately $11.2 million over a five-year period beginning when product shipments commence.

In September and October of 2008 the Company received proceeds of $13.0 million from the sale of Series B Preferred Stock to two preferred stockholders.  The Company also collected $2.3 million from the cancellation of its license agreement with an Australian company.  Finally, the Company received $2.7 million as fees and advances in connection with the services being performed in connection with the distributor of its blood collection products. Management believes these funds will provide adequate funding through 2009.

Accounting Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

Revenues and Costs Recognition – The Company historically derived its revenues from the sales of dental needles and needle destruction equipment.  Revenues in 2008 were derived from occasional sales of the needle destruction device and sales of safety dental needle through the first half of the year.  Revenues and accounts receivable under our contracts and within existing customer relationships are recognized when the price has been fixed, delivery has occurred and collectability is reasonably assured.  The Company expects to begin shipping the Vacuette® tube activated product and anticipates generating revenue from its tube-activated Vacuette® device during the fourth quarter of 2009.  Design and development issues have delayed production. The Company completed its ISO 13485 Quality Plan and Registration process was completed in 2008 and expects to complete a large validation and verification build of the tube activated product in June 2009.

In 2008, the Company recognized income from fees for design services paid under the terms of its two distribution agreements with a worldwide medical products company to manufacture and distribute MedPro’s Vacuette tube-activated and skin-activated blood collection systems and its winged blood collection set.  Each agreement extends for six years from the commencement of initial commercial manufacturing of the applicable product.  The parties entered into the agreements in July 2008.

The July 2008 agreements required the Company to perform multiple revenue generating activities, which are independent and distinct phases of the project.

•
First, the Company provided services, preparing and delivering the production line design for the Vacuette devices and the initial design and pre-production plan for the Wing product.  The design plans include the design and specifications of the medical devices the lines would actually produce, thereby allowing a different contractor to use the plans to construct the production line.  The arrangements contemplated the design plans would be delivered by October 1, 2008, and the Company would earn a $1 million fee for design services when the distributor accepted each of the plans.

•
Second, the Company was to construct the production lines.  Payment was based on the estimated cost to manufacture the components and assemble the production line, plus a potential margin.  Installments were to become payable upon achievement of agreed-upon milestones.

•	Third, the Company granted an exclusive license to the distributor to manufacture and sell the product, for which the Company would receive a royalty per unit sold.

The July 2008 agreement for our tube-activated blood collection system and our skin activated blood collection device superseded and replaced a prior distribution agreement solely for the tube-activated blood collection system.  The July 2008 agreement provided that the Company would design, construct, complete and successfully test an initial automated production line ("IPL") for delivery at a mutually acceptable date not earlier than March 31, 2009.  Payment was to be made in three installments, beginning October 1, 2008 with the final payment due March 31, 2009.  MedPro also agreed to build a secondary automated production line approximately 24 months after completion of the IPL, depending on the distributor’s volume requirements, with the date for completion and delivery to be determined by the parties.  Payment for the second product line would be made in three installments, the first of which would be due upon initiation of the design review by the distributor.

The July 2008 agreement provides for production of a designated minimum number of units each year during the first five years of the agreement.  The distributor is obligated to pay the Company a production royalty per unit, totaling $33 million over this period. The distributor has the right to continue to manufacture the products and pay the production royalty in year six.

The July 2008 agreement for our winged blood collection set provided that the Company would produce an initial design plan for the product for review and the distributor’s approval by October 1, 2008.  Payment of the fee for design services was due upon delivery and acceptance of the initial design plan, at which time the Company was to initiate the construction of the production line.  Payment for the construction phase was to be made in three equal installments upon the achievement of certain milestones leading to validation of the final production line.

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

The July 2008 agreement for the winged blood collection set also provides for production of a designated minimum number of units each year during the first five years of the agreement.  The distributor is obligated to pay the Company a production royalty per unit, totaling $10.8 million over this period.  The distributor has the right to continue to manufacture the products and pay the production royalty in year six.

In September 2008, the Company delivered the Vacuette automation plan and the initial Wing design plan and invoiced Greiner $2,700,000.  In applying the guidance in AICPA Statement of Position 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts", and the Financial Accounting Standards Board’s Emerging Issues Task Force No. 00-21, "Revenue Arrangements with Multiple Deliverables," to these arrangements, the Company accounted for the design phase as a short term arrangement and used the percentage of completion method for the construction phase.  The Company recorded $1,000,000 of revenue for the service fee for the Wing design plan, $333,333 of revenue representing one-third of the fee for the Vacuette design plan, $158,000 of revenue based on construction costs incurred through September 30, 2008, and the $1,209,000 balance as deferred revenue representing an advance toward future construction costs..

In November 2008, the distributor informed the Company that it had decided to change the production lines to incorporate greater computerization and would modify the design plans and construct the production lines itself.  As the parties discussed how to formally modify their July 2008 agreements, they reached a final agreement in December 2008 that the Company (a) would retain the $2,700,000 paid under the initial agreements, (b) had fulfilled its obligations during the design phase of both contracts, and (c) would apply the $700,000 balance against its construction costs incurred on behalf of the distributor.  Reflecting this agreement, in its year-end financial statements, the Company reclassified $666,667 of the deferred revenue as the unpaid balance of its fee for design services, and recognized an additional $530,000 of revenue in the fourth quarter based on further construction costs. The parties are negotiating the final ownership and ultimate disposition of assets the Company acquired on behalf of the distributor.

Cost of goods sold includes all direct production costs and shipping and handling costs.  General and administrative costs are charged to the appropriate expense category as incurred.

Accounts Receivable – As is customary in the industry, the Company does not require collateral from customers in the ordinary course of business.  Accounts receivable are stated at the amount management expects to collect from outstanding balances.  Management provides for probable uncollected amounts through a charge to earnings and a credit to the allowance for doubtful accounts based on its assessment of the current status of individual accounts.  An allowance for doubtful accounts of $15,837 was recorded at December 31, 2008. The Company does not accrue finance charges on its past due accounts receivable.  Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the allowance and a credit to accounts receivable.

Inventory – Inventory consists primarily of Needlyzer devices, which are carried at the lower of cost or market value on a first-in first-out basis.

Property and Equipment – Property and equipment are stated at cost less accumulated depreciation and amortization.  Depreciation and amortization for assets placed in service is provided using the straight line method over their estimated useful lives.  The cost of normal maintenance and repairs is charged against earnings.  Expenditures which significantly increase asset values or extend useful lives are capitalized.  The gain or loss on the disposition of property and equipment is recorded in the year of disposition.

Intangible Assets – Intangible assets consist principally of intellectual properties such as regulatory product approvals and patents. Intangible assets are amortized using the straight line method over the estimated period that they are expected to contribute to future cash flows.  We evaluate the recoverability of intangible assets periodically and take into account in-service date, timing of revenue generation, expected future revenue, and other events or circumstances that warrant revising estimated useful lives or indicate that impairment exists. As of December 31, 2008, management prepared a detailed forecast for internal use through 2013 by product line and market, based on assumptions it believed to be reasonable.  Forecasted revenues exceeded the carrying costs of our intangible assets by a substantial amount, on which basis management concluded that no impairment existed with respect to the Company’s intellectual property.  Amortization has been immaterial.

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

Management elected to charge off the $300,000 acquisition cost of the Safe-Mate intellectual property and patent in 2007.  The charge was recorded in General and Administrative expense on the Statement of Operations.  The product never achieved the level of commercial success hoped for by management and its patent protection expired in 2008.  Amortization of the Vacumate technology will begin when commercial shipments begin in late 2009.  Management believes that future revenue from an existing minimum volume contract for this product insures that the carrying value of this asset is not impaired.

We acquired the Key-Lok intellectual property in 2006.  We are currently preparing to market the product by making design improvements and addressing other issues we believe will enhance its appeal to potential customers.  In the absence of any sales, distribution arrangements, or units of production experience, management has not begun to amortize the Key-Lok asset at this time.  Management expects future revenue to be sufficient on the Key-Lok product to avoid any impairment adjustment as of December 31, 2008.

On August 24, 2007, MedPro entered into a Technology Development and Option Agreement with SGPF, LLC.  MedPro’s Chairman owns all of the equity units of SGPF, which was established to acquire technology underlying a family of prefilled safety syringe products (the "Blunt Technology") that MedPro believed had potential for successful commercialization, at a time when MedPro did not have the financial resources to acquire the technology and risked losing the opportunity to other interested parties.

When SGPF acquired the Blunt Technology, SGPF paid an initial transfer payment of $250,000 and agreed to pay the seller transfer payments totaling $2,750,000 in installments over three years beginning in 2007.  SGPF also agreed to pay a royalty of 5% of on the first $250,000 of adjusted gross sales of products using the Blunt Technology in any calendar year, and 4% of the adjusted gross sales of such products for the remainder of the year.

MedPro’s agreement with SGPF provides that MedPro will direct the development of the Blunt Technology with the objective of fully commercializing it as quickly as possible, and will pay up to $375,000 towards the cost of development.  MedPro also acquired the option to purchase the Blunt Technology from SGPF for the following purchase price:

•	$2,500,000 payable in cash to SGPF;
•	assumption of the $2,750,000 in patent transfer payments payable by SGPF, including reimbursement of any installments previously paid by SGPF; and
•	$2,500,000 payable in common stock to be issued to SGPF, based on a value of $1.81 per common share, which was the valuation agreed upon in MedPro’s agreement with its preferred stockholders.

MedPro also agreed to assume SGPF’s obligation to pay the royalties on sales of any products based on the Blunt Technology.  MedPro’s having the right to acquire the Blunt Technology was a significant consideration in our principal preferred shareholder’s decision to invest in the Company, and the principal preferred shareholder actively participated in negotiating the terms of the option.

On September 30, 2008, MedPro exercised the option to purchase the Blunt Technology.  The purchase price was amended to provide for $3,345,000 payable in cash and the contingent issuance of 690,608 shares of our common stock.  Our principal preferred stockholder initiated and participated in the renegotiation of the purchase price in connection with the its commitment to exercise the J warrants in exchange for Preferred Series B shares.   MedPro paid $1,113,444 of the cash portion of the purchase price before the end of September 2008 and the balance of $2,231,556 was paid in October.  The share-based portion of the purchase price becomes payable upon the collection of $5,000,000 in sales revenue from the products, the sale or license of all or part of the product to a third party or the change in control of MedPro.  We assumed the remaining $1,500,000 of patent payments that were due after the time we exercised our option.

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

In June 2008, MedPro entered into an agreement to acquire the patents, patent applications and related rights to the technology underlying the Vacuette Premium Winged Safety Blood Collection Set.  The seller transferred its interest to us upon execution of the agreement, and we paid an initial transfer payment of $250,000 shortly after we entered into our agreement with a customer for the production and distribution of the product.  We also agreed to pay transfer payments totaling $1,250,000 in five quarterly installments, which began in October 2008, as well as a royalty of 4% of the adjusted gross sales of the product.  The agreement also grants MedPro a right of first refusal to negotiate an agreement for the rights to commercialize any additional products of the seller in the future.

Our technology transfer obligations at December 31, 2008, relating to both the Blunt and winged blood collection technologies, were as follows:

Quarter	Blunt	Winged	Payable at 12/31/08

2009
First	$250,000	$250,000	$500,000
Second	250,000	250,000	500,000
Third	250,000	250,000	500,000
Fourth	250,000	250,000	500,000
2010
First	250,000	—	250,000

Total	$1,250,000	$1,000,000	$2,250,000

On December 31, 2007, the Company purchased an option for $3,000,000 from an Australian firm to negotiate an exclusive license agreement to market the firm’s safety syringes in the United States.  The Company recorded the option on its balance sheets until such time that the license was granted or the option payment was refunded.  In 2008, the parties agreed to terminate the license agreement.  The Australian firm refunded $2,300,000 and retained $700,000 as reimbursement for legal and related expenses incurred in connection with strategic initiatives between the two parties. The Company expensed the $700,000 as legal expenses.

Research and Development Costs – Research and development costs are charged to expense as incurred.  These expenses do not include an allocation of salaries and benefits for the personnel engaged in these activities.  Although not expensed as research and development, all salaries and benefits for the years ended December 31, 2008 and 2007, have been expensed.  The Company incurred no research and development costs during the years ended December 31, 2008 and 2007, respectively.

Advertising – Advertising costs are expensed as incurred.  The Company incurred $204,286 and $23,667 of such costs during the years ended December 31, 2008 and 2007, respectively.

Income Taxes –Income tax expense is provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes.  Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes.  The differences relate primarily to the effects of net operating loss carry forwards and differing basis, depreciation methods, and lives of depreciable assets. The deferred tax assets represent the future tax return consequences of those differences, which will be deductible when the assets are recovered.

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

Cash and Cash Equivalents – For the purposes of the Statements of Cash Flows, the Company considers cash and cash equivalents to be cash in all bank accounts, including money market and temporary investments that have an original maturity of three months or less.

Concentration of Credit Risk – From time to time during the years ended December 31, 2008 and 2007, certain bank account balances were in excess of federally insured limits.  The Company has not experienced losses in such accounts and believes it is not exposed to any significant credit risk on cash.

Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board ("FASB") issued Financial Interpretations ("FIN") 48, "Accounting for Uncertainty in Income Taxes," an interpretation of Statements of Financial Accounting Standards ("SFAS") No. 109, which clarifies the accounting for uncertainties in income taxes recognized in an enterprise’s financial statements.  FIN 48 requires that we determine whether it is more likely than not that a tax position will be sustained upon examination by the appropriate taxing authority.  If a tax position meets the more likely than not recognition criteria, FIN 48 requires the tax position be measured at the largest amount of benefit greater than 50% likely of being realized upon ultimate settlement.  This accounting standard was effective for fiscal years beginning after December 15, 2006.  The effect of adopting FIN 48 did not have a material affect on our financial position and results of operations.  Our open tax years include all returns filed for 2005 and later.

In September 2006, the staff of the SEC issued Staff Accounting Bulletin No. 108, "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements" ("SAB 108"). SAB 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of determining whether the current year’s financial statements are materially misstated. SAB 108 was effective for the Company’s fiscal year 2007 annual financial statements. The adoption of SAB 108 did not significantly impact our financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157").  This standard defines fair value, establishes the framework for measuring fair value in accounting principles generally accepted in the United States and expands disclosure about fair value measurements. SFAS 157 applies under other accounting standards that require or permit fair value measurements and therefore requires no new fair value measurement. SFAS 157 was effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. Adoption of SFAS 157 did not have a material impact on the Company’s financial statements.

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS 159"), which includes an amendment of SFAS 115. SFAS 159 allows companies to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value.  Unrealized gains and losses must be reported on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS 159 also establishes presentation and disclosure requirements.  SFAS 159 was effective for fiscal years beginning after November 15, 2007 and will be applied prospectively.  The Company elected not to adopt SFAS 159.

In December 2007, the FASB issued SFAS No. 141(R), "Business Combinations," ("SFAS 141(R)") and SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements," ("SFAS 160").  These standards were designed to improve, simplify and converge internationally the accounting for business combinations and the reporting of noncontrolling interests in consolidated financial statements.  SFAS 141(R) requires an acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information needed to evaluate and understand the nature and financial effect of the business combination.  SFAS 160 requires all entities to report noncontrolling (minority) interests in subsidiaries as equity in the consolidated financial statements.  SFAS 160 also eliminates the diversity that currently exists in accounting for transactions between an entity and noncontrolling interests by requiring they be treated as equity transactions.  SFAS 141(R) and SFAS 160 will be effective for fiscal years beginning after December 15, 2008.  The Company has not yet concluded what impact these new standards will have, if any, on its financial statements.

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 1 – NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

Certain amounts in the 2007 financial statements have been reclassified to conform with classifications used to prepare the 2008 financial statements.  These reclassifications had no material impact on the Company’s financial position, results of operations, or cash flow as previously reported.

NOTE 2 – ACQUISITIONS

On January 10, 2007, MedPro merged with Vacumate, LLC.  Because they were held under common control, MedPro and Vacumate reported their financial results as a single entity before the merger.

As described in Note 1, on December 28, 2007 the Company completed a reverse takeover in which it merged into Dentalserv.com, a Nevada public shell corporation formerly listed as DSRV on the over the counter bulletin board (OTCBB).  MedPro survived the merger for accounting purposes.  Accordingly, these financial statements reflect the historical operations of MedPro before the reverse merger, but the capital structure is that of Dentalserv.com, the corporation that legally survived the merger.  The surviving entity is listed as MPSP on the OTCBB.

NOTE 3 – INVENTORY

The Company’s inventory consists primarily of the Needlyzer product less an amount that is necessary to adjust inventory to its estimated net realizable value less all applicable disposition costs.  The Company recorded an additional write down of the Needlyzer inventory in 2008.  The entire Safe-Mate inventory was written off in 2008 and the product abandoned.  Write downs of our inventory amounted to $294,877 and $34,987 in 2008 and 2007, respectively.

NOTE 4 – NOTES PAYABLE TO AND ADVANCES FROM SHAREHOLDERS

Notes payable to and advances from shareholders represent loans and advances received from officers, directors, shareholders and entities over which they exert significant control. They are comprised of the following:

	2008	2007

Short term advances with no stated terms settled in the ordinary course of business	$1,656	$6,116

Demand and promissory notes with varying interest rates and conversion features	468,445	2,653,245

Less amounts reflected in accounts payable	(86,768)	0

	$383,333	$2,659,361

Short term advances consisted of $1,656 and $6,116 for December 31, 2008 and 2007, respectively, which were due to various related parties including a company controlled by our Chairman for unsettled advances and services.

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 4 – NOTES PAYABLE TO AND ADVANCES FROM SHAREHOLDERS (Continued)

Demand and promissory notes payable to related parties at December 31, 2008 included $85,112 of accrued back pay included in accounts payable.  Of this amount, our Chief Operating Officer was due $68,420 and $16,692 was due to another employee.  The remaining $383,333 of the notes payable is comprised of accrued management fees of $87,500 due to our Chairman, an accrued loan guarantee fee of $250,000 due to our Chairman, and accrued management fees of $45,833 due to our Chief Operating Officer.

Demand and promissory notes payable to related parties at December 31, 2007, included $235,000 payable to shareholders on notes bearing interest at varying rates of up to 20%.  All principal and unpaid interest on notes payable to these shareholders at December 31, 2007, was paid in early 2008. Other demand and promissory notes at December 31, 2007 include $74,912 owed to Baton Development, Inc., a company owned by Gary Peterson, a director, and accrued compensation payable to our Chairman and to our Chief Operating Officer totaling $133,333.  Baton Development was paid in full in 2008.  Notes payable also included a $60,000 payable for advances to DentalServ prior to the merger in 2007, which was written off in 2008.
The remaining balance of the promissory notes outstanding at December 31, 2007, was represented by a note payable to CRM Development Company ("CRM"), a company controlled by our Chairman.  As of that date, the outstanding principal of the CRM note totaled $2,150,000, and the Company had accrued $120,000 of interest.  On January 1, 2007, the outstanding principal balance of the note (then $2,000,000) began to bear interest at an annual rate at 6%.  During 2007, CRM loaned an additional $150,000 to the Company.  Penalty provisions required payment of an additional 10% of interest on the principal balance if the note is not repaid by December 31, 2007, and an additional 5% of interest every sixty days thereafter.  Our Chairman waived the imposition of any additional interest penalties.   The principal and all accrued interest on the note were paid in full in 2008.

NOTE 5 – RELATED PARTY TRANSACTIONS

The CRM note discussed in Note 4 above was issued on September 1, 2006 as part of a restructuring of the Company’s debt.  Before the restructuring, CRM had continually loaned money to the Company, provided services for the Company, paid various Company related expenses directly, guaranteed Company loans, and subsidized the office lease expense on behalf of the Company, which is located in a building owned by a partnership in which the Company’s Chairman is a partner.  Before September 1, 2006, all amounts advanced by CRM were recorded as book entry advances with no definitive repayment terms.  The balance of these advances totaled $3,188,363 at December 31, 2005.  CRM agreed to forgive amounts otherwise owed by the Company in exchange for 536,306 shares of common stock valued at $1,822,805 and the CRM note in the amount of $2,000,000.  The Company also recorded a contribution to paid-in capital to reflect the remaining $1,294,526 of advances forgiven by CRM.  During 2007, CRM loaned an additional $150,000 to the Company, increasing the principal amount of the CRM note to $2,150,000.

As part of the September 2006 debt restructuring, our Chairman agreed to personally guarantee the term loan and revolving line of credit under the Company’s credit agreement with a commercial lender, for which the Company agreed to pay him a $250,000 fee.

As a condition to our lender’s renewal and extension of our credit agreement in 2008, our Chairman agreed to maintain his personal guarantee of the term loan and revolving line of credit.  We agreed to pay him a $250,000 fee for maintaining the personal guarantee, which was accrued in 2008.

In addition to the transactions discussed above and in Note 4, the Company incurred interest expense on the indebtedness to shareholders totaling approximately $286,012 and $199,000 for the years ended December 31, 2008 and 2007, respectively.

On March 6, 2008, the Company entered into a consulting agreement with SC Capital Partners, LLC to assist it with future capital requirements, strategic financial planning and support of the Company’s efforts to build shareholder liquidity.  The agreement calls for a retainer of $15,000 per month, plus out-of-pocket expenses, beginning on the date of execution.  The agreement may be terminated by the Company with appropriate notice or upon satisfaction of the goals of the agreement.  The agreement also contains certain fees for future capital milestones achieved.  Warren Rustand, a director of the Company, is a principal of SC Capital Partners, LLC.

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 6 – INTANGIBLE ASSETS

The Company’s intangible assets consist primarily of intellectual properties (medical device patents) that give the Company the right to produce and exploit, commercially, certain medical devices. To date, none of the existing patents have been commercially exploited. The Company expects to begin delivering product in the late fourth quarter 2008 or the first quarter 2009. These various patents include Vacu-Mate Skin and Tube models with a cost of $2,525,425, the Key-Lok™ patent at $489,122, the syringe guard prefilled family of products at $4,845,000 and the Winged infusion set at $1,250,000.

Amortization expense also includes the annual charge off of prepaid loan fees of $41,772 per year.  Estimated future amortization of these intangibles is expected to consist of the following amounts for the twelve month periods ended on December 31:

12 Months Ending December 31,	Amount

2009	$83,862
2010	1,814,769
2011	1,835,854
2012	1,821,909
2013	1,821,909
After 12/31/13	1,828,731

NOTE 7 – LONG-TERM DEBT

Long-term debt at December 31, 2008 and 2007 consisted of the following:

	December 31, 2008	December 31, 2007
Payable to Fifth Third Bank, Term Loan, interest payable at prime plus 2%, monthly principal payments of $138,889 beginning June 2008, maturing August 1, 2011, collateralized by an assignment of intellectual properties	$4,027,777	$5,000,000

Payable to Fifth Third Bank, Revolving Line of Credit, Interest at prime plus 2%, payable monthly beginning in April 2007, due April 1, 2009	1,498,475	1,492,500

Payable to Whitaker Bank, Draw Loan, interest payable at 7.5% monthly payments of principal and interest of $10,000 due through July 23, 2010, secured by certain inventory of the Company and personally guaranteed by the Company’s Chairman, CFO and two other shareholders	343,843	434,781
	5,870,095	6,927,281
Less: current portion	3,262,660	2,358,089
Long-term portion	$2,607,435	$4,569,192

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 7 – LONG-TERM DEBT (Continued)

The revolving line of credit, as amended in November 2008, permits the Company to draw up to $1,500,000.  The credit agreement was also amended in 2008 to remove financial covenants and include cross-collateral agreements and a pledge of intangible assets .

The following table summarizes the maturities of long-term debt:

12 month periods ended December 31,
2009	$3,262,660
2010	1,771,756
2011	807,692
2012	27,987
Total	$5,870,095

NOTE 8 – SHAREHOLDERS’ EQUITY

The Company is authorized to issue 90,000,000 shares of common stock with a par value of $0.001 per share, and 10,000,000 shares of preferred stock with a par value of $.01 per share, which is issuable in series. Of the 10,000,000 shares of preferred stock authorized, 6,668,230 shares are designated as Series A Convertible Preferred Stock ("Series A Stock") and 1,493,779 shares are designated as Series B Convertible Preferred Stock ("Series B Stock"). At December 31, 2008, the Company’s issued and outstanding shares consisted of 13,320,366 shares of Common Stock, 6,668,229 Series A Stock, and 1,493,779 shares of Series B Stock. In addition, warrants to purchase 19,913,068 shares of common stock were outstanding at December 31, 2008.

In the private placement to four investment funds completed on December 28, 2007, and described in Note 1, MedPro issued a total of 6,668,229 shares of Series A Stock and warrants to purchase a total of 25,286,692 shares of common stock. The reverse takeover merger with Dentalserv.com as of that date was a condition to the purchase of the preferred stock and stock purchase warrants under the terms of the preferred stock purchase agreement with these institutional investors.

The Company’s original four Series A Stockholders were issued one Series "A" warrant and one Series "B" warrant for each of the 6,668,229 shares of preferred stock they held. In addition, for making a total investment of at least $5 million, one Series A Stockholder also received one "J" warrant and one "C" warrant for each of the 5,975,116 shares of preferred stock it held.  See Note 11 for a description of the rights of the four series of warrants issued with the Series A Stock and the valuation of these warrants pursuant to the Black-Scholes method.

By resolution dated August 18, 2008, the Company’s Board of Directors designated 1,493,779 of the unissued preferred shares as Series B Convertible Preferred Stock. On that date, Vision Opportunity Master Fund, Ltd. ("VOMF"), then the sole holder of J warrants, and the Company amended the J warrants to give VOMF the right to purchase 1,493,779 shares of Series B Stock at a purchase price of $8.72. The J warrants originally had given the holder the right to purchase 5,975,116 shares of common stock at a purchase price of $2.18.

VOMF transferred a portion of its common stock, Series A and Series B Preferred Stock and Series A, B, J and C warrants to an affiliate, Vision Capital Advantage Fund, LP ("VCAF") in August 2008.  During September and October 2008, VOMF and VCAF exercised all of the outstanding J warrants, purchasing 1,493,779 shares of Series B Stock for cash totaling $13,025,753.

Series A Convertible Preferred Stock

The following is a summary of the material rights, preferences, privileges, and restrictions of the Series A Convertible Preferred Stock.

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 8 – SHAREHOLDERS’ EQUITY (Continued)

Dividends
The Series A Stockholders are entitled to receive cash dividends at the rate of 5% of the stated liquidation preference amount ($1.81 per share). Dividends will be prorated for shares not outstanding for a full year.

Dividends are cumulative, and will only accrue and be payable upon any liquidation of the Company. Dividends on Series A Stock will be paid before dividends on any junior stock.

Liquidation Rights
Upon any liquidation of the Company, the holder of Series A Stock is entitled to receive $1.81 per share plus any accrued and unpaid dividends, before any amounts are paid on common stock or any junior stock.

Voting Rights
The Series A Stockholders have no voting rights, except that as long as there are 200,000 shares of Series A Stock outstanding, the affirmative vote of 75% of the Series A Stock is required for the Company to take the following actions:

•     To authorize the issuance of a series of stock ranking equal or senior to the Series A Stock with respect to liquidation rights.

•     To repurchase, redeem, or pay dividends on shares of common stock other than de minimus repurchases or contractual redemption obligations.

•     To amend the articles of incorporation or bylaws or to reclassify our outstanding securities in a way that materially and adversely affect the rights of Series A Stock.

•     To make any unauthorized distribution to the holders of stock junior to the Series A Stock.

• To voluntarily file for bankruptcy, liquidate assets or make an assignment for the benefit of our creditors. • To discontinue involvement in the Company’s current business.

Conversion Rights
The Series A Stock is convertible into shares of common stock at any time, in whole or in part, at the option of the holder. For each share of Series A Stock converted, the holder will be entitled to receive a number of shares of common stock equal to the quotient of: (1) $1.95, divided by (2) the conversion price in effect as of the date of the delivery of the holder’s notice of election to convert.

The conversion price is initially $1.95 per share, but is subject to adjustment for certain events, including stock splits, stock dividends, distributions, reclassifications or reorganizations. In addition, the conversion price is subject to adjustment if the Company issues additional shares of common stock or securities convertible into, or exchangeable for, common stock, in either case at a price per common share less than the conversion price then in effect. The conversion price adjustment does not apply to the issuance of shares in certain transactions identified in the certificate of designations unless the holder of the Series A Stock waives the restriction.

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 8 – SHAREHOLDERS’ EQUITY (Continued)

The Series A Stock cannot be converted into common stock if the conversion will result in the holder beneficially owning in the aggregate more than 9.9% of our common stock outstanding.

Buy-In Rights
If the Company fails to timely deliver common stock issuable upon conversion of  Series A Stock, and the holder is required to purchase common stock to deliver in satisfaction of a sale of the shares to have been issued upon the conversion, then the Company must pay the holder in cash the difference between the total purchase price the holder paid to acquire common stock to complete the sale and the amount obtained by multiplying (1) the number of shares of common stock issuable upon conversion of the Series A Stock times (2) the price at which the holder’s sell order for those shares was executed.

Redemption Rights
Upon the occurrence of a "major transaction," each holder of Series A Stock can require the Company to redeem all or a portion of the holder’s Series A Stock equal to 100% of the liquidation preference amount plus any accrued but unpaid dividends. The Company can elect to pay in shares of common stock, in which case the price per share will be based on the conversion price then in effect.

A "major transaction" includes consolidation or merger transactions that would result in a change of control of our company, the sale of more than 50% of our assets, or the purchase of more than 50% of the outstanding shares of our common stock.

Upon the occurrence of one of the triggering events listed below, each holder of Series A Stock can require the Company to redeem all or a portion of the holder’s Series A Stock at a price per share equal to 120% of the liquidation preference amount plus any accrued but unpaid dividends and liquidated damages.

Triggering events include:

(1)   Lapse of the effectiveness of the registration statement for 20 consecutive trading days, or unavailability of the registration statement for sale of MedPro common stock for 20 consecutive trading days and MedPro common stock cannot be sold in the public securities market, provided that the unavailability is not due to factors solely within the control of the holder of the Series A Stock.

(2)   Suspension from listing or trading on any one of, or the failure of MedPro’s common stock to be listed or traded on at least one of, the OTC Bulletin Board, the Nasdaq Capital Market, the Nasdaq Global Market, the New York Stock Exchange, Inc., or American Stock Exchange, Inc. for five consecutive trading days.

(3) Notice of our inability to convert Series A Stock into shares of common stock.

(4) Failure to comply with a conversion notice for 15 days.

(5) Deregistration of common stock so it is no longer publicly traded.

(6) Consummation of a "going private" transaction so that the common stock is no longer registered under the Securities Exchange Act of 1934.

(7)   Breach of a term of the purchase agreement or the certificate of designation or any other agreement delivered in connection with contemplated transactions that has a materially adverse effect and is not a curable breach of a covenant that continues for more than 10 business days.

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 8 – SHAREHOLDERS’ EQUITY (Continued)

For triggering events (1), (2), (3), and (7), the Company can elect to pay in cash or shares of common stock (the price per share is the conversion price then in effect). For (4), (5), and (6), the Company will redeem for cash.

See Note 11 regarding the classification of the Series A Stock as equity.
No Preemptive Rights
Except as noted in the following paragraph, a holder of Series A Stock will not have the right to subscribe for, purchase or receive any part of any new or additional shares of any class of our shares, or any of our debt securities convertible into shares, except for the holder’s conversion rights. Our board of directors will have the power to authorize the company to issue shares (other than Series A Stock) or debt securities on such terms and for such consideration as they deem advisable.

For one year following the effective date of the registration statement covering the resale of shares of common stock issuable upon the conversion of Series A Stock or the exercise of the related warrants, each Series A Stockholder will have the option to purchase up to its pro rata portion of all or a portion of the securities being offered in any subsequent  debt or equity financing on the same terms and conditions proposed by any third party. The right would not apply to shares issued to acquire patents for technology, under employee benefit plans and certain other corporate transactions.

If the Company were to liquidate, dissolve or engage in certain other transactions, the Company would owe the Preferred Shareholders a liquidation preference dividend.  The liquidation preference dividend amounts would have been $610,260 through December 31, 2008 and $4,975 through December 31, 2007.  These amounts have not been recorded in the financial statements.

The Company’s Series A Convertible Preferred Stockholders also hold Series "A" warrants and Series "B" warrants to purchase common stock, one warrant of each series for each of the 6,668,229 shares of preferred stock they hold.  In addition, for making a total investment of at least $5 million, one Series A Stockholder also received one "J" warrant and one "C" warrants for each of the 5,975,116 shares of preferred stock it holds.  See Note 11 for a description of the terms of these four series of warrants and details on how they have been valued under the Black-Scholes methodology.

Series B Convertible Preferred Stock

Each share of Series B Stock converts into 4 shares of common stock at the present conversion price of $2.18 per share, which is subject to adjustment. The Series B Stock ranks equal to the Company’s common stock, but ranks junior to the Series A Stock and to our indebtedness. If the Company declares dividends, the Series B Stockholders will receive dividends on a pro rata basis with the common stockholders. Upon liquidation, dissolution or winding up of the Company, the holder of Series B Stock is entitled to an amount equal to the amount distributable per share of common stock multiplied by the number of shares of common stock into which the Series B Stock can be converted. The Series B Stock has no general voting rights.

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 8 – SHAREHOLDERS’ EQUITY (Continued)

Registration Rights

The Company entered into a registration rights agreement with the Series A Stockholders that requires it to register their "registrable securities" with the SEC for public resale. "Registrable securities" are the shares of the Company’s common stock issuable upon the conversion of the Series A Stock and the exercise of the Series A, B, J and C stock purchase warrants.  In addition, shareholders who received shares in the December 28, 2007 reverse merger and did not sign lock-up agreements with the Series A Stockholders may have their shares included in the registration statement.  In both cases, however, shares cease to be registrable securities when they can be sold without restriction under Rule 144.  The material terms of the registration rights of the Series A Stockholders are as follows:

Resale Registration
The Company must (and did) file a registration statement within 60 days after closing, to register all registrable securities.  The registration statement also covers additional shares of common stock resulting from stock splits, dividends or other similar transactions with respect to the registrable securities.

The Company must use commercially reasonable efforts to promptly cause the registration statement to become effective and stay continuously effective, until the earlier of (i) the date when all registrable securities covered under the registration statement have been sold or (ii) the date when the registrable securities can be sold without any restriction pursuant to Rule 144 of the Securities Act.

Liquidated Damages
If the Company fails to file:
•    A request for acceleration of effectiveness of the registration statement within 3 business days after the SEC notifies us that a registration statement will not be reviewed; or
•    A subsequent registration statement if the original registration statement ceases to be effective before expiration of the effectiveness period; or

If the Company postpones or suspends the effectiveness of a registration statement for more than 60 days in the aggregate during any 360-day period; or

If trading in the Company’s common stock is suspended or if the common stock is no longer quoted on or is delisted from the OTC Bulletin Board (or other principal exchange on which the common stock is traded) for any reason for more than three business days in the aggregate;

Then the Company must pay liquidated damages to each Series A Stockholder equal to 1.5% of the holder's initial investment in the Series A Stock then held by the holder for each calendar month, or portion thereof, until the failure or breach is cured.  Liquidated damages will not exceed an aggregate of 20% of the amount of the holder's initial investment in the Series A Stock.

Piggy-Back Registrations

If the Company registers securities for an offering for sale (other than registrations in connection with the acquisition of a business or with employee benefit plans), then the Company must register the shares of its common stock issuable upon the conversion of Series A Stock or the exercise of warrants, upon the request of a Series A Stockholder.

Demand Registration Rights

Series A Stockholders may make a written request for registration of shares of common stock not previously registered that are issued upon the occurrence of a "major transaction" or "triggering event."  The Company must use reasonable best efforts to register the shares no later than 120 days after the holder's request and keep the registration statement continuously effective for as long as the holder shall request, but no later than the date that the shares of common stock may be offered for resale to the public without restriction pursuant to Rule 144.

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 8 – SHAREHOLDERS’ EQUITY (Continued)

A "major transaction" includes certain consolidation or merger transactions, the sale of more than 50% of the Company’s assets, or the purchase of more than 50% of the outstanding shares of the Company’s common stock.

"Triggering events" include:

(1) Lapse of the effectiveness of the registration statement for 20 consecutive trading days, or unavailability of the registration statement for sale of the Company’s common stock for 20 consecutive trading days and the Company’s common stock cannot be sold in the public securities market, provided that the unavailability is not due to factors solely within the control of the Series A Stock holder.

(2) Suspension from listing or trading on any one of, or the failure of the Company’s common stock to be listed or traded on at least one of, the OTC Bulletin Board, the Nasdaq National Market, the Nasdaq Capital Market, the New York Stock Exchange, Inc., or the American Stock Exchange, Inc. for 5 consecutive trading days.

(3) Notice of the Company’s inability to convert Series A Stock into shares of common stock.

(4) Breach of a term of the purchase agreement, the certificate of designation or any other agreement delivered in connection with the sale of the Series A Stock that has a materially adverse effect and is not a curable breach of a covenant that continues for more than 10 business days.

Expenses
The Company will bear all expenses of any registration described above, other than any underwriting, discounts, commissions, transfer taxes or fees incurred by the holders of registrable securities in connection with the sale of registrable securities.

Assignment	The registration rights of the holders of registrable securities can be assigned to the holders and subsequent successors and assigns.

The Company agreed to issue as of December 28, 2007, warrants to purchase 533,458 common shares to SC Capital Partners, LLC for $1.81 per share.  These warrants were compensation for financial advisory services in connection with the $13,000,000 Series A Stock sale.  The terms of these warrants are comparable to the "A" warrants and expire on December 28, 2012.  None of these warrants had been exercised as of December 31, 2008.

The Company has authorized the issuance of warrants to purchase up to 68,036 common shares for $1.99 per share as compensation for the publication of a research report about the Company in a medical device industry publication.  These warrants will not be issued until the report is published and will expire on December 28, 2012.

During the year ended December 31, 2008

On August 18, 2008, the Company adopted the MedPro Safety Products, Inc. 2008 Stock and Incentive Compensation Plan and issued 3,000,000 stock options to its directors and employees on the terms agreed upon in the September 2007 stock purchase agreement with the Series A Stockholders.  The stock option awards are described in Note 11.

In December 2008, the Company issued 35,294 shares of common stock as a portion of the compensation payable for investor relations advisory services.

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 8 – SHAREHOLDERS’ EQUITY (Continued)

During the year ended December 31, 2007:

In 2001, the Company issued 8% convertible notes that automatically convert into shares of common stock upon the completion of an equity financing that raises gross proceeds of $2 million.  The principal and accrued interest on the notes converted at a price equal to 74% of the price per share at which the shares are issued in the financing.  Upon the closing of the sale of the Series A Stock on December 28, 2007, the convertible notes then outstanding converted into a total of 216,347 shares of common stock at a conversion price equivalent to $1.43 per share.  The conversion price was 74% of the per share valuation of the common stock negotiated with the Series A Stockholders in connection with their investment.  One of the noteholders is a former director of the Company.

On May 10, 2007, the Company paid $472,983 in cash to retire a fifth convertible note, including accrued interest of $222,983, and also issued 7,641 shares to the holder for his forbearance on the past due outstanding balance of the note.  To raise the cash to retire this note, the Company issued a total of 516,474 shares on May 10, 2007, to three shareholders for $500,000, or approximately $0.97 per share.  The price per share was negotiated with the shareholders and reflected that the shareholders were investing cash, not converting outstanding debt.  One of the shareholders involved in these transaction is the father of the Company’s Chairman and CEO.

As part of the September 2006 debt restructuring, the Company’s Chairman and CEO agreed to personally guarantee the term loan and revolving line of credit under the Company’s credit agreement, for which the Company agreed to pay him a $250,000 fee.  The Chairman subsequently assigned the right to receive the fee to another shareholder, and on December 28, 2007, the shareholder exchanged the right for 183,798 common shares, or $1.36 per share.

Options to purchase 25,000 shares of common stock were outstanding at December 31, 2006. The options were issued as inducements for investors and shareholders to provide funding.  All of the 25,000 options expired unexercised during 2007.

NOTE 9 – INCOME TAXES

The Company incurred no current or net deferred income tax expense or benefit for the years ended December 31, 2008 and 2007.  Income tax expense (benefit) varies from the amounts expected by applying ordinary federal income tax rates to income before income taxes principally as a result of share-based compensation for 2008 and because the Company has provided allowances for the entire amount of its net operating losses for both 2008 and 2007.  Deferred income taxes reflect the net effects of temporary differences between the carrying amount of assets and liabilities for financial statement purposes and the amounts used for income tax purposes. The tax effects of temporary differences that give rise to significant portions of the deferred assets at December 31, 2008 and 2007 are presented below:

	2008	2007
Deferred tax assets (liabilities):
Fixed assets	$(34,734)	$97,951
Write off of intangible assets	(95,880)	0
Unearned share based compensation	860,763	0
Accrued interest payable	(18,224)	125,936
State deferred tax asset	1,102,151	782,094
Net operating loss carryforwards	5,158,871	4,207,979
Less: valuation allowance	(6,972,947)	(5,213,960)

Net deferred tax assets	$-	$-

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 9 – INCOME TAXES (Continued)

The Company had no net deferred tax liabilities as of December 31, 2008 and 2007.  As of those dates, the majority of its deferred tax asset consists of net operating loss carryforwards (tax effect) of $5,158,871 and $4,207,979, respectively, directly related to its total net operating loss carryforwards of $16,141,646 and $10,203,015, respectively. These net operating loss carryforwards begin expiring in 2015 and are entirely offset by valuation allowances of $(6,972,947) and $(5,213,960) as of December 31, 2008 and 2007, respectively.  In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets depends on the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income, and tax planning strategies in making this assessment.  Management believes it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Management has evaluated the positions taken in connection with the tax provisions and tax compliance for the years included in these financial statements as required by FIN 48.  The Company does not believe that any of its positions it has taken will not prevail on a more likely than not basis.  As such no disclosure of such positions was deemed necessary.

In 2008, the Company scrapped its remaining Safe-Mate inventory and took a loss of $42,445. We took additional write downs on our Needlyzer inventory amounting to $252,432 based on our determination of the lower of cost or market value. Since the tax treatment for these transactions mirrored the accounting treatment, no deferred taxes were reflected for these adjustments.

In 2007, management elected to adjust its Needlyzer inventory to the lower of cost or market basis for tax purposes in 2007, consistent with a financial statement position taken in 2004.  Management believes that future marketing efforts for the Needlyzer device will not result in commercially reasonable results and that for tax purposes the inventory should be written down to the net realizable value.  The effect of this adjustment in 2007 before valuation allowance on the net deferred tax asset for inventory is a reduction of $124,754 in deferred Federal income tax asset and an adjustment in the deferred state tax asset of $22,015 for a combined total effect of $146,769.  Since 100% of these deferred tax assets were previously reserved there has been no impact on either the tax provision on the income statement or the deferred tax assets on the balance sheet.

The cessation of marketing and shipping efforts in 2007 of the remaining Needlyzer inventory and the resulting write down for tax purposes is a permissible adjustment and tax position under the first in first out lower of cost or market approach to inventory valuation for tax purposes and management believes it will prevail in this adjustment upon examination.  Since 100% of this adjustment is part of a net operating loss carryforward, the impact may never be realized and has been reserved by valuation allowance.

As a result of its merger with DentalServ.com on December 28, 2007, the Company’s ability to utilize loss carryforwards from the former MedPro (the loss corporation and the acquired corporation for tax purposes) to offset taxable income will be limited by Internal Revenue Code Section 382.  Future utilization of net operating loss will be based on the long-term tax exempt rate at the date of merger applied against the value of the loss corporation.  The value of the loss corporation ($22,000,000) for purposes of the merger was established by arms-length negotiation.  The available net operating loss will be further adjusted by the recognition, for tax purposes, of built-in gains or losses as of the date of acquisition.

NOTE 10 – LEASE COMMITMENT WITH RELATED PARTY

The Company leases its office and storage facility in Lexington, Kentucky, under a non-cancelable operating lease with a related party.  On January 10, 2007, the Company signed a lease addendum that extended the term of the original 1998 lease through August 2012 with two five-year extension options.  The amended lease provides for lease payments of $3,500 per month from January 1, 2007, through July 31, 2007, and $6,500 per month from August 1, 2007, through January 31, 2008.  Beginning on February 1, 2008, the lease payment increased to $6,975 per month ($83,700 per year) for the remainder of the term when the Company increased its leased space by an additional 1,063 square feet.

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 10 – LEASE COMMITMENT WITH RELATED PARTY (Continued)

Total lease expense was $83,225 and $57,000 for the years ended December 31, 2008 and 2007, respectively.  Future minimum annual lease payments at December 31, 2008, were as follows:

12 month period ended December 31,
2009	$83,700
2010	83,700
2011	83,700
2012	55,800
Total	$306,900

NOTE 11 – STOCK OPTIONS AND WARRANTS

2008 Stock Option Awards

At December 31, 2007, the Company had no written or unwritten stock ownership or option plans for employees.  The September 2007 preferred stock purchase agreement among the Company and the Series A Stockholders authorized the Company to award rights to purchase 3,000,000 common shares to its management and employees at $1.81 per share, the agreed upon valuation of the Common Stock in the September 2007 agreement, under an employee stock option program.  At December 31, 2007, the terms of the purchase rights had not been established, nor had they been assigned or allocated to any members of management, directors or employees.

On August 18, 2008, the Company adopted the MedPro Safety Products, Inc. 2008 Stock and Incentive Compensation Plan ("2008 Plan") and issued stock options to its directors and employees in the amounts and on the terms agreed upon in the September 2007 stock purchase agreement with the Series A Stockholders.  The Company’s employees, including its three executive officers, were granted a total of 2,800,000 options.  The two non-employee directors each were granted 100,000 options.  The options may be exercised at an exercise price of $1.81 per share only on the earliest of January 1, 2013, the date of the holder’s death or 100% disability, termination of employment or service as a director, and the date of a change in control of the Company.  Because the exercise price was less than market price of MedPro stock on the date of grant, the Company set a date certain for the exercise of the options in order to qualify for exemptions from excise taxes under IRS deferred compensation rules.

The Company recorded unearned compensation expense of $14,580,000, or $4.86 per underlying share, for the grant of 3,000,000 employee and director stock options.  We valued the options according to the Black-Scholes model.  On the option grant date, MedPro’s common shares traded at $9.00 per share, which was also the median trading price for the 30 day period ending on the grant date.  However, we concluded that there was insufficient trading frequency and volume in MedPro’s shares to use the grant date trading price of the shares.  MedPro has 13,285,000 million shares outstanding, but in August 2008 only 134,000 were not restricted under SEC Rule 144 and freely tradable. An average of 1,481 shares traded each day during the 30 days ending on the option grant date, with a median of 200 shares. This period included seven trading days where no transactions occurred.

The $9.00 price per share was discounted by 16% to reflect a lack of liquidity arising chiefly because the options can be exercised only during a 30 day period during January 2013.  The 16% discount represents the estimated cost under the Black-Scholes model of a put option that would protect an investor from the decline in value of an appreciated security until restrictions on sale expire. Other assumptions used in the valuation included an expected option term of 2.48 years, volatility of 60% based on trading data of comparable public companies, and an equivalent bond yield of 2.5%.

The value of the options was further discounted to reflect the dilutive effect of the exercise of 3,000,000 options in a thin trading market. SFAS 123(R) provides that no adjustment for potential dilution is usually needed if the market for the underlying stock is reasonably efficient, because the potential dilutive effect of option exercises will be reflected in the market price.  However, an adjustment was warranted for the MedPro options because an efficient trading market for the underlying shares did not exist when only 1% of the shares then outstanding was publicly traded float.  The additional discount was determined through an iterative process based on the number of shares outstanding, the number of options, the value of the underlying shares and the value of the options.

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 11 – STOCK OPTIONS AND WARRANTS (Continued)

The unearned compensation is being charged to earnings over 24 months beginning on August 18, 2008.  The 24 month period coincides with the term of a non-competition covenant included in the option agreement. The Company recorded $2,693,250 of compensation expense for the period from August 18 through December 31, 2008. The balance of the unearned compensation is $11,886,750 at December 31, 2008.

Under SFAS 123(R), the requisite service period is usually the vesting period.  The options issued on August 18, 2008, are fully vested on the grant date because they can be exercised upon termination of employment or termination of service on the board of directors (as the case may be).  However, if employment were terminated immediately, the recipient would remain subject to a non-compete covenant in the award agreement during the 24 months following termination, which is an implicit service period other than the vesting period.

SFAS 123(R) requires consideration of the following: (a) all vesting and exercisability conditions; (b) all explicit, implicit, and derived service periods; and (c) the probability that performance or service conditions will be satisfied. In this case, the non-compete period is assumed to be the explicit requisite service period and management believes the probability of the service conditions being met is nearly 100 percent.

SFAS 123(R) requires that compensation cost be recognized on a straight-line basis over the requisite service period for each separately vesting portion or over the requisite service period for the entire award. In this case, the vesting period is immediate, therefore compensation expense can only be recognized for the entire award.

Stock option activity for 2008 may be summarized as follows:

	Shares	Average weighted exercise price
Outstanding at January 1, 2008	0	n/a
Granted	3,000,000	$1.81
Exercised	0	n/a
Expired/cancelled	0	n/a
Outstanding at year end	3,000,000	$1.81

The following table summarizes information about stock options outstanding and exercisable at December 31,
2008:

Weighted average exercise price	Options outstanding	Average weighted remaining contractual life (years)	Options exercisable

$1.81	3,000,000	4.083	none

Stock purchase warrants

The Company’s four preferred stockholders received one Series "A" warrant and one Series "B" warrant for each of the 6,668,229 shares of Series A Convertible Preferred Stock they purchased.  In addition, for making a total investment of at least $5 million, one preferred stockholder also received one "J" warrant and one "C" warrant for each of 5,975,116 shares of preferred stock it purchased on December 28, 2008.  The Series J Warrants were exercised in September and October 2008 for 1,493,779 shares of new Series B Convertible Preferred Stock, which is convertible into four common shares for each Series B preferred share.   The remainder of the A, B and C warrants have not been exercised.  The following is a summary of the rights of the four series of warrants issued with the Series A Stock:

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 11 – STOCK OPTIONS AND WARRANTS (Continued)

Series A Warrant	Entitles holder to purchase one share of common stock at a purchase price of $1.81 per share, 93% of the purchase price per share of Series A Stock.

Series B Warrant	Entitles holder to purchase one additional share of common stock at a purchase price of $1.99 per share, 102% of the purchase price per share of Series A Stock.

Series J Warrant
The Series J Warrant entitles the holder to purchase one share of Series B Stock at a purchase price of $8.72 per share.  Each share of Series B Stock, in turn, is convertible at the option of the holder into four (4) shares of common stock at a purchase price of $2.18 per share. These warrants were exercised in 2008.

Series C Warrant
Entitles the holder to purchase one share of common stock at a purchase price of $2.18 per share, 112% of the purchase price per share of Series A Stock.  The Series C Warrants become exercisable only if, and to the extent that, the corresponding Series J Warrant has been exercised.

Exercise Period	The Series A, Series B, and Series C Warrants may be exercised through December 28, 2012. The Series J Warrant were exercisable no later than December 28, 2008.

Adjustments to the Exercise Price and Number of Shares Available	The price per share and number of shares available under each series of Warrant is subject to adjustment in the following circumstances:

	•	the recapitalization, reorganization or reclassification of our company;
	•	the consolidation, merger or sale of our company;
	•	stock dividends, stock splits or reverse stock splits;
	•	or the issuance of additional shares of common stock or common stock equivalents, or other distributions made to the holders of common stock other than permitted issuances.

Exercise Price Protection
If before December 28, 2008, the Company issues shares of common stock at a price less than the conversion price per common share of the Series A Stock then in effect, the exercise price of the warrants of each series will automatically adjust to the lower price per common share.

Cashless Exercise
In lieu of exercising their warrants for cash, the holders of Series A, Series B, and Series C Warrants (but not the Series J Warrant) may make a cashless exercise of their warrants, and will receive a number of shares of common stock having a market value equal to the difference between the then-current market value of the number of shares for which the warrant is exercised and the exercise price for those shares.

Registration Rights	The warrant holders have the registration rights with respect to the shares of common stock issuable upon the exercise of their warrants described in Note 8, above.

Buy-In Rights
If the Company fails to timely deliver common stock issuable upon exercise of a warrant, and the holder is required to purchase common stock to deliver in satisfaction of a sale of the shares to have been issued upon the exercise, then the Company must pay the holder in cash the difference between the total purchase price the holder paid to acquire common stock to complete the sale and the amount obtained by multiplying (1) the number of shares of common stock issuable upon exercise of the warrant times (2) the price at which the holder’s sell order for those shares was executed.

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 11 – STOCK OPTIONS AND WARRANTS (Continued)

See the table below for details on the valuation of these warrants pursuant to the Black-Scholes method.

The Company agreed to issue Series AA warrants to acquire 533,458 common shares for $1.81 per share as of December 28, 2007.  The AA warrants were compensation for financial advisory services rendered by SC Capital Partners, LLC in connection with the $13,000,000 private placement.  The terms of the AA warrants are similar to the "A" warrants and expire on December 28, 2012.  The Company has valued the AA warrants at $211,928 utilizing the Black-Scholes method.

The Company is authorized to issue warrants to purchase up to 68,036 common shares for $1.99 per share as compensation for a research report to be published about the Company in a medical device industry publication.  These warrants will be issued only when and if the report is published and will expire on December 28, 2012. Utilizing the Black-Scholes method, the Company valued these warrants at $21,885 and reflected them as unearned compensation in its shareholder equity section.

In accounting for the conversion feature embedded within the Series A Stock, the Company considered FASB SFAS 133, Accounting for Derivative Instruments and Hedging Activities and EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company’s own stock. EITF 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Features, and EITF 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments.  Under this guidance, the classification of an issuer’s convertible preferred stock as permanent equity depends upon the issuer having control with respect to the manner of redemption of the convertible preferred stock.

The right of Series A Stockholders to redeem their shares arises first in the event of a consolidation or merger that would result in a change of control of the Company, the sale of 50% of its assets, or a purchase of 50% of the outstanding shares of the Company’s common stock.  Mergers, consolidations and asset sales require approval by the board of directors.  A third party could purchase 50% of the outstanding shares only from the Company directly or in a voluntary sale by one or more common shareholders. These circumstances, being characteristic of all equity, do not preclude classification as equity.

Of the other seven events triggering the right of Series A Stockholders to redeem their shares, four are events for which the issuer has the option to redeem in either cash or common shares.  The redemption ratio is fixed and adjusts only if the Company sells common shares at a price less than the price per share at which the preferred stock converts into common stock. In other words, the adjustments to the ratio are not of a dilutive nature that would generally give rise to liability treatment.

The other triggering events would occur only through purposeful actions by the Company or otherwise within its control.

•
As of December 31, 2008, the Company had 90,000,000 common shares authorized and 13,320,366 common shares issued and outstanding.  Therefore, the Company had a sufficient number authorized and unissued common shares to convert all of the preferred stock at the conversion ratio then in effect had a notice of conversion been presented as of that date, meeting the "current status" test of  EITF 00-19.

•	The deregistration of Company’s common stock is within its control;
•	The consummation of a going private transaction is within the Company’s control.

Based on the foregoing analysis, the Company concluded that the embedded conversion feature would not be separately accounted for as a derivative liability from the Series A Stock.

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 11 – STOCK OPTIONS AND WARRANTS (Continued)

In accordance with this guidance, the Company recorded a deemed dividend in the amount of $3,975,120 by increasing the retained deficit and increasing additional paid in capital by that amount effective on December 28, 2007 to reflect the estimated fair value of the embedded conversion feature in the Series A Stock. The $3,975,120 amount represents the approximately $0.60 difference per share between the $1.81 liquidation value per share of the preferred stock and the $1.21 per share value of the warrants.  This amount would normally be amortized over the period between the issue date and the conversion date, but because the Series A Stock is convertible immediately upon issuance, the entire amount was charged to retained earnings as a deemed dividend and an increase to additional paid in capital.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of subjective assumptions including the expected stock price volatility and appropriate adjustments for restrictions on exercising the options. Because our warrants have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, this model does not necessarily provide a reliable single measure of the fair value of its warrants.

Assumptions used in valuing all but the J warrants included an expected term of 2.5 years, volatility of 43.54%, and an equivalent bond yield of 4.36%. Assumptions used in valuing the J warrants included an expected term of 1.0 years, volatility of 36.57%, and an equivalent bond yield of 4.53%.

The following table summarizes the terms and values of the Company’s stock purchase warrants at December 31, 2008:

Warrant Holder	Exercise Price	Warrants Outstanding	Weighted Average Remaining Life	Shares Exercisable		Black-Scholes Valuation

VOMF A Warrants	$1.81	4,751,079	2.5 Years	4,751,079		$1,887,472

VCAF A Warrants	$1.81	1,404,209	2.5 Years	1,404,209		$557,853

VOMF B Warrants	$1.91	4,751,079	2.5 Years	4,751,079		$1,528,250

VCAF B Warrants	$1.91	1,404,209	2.5 Years	1,404,209		$451,683

VOMF C Warrants	$2.18	4,612,010	2.5 Years	4,612,010		$1,181,039

VCAF C Warrants	$2.18	1,363,106	2.5 Years	1,363,106		$349,063

Sands Funds A Warrants	$1.81	512,941	2.5 Years	512,941		$203,777

Sands Funds B Warrants	$1.99	512,941	2.5 Years	512,941		$164,994

AA Warrants	$1.81	533,458	2.5 Years	0		$211,928

Vendor Warrant	$1.99	68,036	2.5 Years	0		$21,885

December 31, 2008 Totals:

Exercisable at the end of the period, weighted average exercise price	$1.96	19,913,068	—	19,311,574		$6,557,944

Exercised in 2008:

VOMF J Warrant	$2.18	4,612,010	2.5 Years	4,612,010		$764,638

VCAF J Warrant	$2.18	1,363,106	2.5 Years	1,363,106		$225,993

December 31, 2007 Totals:

Exercisable at the end of the period, weighted average exercise price	$2.01	25,888,184	—	19,311,574	*	$7,548,575

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 11 – STOCK OPTIONS AND WARRANTS (Continued)

* C Warrants became exercisable only upon the exercise of the related J Warrants, which occurred in 2008. Therefore the total number of shares subject to exercisable warrants did not change between 2007 and 2008.

The Company recorded unearned non-employee compensation for services of $21,885 as of December 31, 2007. The five series of warrants issued in connection with the $13,000,000 preferred stock offering were non-compensatory as they were associated with raising capital and would yield approximately $36.4 million if all were exercised for cash.

NOTE 12 – EARNINGS PER SHARE

Basic earnings per share is based on the weighted average number of common shares outstanding. Diluted earnings per share is based on the weighted average number of common shares outstanding and all dilutive potential common shares outstanding.  See Note 11 for details of outstanding options and warrants. Because we have net losses for the periods presented, there is no dilutive effect and the basic and diluted loss per share are the same for all years presented.

NOTE 13 – EMPLOYEE BENEFIT PLAN

MedPro Safety Products, Inc. Defined Contribution Plan

The Company adopted a retirement savings 401(k) and profit-sharing plan covering substantially all employees. Employees may contribute up to 100% of their compensation, up to allowable limits, with the Company matching the first three percent and matching 50% of the next two percent of compensation under a safe harbor plan. The Company may make a discretionary contribution to the plan up to the maximum contribution allowable for a defined contribution plan. The Company’s discretionary contribution for 2008 was $138,518. The Company’s matching contributions for 2008 were $12,613.

MEDPRO SAFETY PRODUCTS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 13 – EMPLOYEE BENEFIT PLAN  (Continued)

Participants have full and immediate vesting in any deferrals and in any employer contributions.  Eligibility begins on the first day of the month coincident with or following the start of employment.  The employee must be 21 years of age to be eligible.  Employer contributions charged to expense for the years ended December 31, 2008 and 2007, were $151,131 and $0, respectively.  The plan was established on October 1, 2008.

NOTE 14 – SUBSEQUENT EVENT

On March 24, 2009, the Company entered into agreements with Vision Opportunity Master Fund and Vision Capital Advantage Fund in which the two funds agreed to exercise a portion of their Series C Warrants for cash totaling $3,000,000 and to exchange the balance of their Series C Warrants plus all of their Series A and Series B Warrants for shares of new Series C Convertible Preferred Stock. The two funds will together acquire 1,571,523 shares of Series C Stock as a result of the warrant exercise and exchange.

Each share of Series C Convertible Preferred Stock is convertible into 10 shares of common stock, which ratio is subject to adjustment. The Series C Stock ranks equal to the Company’s Series B Stock and common stock, but junior to the Series A Stock and to our indebtedness. If the Company declares dividends, the Series C Stockholders will receive dividends on a pro rata basis with the Series B Stockholders and the common stockholders. Upon liquidation, dissolution or winding up of the Company, the holder of Series C Stock is entitled to an amount equal to the amount distributable per share of common stock multiplied by the number of shares of common stock into which the Series C Stock can be converted. The Series C Stock has no general voting rights.

The exchange of warrants for Series C Stock is the equivalent of a cashless exercise of the warrants at an assumed market value of $13.00 per common share.  This transaction was intended to remove the uncertainty of the large overhang of 18,285,692 common shares issuable upon the exercise of the warrants. The warrant exercise and exchange will reduce the total common share equivalents issuable upon the exercise of the warrants held by the two Vision Funds from 18,285,692 common shares to 15,715,230 common shares.  In addition, the Company will receive cash proceeds of $3,000,000 from the exercise of a portion of the Series C warrants.